As filed with the Securities and Exchange Commission on September 12, 2013

Registration No. 333-190348

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CORNING NATURAL GAS HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	4923	16-0397420
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code)	Identification Number)

330 W. William St.

Corning, New York 14830

(607) 936-3755
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)

Michael I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

(607) 936-3755
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

With a copy to:

Deborah J. McLean, Esq.

John D. Moragne, Esq.

Nixon Peabody LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1307

Facsimile: (866) 947-0724

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is to be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [_]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-4 (the "Registration Statement") is being filed by Corning Natural Gas Holding Corporation ("Holding Company"), a newly formed New York corporation and wholly owned subsidiary of Corning Natural Gas Corporation ("Corning Gas"), in connection with the creation of a holding company structure for Corning Gas. Pursuant to the Agreement and Plan of Share Exchange ("Plan of Exchange") described in the proxy statement/prospectus forming a portion of this Registration Statement, upon satisfaction of the conditions precedent, including the approval of holders of 66 2/2rd % of the outstanding shares of common stock, par value $5.00 per share, of Corning Gas (the "Corning Gas Common Stock"), the outstanding Corning Gas Common Stock will be exchanged on a one-for-one basis for shares of common stock, par value $0.01 per share, of Holding Company (the "Holding Company Common Stock"). This Registration Statement registers the shares of Holding Company Common Stock issuable under the Plan of Exchange. The proxy statement/prospectus forming a portion of this Registration Statement is also filed as a preliminary proxy statement on Schedule 14A of Corning Gas.

Upon consummation of the Share Exchange, Holding Company will assume the obligations of Corning Gas to issue shares under the Corning Gas Dividend Reinvestment Plan and under the Corning Gas Amended and Restated 2007 Stock Plan, including upon exercise of options outstanding thereunder. This Registration Statement also registers the shares of Holding Company Common Stock issuable under the Dividend Reinvestment Plan and the Amended and Restated 2007 Stock Plan. This Registration Statement will be amended by a post-effective amendment on Form S-3 with respect to the shares of Holding Company Common Stock issuable under the Dividend Reinvestment Plan and by a post-effective amendment on Form S-8 with respect to the shares of Holding Corp Common Stock issuable under the Amended and Restated 2007 Stock Plan, including options outstanding thereunder on the date of the Share Exchange.

330 West William Street, Corning, New York 14830

September 24, 2013

Dear Fellow Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of Corning Natural Gas Corporation (the "Company" or "Corning Gas") to be held on October 30, 2013 at 10:00 a.m. at Corning Gas's headquarters, 330 West William Street, Corning, New York 14830.

At the meeting, shareholders will consider and vote on a proposal to form a holding company structure for Corning Gas through a stock for stock share exchange. We believe that the revised structure will provide Corning Gas with additional financial and regulatory flexibility needed to engage effectively in competitive businesses, while we continue to operate our regulated natural gas distribution business. The Board of Directors has unanimously approved a holding company structure for Corning Gas. In the share exchange transaction, if approved, Corning Gas will become a subsidiary of a holding company and holders of Corning Gas's common stock will become the holders of the holding company's common stock. The holding company will be named Corning Natural Gas Holding Corporation. Immediately after the consummation of the share exchange, Corning Gas will transfer to the holding company the shares of The Corning Natural Gas Appliance Corporation, Corning Gas's subsidiary which holds the ownership interests in our joint ventures Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC.

Your vote is important to us. Whether or not you plan to attend the special meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the special meeting even if you have returned a proxy card.

Every vote counts. Approval of the holding company proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Corning Gas's Common Stock. An abstention or failure to vote will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS OF CORNING GAS HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY PROPOSAL AND ADOPTED THE AGREEMENT AND PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT YOU VOTE "FOR" THE HOLDING COMPANY PROPOSAL.

On behalf of the directors and management of Corning Natural Gas Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

MICHAEL I. GERMAN

President and Chief Executive Officer

330 West William Street, Corning, New York 14830

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 30, 2013

TO THE SHAREHOLDERS OF CORNING NATURAL GAS CORPORATION:

A Special Meeting of Shareholders of Corning Natural Gas Corporation ("Corning Gas"), a New York corporation, will be held on October 30, 2013, at 10:00 a.m. local time at 330 West William Street, Corning, New York 14830, for the following purposes:

1. To adopt an Agreement and Plan of Share Exchange to establish a holding company structure for Corning Gas in which Corning Gas will become a subsidiary of a holding company, Corning Natural Gas Holding Corporation (the "Holding Company"), pursuant to an Agreement and Plan of Share Exchange that provides for all of the outstanding shares of Corning Gas's Common Stock to be exchanged automatically on a share-for-share basis for shares of the Holding Company's Common Stock, as more fully described in the accompanying Proxy Statement/Prospectus (the "Holding Company Proposal"); and

2. To act upon such other matters as may properly come before the meeting, or any adjournments or postponements of the meeting.

Holders of record of outstanding shares of Corning Gas's Common Stock as of the close of business on September 24, 2013, the record date for the special meeting, are entitled to receive notice of the meeting. Only holders of record of shares of Corning Gas's Common Stock on the record date are entitled to vote at the meeting.

If the Holding Company Proposal is approved and implemented, a holder of record of Corning Gas's Common Stock on the record date who did not vote "FOR" the Holding Company Proposal will be entitled to receive payment, in cash, of the fair value of the holder's shares if the holder follows the procedures provided in Sections 623 and 910 of the New York Business Corporation Law (included in ExhibitD to the accompanying Proxy Statement/Prospectus).

Please sign and return your proxy card in the enclosed postage-paid envelope. Approval of the Holding Company Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

STANLEY G. SLEVE

Vice President - Administration and Corporate Secretary

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2013

CORNING NATURAL GAS HOLDING CORPORATION

PROSPECTUS

Common Stock, par value $0.01 per share

PROXY STATEMENT FOR SPECIAL MEETING
OF SHAREHOLDERS

This is a combined Proxy Statement for a Special Meeting of the shareholders of Corning Natural Gas Corporation and any postponements or adjournments of the meeting, and a Prospectus with respect to the shares of common stock, par value $0.01 per share, of Corning Natural Gas Holding Corporation. The enclosed proxy is solicited on behalf of the Board of Directors of Corning Natural Gas Corporation ("Corning Gas") for a special meeting of the shareholders of Corning Gas to be held at 10:00 a.m. on October 30, 2013 at the offices of Corning Gas, 330 West William Street, Corning, New York.

The Board of Directors of Corning Gas proposes to restructure its operations into a holding company structure with Corning Natural Gas Holding Corporation ("Holding Company") becoming the unregulated parent company of Corning Gas, and each shareholder of Corning Gas immediately prior to the reorganization exchanging shares in Corning Gas for an equal number of shares of Holding Company. At the Special Meeting, on October30, 2013, holders of Corning Gas common stock, par value $5.00 per share ("Corning Gas Common Stock") will be asked to adopt the Agreement and Plan of Share Exchange in substantially the form attached to this Proxy Statement/Prospectus as ExhibitA (the "Plan of Exchange") to establish a holding company structure. Upon effectiveness of the Plan of Exchange, each outstanding share of Corning Gas Common Stock will be exchanged for one share of Common Stock of the Holding Company.

The creation of the Holding Company and share exchange pursuant to the Plan of Exchange involves risks. See "Risk Factors" on page 6.

Corning Gas Common Stock is quoted on the Nasdaq OTC Bulletin Board with the symbol "CNIG". We anticipate that shares of the Holding Company will also be quoted on the Bulletin Board, with the symbol "CNIG". If the Plan of Exchange is approved and implemented, the Corning Gas Common Stock will all be held by the Holding Company and will not trade.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the stock of Corning Natural Gas Holding Corporation to be issued under this Proxy Statement/ Prospectus, or passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus may incorporate important business and financial information about Corning Gas that is not included in or delivered with the document. Corning Gas shareholders may obtain from Corning Gas without charge copies of documents that have been or may be incorporated in this Proxy Statement/Prospectus by requesting them in writing or by telephone from:

Corning Natural Gas Corporation Attn: Corporate Secretary 330 West William Street Corning, New York 14830 (607) 936-3758

To obtain this information in time for the Special Meeting, security holders must request it no later than October 23, 2013, five business days prior to the date of that meeting. This Proxy Statement/Prospectus is first being mailed on or about September 25, 2013 to holders of record on September 24, 2013, the record date for the Special Meeting.

This Proxy Statement/Prospectus is dated September 24, 2013.

TABLE OF CONTENTS

EXHIBITS
	Agreement and Plan of Share Exchange	Exhibit A
	Certificate of Incorporation of the Holding Company	Exhibit B
	By-laws of the Holding Company	Exhibit C
	Sections 623 and 910 of the New York Business Corporation Law	Exhibit D

You should rely only on the information contained in this Proxy Statement/Prospectus. We have not authorized any one to provide you with different information. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this document nor the issuance of Holding Company Common Stock shall create any implication to the contrary.

SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement/Prospectus. This summary may not contain all of the information that is important to you. This Proxy Statement/Prospectus includes information about the businesses and financial and operating data of Corning Gas. Holding Company is a newly formed entity with no assets or business. Before making a decision with respect to your vote at the Special Meeting, which is effectively an investment decision to exchange your Corning Gas Common Stock for Holding Company Common Stock, we encourage you to read the entire Proxy Statement/Prospectus carefully, including the risks discussed in the "Risk Factors" section beginning at page 6. We also encourage you to review the financial statements and the other information provided in the reports and other documents that Corning Gas files with the SEC as described under "Where You Can Get More Information" at page 59. Certain terms used in this Proxy Statement/Prospectus are defined in the "Glossary" beginning at page 10.

Corning Gas Overview

Corning Gas is a public utility company headquartered in Corning, New York incorporated in 1904. Its primary business is a regulated natural gas distribution business with operations in New York.

Corning Gas purchases, transports, distributes and sells natural gas to approximately 15,000 customers in the Corning, Hammondsport and Virgil, New York areas. Corning Gas has over 400 miles of gas distribution and transmission pipelines in our service areas with a population of approximately 50,000. Its customer base includes residential, commercial, industrial and municipal customers in the Corning and Virgil, New York areas and gas utilities that serve the Bath and Elmira, New York areas.

As of June 30, 2013, Corning Gas provided service to approximately 11,819 residential customers, 866 small and large commercial customers and 2,191 aggregation customers. Corning Gas's largest customers are Corning Incorporated, New York State Electric & Gas Corporation, Bath Electric, Gas & Water Systems, and Talisman Energy USA Incorporated.

Corning Gas's natural gas supply comes from third-party providers and from natural gas held in storage. Corning Gas has entered into supply arrangements for natural gas through March31, 2014, and thereafter. It has contracted for storage capacity of approximately 736,000 decatherms, or Dth.

Corning Gas's utility operations are subject to regulation by the New York Public Service Commission, as to rates, service area, adequacy of service and safety standards.

Corning Gas's business is highly seasonal because a material portion of its total sales and delivery volumes is to customers whose usage varies depending upon temperature. The present rate structure, however, includes both a weather normalization clause and a revenue decoupling mechanism that are designed to mitigate the effect of departures from normal temperatures on both earnings and cost to customers.

Holding Company Overview

Corning Gas formed the Holding Company, a newly formed subsidiary incorporated under the laws of New York, for the purpose of effecting the reorganization into a holding company structure. Holding Company has no assets (other than a nominal amount of capital), no liabilities, no operations and no revenues or expenses.

Page 1.

The Holding Company will not be subject to regulation by the NYPSC or the Federal Energy Regulatory Commission, except to the extent provided in the NYPSC Settlement Agreement between the Company and the staff of the NYPSC, and to the extent that the rules or orders of these agencies impose restrictions on the Holding Company's relationships with Corning Gas or Corning Gas's relationships with the Holding Company's other subsidiaries. The Holding Company expects to be an exempt public utility holding company under the Public Utility Holding Company Act of 2005. See "THE HOLDING COMPANY PROPOSAL - The Holding Company's Business" at page 24.

The Holding Company may establish other subsidiaries from time to time, regulated or unregulated.

Proposed Holding
Company Structure

The Holding Company Proposal is to adopt a holding company structure for Corning Gas and its subsidiaries. If the Holding Company Proposal is approved, each outstanding share of Corning Gas Common Stock would be exchanged for one share of Holding Company Common Stock pursuant to the Plan of Exchange, so that the holders of Corning Gas Common Stock would become holders of Holding Company Common Stock and Corning Gas would become a subsidiary of Holding Company.

Corning Gas expects that, after the Effective Time of the Share Exchange, Corning Gas will transfer to the Holding Company all outstanding shares of The Corning Natural Gas Appliance Corporation (the "Corning Appliance Corporation"). Interests in the two joint ventures, Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC (referred to as the "Leatherstocking JV Companies"), currently held by Corning Appliance Corporation will be transferred to the Holding Company as direct 50% owned subsidiaries. This transfer structurally separate Corning Gas's non-regulated businesses from the regulated utilities business. See "THE HOLDING COMPANY PROPOSAL - The Holding Company's Business" at page 24.

The Share Exchange

The exchange of shares referred to above, which we refer to as the "Share Exchange", is a statutory procedure that differs from an ordinary exchange offer which may be accepted or rejected by individual shareholders. In the Share Exchange, once the required shareholder approval has been received and other conditions set forth in the Plan of Share Exchange have been satisfied or waived, including filing the Certificate of Exchange with the Secretary of State of the State on New York, all shares of Corning Gas Common Stock would be deemed to have been exchanged for shares of Holding Company Common Stock, other than shares as to which the holder as perfected dissenters' rights.

Charts showing the corporate structure and ownership of Corning Gas and its affiliates before and after the effective time of the Share Exchange, and after the Corning Appliance Corporation transfer, are presented below. See "Questions & Answers About the Holding Company Proposal" beginning at page 12.

Required Vote

The Holding Company Proposal must be approved by a vote of at least two-thirds (2/3) of the outstanding shares of Corning Gas Common Stock. See "THE HOLDING COMPANY PROPOSAL - Vote Required" at page 27.

Page 2.

Required Regulatory Approvals

Consummation of the Share Exchange is conditioned upon receiving certain approvals from the New York Public Service Commission, which approval was received on May 17, 2013. See "THE HOLDING COMPANY PROPOSAL - Regulatory Approvals" beginning at page 25.
Approval includes adoption
of Stock Plan and Dividend
Reinvestment Plan by Holding
Company
Approval of the Holding Company Proposal will effectively approve the assumption and adoption by the Holding Company of the Stock Plan and the outstanding options and restricted stock issued under the Stock Plan prior to the Exchange Date. It will also constitute approval of assumption and conversion of the Dividend Reinvestment Plan and the rights of participating stockholders under that Plan to acquire Holding Company Common Stock, rather than Corning Gas Common Stock.
Exchange of Stock
Certificates Not Required

If the Share Exchange is consummated, it will not be necessary for holders of Corning Gas Common Stock to physically exchange their existing Corning Gas stock certificates for stock certificates of Holding Company. See "THE HOLDING COMPANY PROPOSAL - Exchange of Stock Certificates" at page 28.
Material Federal Income Tax
Consequences to Shareholders

We have been advised that it is expected that no gain or loss will be recognized by the holders of Corning Gas Common Stock whose Corning Gas Common Stock is exchanged for Holding Company Common Stock pursuant to the Plan of Exchange. See "THE HOLDING COMPANY PROPOSAL - Material Federal Income Tax Consequences" at page 29.
Holding Company Capital
Stock; Rights of Shareholders

The dividend, voting and liquidation rights of holders of Holding Company Common Stock will be substantially the same as those of holders of Corning Gas Common Stock, although the par value of the shares of Holding Company will be $0.01, while the par value of the shares of Corning Gas is $5.00. That means that shares of Holding Company Common Stock may be issued for a minimum consideration substantially below that of the shares of Corning Gas. There are no pre-emptive rights for the Corning Gas Common Stock, nor will there be for the holders of Holding Company Common Stock. The rights of Holding Company shareholders will be governed by Holding Company's certificate of incorporation and bylaws as they will be in effect at the effective time of the Share Exchange. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK" beginning at page 55.

Dividends

The payment of dividends on Holding Company Common Stock is within the discretion of, and subject to declaration by, Holding Company's Board of Directors. However, it is contemplated that Holding Company initially will pay dividends on Holding Company Common Stock at the current level of dividends paid on Corning Gas Common Stock, and on approximately the same schedule of dividend payment dates. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55.

Directors and Management
of Holding Company

Page 3.

At the effective time of the Share Exchange, the individuals serving as directors of Corning Gas will become directors of Holding Company to hold office until the next regular annual meeting of the Holding Company and until their replacements have been elected and have qualified. At that time, it is expected that a majority of the officers of Corning Gas will also be officers of Holding Company. See "INFORMATION ABOUT THE HOLDING COMPANY - Management - Directors" at page 53 and "INFORMATION ABOUT THE HOLDING COMPANY - Management - Executive Officers" at page 54.

Dissenters' Rights

Holders of Corning Gas Common Stock have dissenters' rights, which may entitle them to receive in cash the "fair value" of their shares if they dissent from the Holding Company Proposal. In order to properly exercise dissenters' rights, dissenting shareholders will be required to follow the procedure outlined in "THE HOLDING COMPANY PROPOSAL - Statutory Appraisal Rights" beginning at page 30.

Risk factors

THE CREATION OF THE HOLDING COMPANY AND SHARE EXCHANGE PURSUANT TO THE PLAN OF EXCHANGE INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

Page 4.

FORWARD-LOOKING STATEMENTS

This Proxy Statement/Prospectus contains certain statements that are forward-looking within the meaning of Section 21E of the Exchange Act. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, the forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "will continue," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would" and "outlook," and other similar expressions or future or conditional verbs. Readers of this Proxy Statement/Prospectus should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this Proxy Statement/Prospectus. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, financial condition, results of operations, future performance and business, including management's expectations and estimates.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. An illustrative list of these factors is contained in this Proxy Statement/Prospectus under the caption "RISK FACTORS" beginning on page 6. New risk factors emerge from time to time, and it is not possible for us to predict which risk factors, if any, will materialize.In addition, we cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Page 5.

RISK FACTORS

Unregulated Businesses and Startup Regulated Utilities May Involve More Risk

The formation of the Holding Company will allow us to pursue, through separate subsidiaries, business opportunities in markets that are both regulated and unregulated. Unregulated businesses may involve more risk than those of Corning Gas, which is a regulated utility. The value of a common shareholders' investment in the Holding Company could be adversely affected because of the greater risk of these businesses.

Dividends on the Holding Company Common Stock Depend on Dividends Paid on Corning Gas Common Stock

Immediately after the Share Exchange, Corning Gas, as a subsidiary of the Holding Company, will be the Holding Company's principal source of income. Corning Gas will initially own most of the operating assets. After the Exchange Date, it is expected that dividends on the Holding Company Common Stock will be declared and paid on the same schedule and rate currently followed for dividends on Corning Gas Common Stock. Holding Company cash dividends will depend on the future earnings, financial condition and ability of Corning Gas, under applicable regulatory requirements of the NYPSC, its debt documents, and applicable statutory limitations, and of other subsidiaries of Holding Company, to distribute funds to the Holding Company as their parent. For more information on the restriction of Corning Gas's ability to pay dividends, see "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55.

Rights of Holding Company Shareholders to the Assets of Corning Gas May be Limited

In the event of liquidation or bankruptcy of Corning Gas or the Holding Company following the share exchange, the rights of Holding Company shareholders to its assets will be subordinate to the rights of creditors and holders of any preferred stock of Corning Gas, as would presently be the case, and also to the rights of any creditors of the Holding Company to the extent that the obligations to such creditors were not satisfied out of the assets of the Holding Company or its nonutility subsidiaries.

The Leatherstocking JV Companies may Require Substantial Investment

Leatherstocking Gas and Leatherstocking Pipeline are joint ventures of Corning Gas and will become 50% owned subsidiaries of the Holding Company after the share exchange. The Leatherstocking JV Companies may require substantial capital investment from the Holding Company.

Our consolidated operations could be adversely affected by fluctuations in the price of natural gas.

Prices for natural gas are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers pursuant to natural gas adjustment clauses and therefore do not pose a direct risk to earnings, Corning Gas is unable to predict what effect a sharp increase in natural gas prices may have on our customers' energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as typically Corning Gas is required to pay for its natural gas prior to receiving payments for the natural gas from customers.

Operational issues beyond our control could have an adverse effect on our business.

Corning Gas's ability to provide natural gas depends both on our own operations and facilities and that of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of Corning Gas's facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Although we carry property insurance to protect assets and Corning Gas has regulatory agreements that provide for the recovery of losses for such incidents (under our rate order it can defer extraordinary expenses for future recovery), our losses on a consolidated basis may not be fully recoverable through insurance or Corning Gas's customer rates. In addition, the Leatherstocking JV Companies' businesses depend on their own operations and facilities as well as ours and Mirabito Holdings, Inc., as the co-owners of the joint ventures, and that of third parties. The loss of use or destruction of such operations and facilities could greatly reduce potential earnings and cash flows from our ownership of the companies, currently 50%, and, as we have agreed to contribute to the capital and operating requirements of the Leatherstocking JV Companies proportionately to our holdings, our costs and expenses could increase.

Page 6.

Significantly warmer than normal weather conditions may affect the sale of natural gas and adversely impact our consolidated financial position and results of operations.

On a consolidated basis, our results are driven by Corning Gas's operations. The demand for natural gas is directly affected by weather conditions. Significantly warmer than normal weather conditions in Corning Gas's service areas could reduce our earnings and cash flows as a result of lower gas sales. We mitigate the risk of warmer winter weather through the weather normalization and revenue decoupling clauses in our tariffs. These clauses allow Corning Gas to surcharge customers for under recovery of revenue.

There are inherent risks associated with storing and transporting natural gas, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas collection and distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions, or changes in our customers' demand for natural gas or their financial condition, could reduce the demand for natural gas.

Historically, our business follows the economic cycle of the customers in Corning Gas's service regions: Corning, Bath, Virgil, and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential.

Many of Corning Gas's commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production.

During any economic slowdown there is typically an increase in individual and corporate customer bankruptcies. An increase in customer bankruptcies would increase our bad debt expenses and reduce our cash flows.

Our consolidated earnings may decrease in the event of adverse regulatory actions.

Corning Gas's operations are subject to the jurisdiction of the NYPSC. The NYPSC approves the rates that it may charge to customers. If Corning Gas is required in a rate proceeding to reduce the rates charged to customers, or if Corning Gas is unable to obtain approval for rate relief from the NYPSC, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our consolidated earnings would decrease.

Page 7.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although Corning Gas has entered into an employment agreement with Michael I. German, president and chief executive officer, he can terminate his agreement on 90 days' notice. Other significant employees may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

The six largest holders of Corning Gas Common Stock prior to the Share Exchange own approximately 67% of the outstanding shares. After the Share Exchange, those holders will hold an equal amount of the Holding Company Common Stock. As a result, if any of those holders chose to act together, they would have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

Our cash flows from operations will not be sufficient to fund our extraordinary capital expenditures for required upgrades to the Corning Gas distribution system and desired expansion of the operations of the Leatherstocking JV Companies.

We may not generate sufficient cash flows from operations to meet all of our cash needs. As part of Corning Gas's 2012 rate order set by the NYPSC, it is required to make substantial capital expenditures to upgrade the gas distribution system. Corning Gas continues to have debt retirement obligations of approximately $1.6 million per year. In addition, Corning Gas has made contractual and regulatory commitments for additional capital expenditures related to: (a) system reliability and other commitments, and (b) the Leatherstocking JV Companies, to which Corning Gas, directly or through the Holding Company, has made a commitment to finance up to $500,000, related to the Leatherstocking JV Companies' capital expenditures and operating cash requirements.

We will require additional financing.

In order to fund our extraordinary capital expenditures we will need to obtain additional equity and/or debt financing. The sale of additional equity securities could result in dilution to our shareholders.

The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing may have unacceptable terms or may not be available at all for various reasons including:

  limits placed on Corning Gas by current lenders in our loan agreements, our future results of operations, financial condition and cash flows, our inability to meet our business plan,
  our lenders' or investors' perception of, and demand for, securities of natural gas utilities and gas pipeline and distribution activities, and conditions of the capital markets in which either the Holding Company or Corning Gas may seek to raise funds.

Page 8.

If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and mandated upgrading of our distribution system, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements in our regulated or unregulated businesses.

Our profitability may be adversely affected by increased competition.

Corning Gas's regulated business is in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, its earnings and revenues would decrease. In addition, due to limitations on activities of unregulated affiliates in Corning Gas's service area contained in the NYPSC Settlement Agreement, we may not be able to provide the interconnect facilities to such a customer through our unregulated business.

Our Leatherstocking JV Companies May Be a Financial Burden

New gas distribution and pipeline companies such as the Leatherstocking JV Companies have a start-up period when it requires significant cash for capital projects when it does not generate earnings. We have agreed to contribute to the capital and operating requirements of both Leatherstocking Gas and Leatherstocking Pipeline proportionately to our holdings, currently 50%. The contributions required reduce our cash available for other uses, including working capital, capital expenditures, debt repayment and dividends.

Page 9.

GLOSSARY

The following words or terms are used in this Proxy Statement/Prospectus with the meaning set forth below.
Certificate of Exchange

Common Stock as provided therein and in the Plan of Exchange. The certificate to be filed with the New York Department of State effecting the conversion of Corning Gas Common Stock into Holding Company.

Corning Appliance Corporation	The Corning Natural Gas Appliance Corporation, a New York corporation and a wholly-owned subsidiary of Corning Gas, formed in 1954.
Corning Gas	Corning Natural Gas Corporation, a New York corporation, formed in 1904.
Corning Gas Common Stock	Prior to the Exchange Date, the common stock, par value $5.00 per share, of Corning Gas which, on the Exchange Date, will be converted in Holding Company Common Stock.
Dividend Reinvestment Plan

The Dividend Reinvestment Plan adopted by Corning Gas in May 2009, which will be assumed by Holding Company and converted into a plan with respect to shares of Holding Company Common Stock on the Exchange Date, if the Holding Company Proposal is adopted and the Share Exchange consummated.

DPS Staff	The staff of the New York Department of Public Service.
Exchange Date

The date on which the conditions precedent to the Share Exchange set forth in the Plan of Exchange are satisfied, and the outstanding shares of Corning Gas Common Stock, other than shares as to which Dissenters' Rights are perfected, are converted automatically into shares of Holding Company Common Stock.

FERC	The Federal Energy Regulatory Commission.
Gas Rates Joint Proposal

A Joint Proposal filed with the NYPSC on January 13, 2012, by Corning Gas, the DPS Staff and other intervenor parties to resolve all issues in Case 11-G-0280, a base rate case filed by Corning Gas on May 24, 2011.

Holding Company

Corning Natural Gas Holding Corporation, a newly formed New York corporation which, prior to the Exchange Date, is a wholly owned subsidiary of Corning Gas and, after the Exchange Date is owned by the former shareholders of Corning Gas in the same proportions as such shareholders previously owned Corning Gas.

Holding Company Common Stock	The common stock, par value $0.01 per share, of Holding Company.
Holding Company Proposal

The proposal to be acted upon by holders of Corning Gas Common Stock at the Special Meeting which, if approved, would authorize the Share Exchange, and the assumption by Holding Company of the Stock Plan and the Dividend Reinvestment Plan.

Page 10.
Leatherstocking Gas

Leatherstocking Gas Company, LLC, a New York limited liability company and a 50/50 joint venture of Corning Gas (through Corning Appliance Corporation) with Mirabito Regulated Industries, LLC, formed in 2010.

Leatherstocking JV Companies	Leatherstocking Gas and Leatherstocking Pipeline.
Leatherstocking Pipeline

Leatherstocking Pipeline Company, LLC, a Pennsylvania limited liability company and a 50/50 joint venture of Corning Gas (through Corning Appliance Corporation) with Mirabito Regulated Industries, LLC, formed in 2010.

NYPSC	The New York Public Service Commission.
NYPSC Settlement Agreement

The Joint Proposal regarding Corporate Restructuring, Standards Governing Affiliate Relations, acquisition of Stock and Use of Revenues Received from the Rendition of Public Service, dated March 15, 2013, of Corning Gas and the DPS Staff.

NYPSL	The New York Public Service Law, as in effect from time to time.
Plan of Exchange	The Agreement and Plan of Share Exchange in the form attached to this Proxy Statement/Prospectus as Exhibit A which provides for the Share Exchange, subject to the conditions set forth therein.
Share Exchange	The exchange of the outstanding shares of Corning Common Stock for Holding Company Common Stock pursuant to the Plan of Exchange.
Special Meeting

The Special meeting of holders of the outstanding shares of Corning Gas Common Stock to be held at the offices of Corning Gas, 330 West William Street, Corning New York, at 10:00 a.m. on October 30, 2013, as it may be adjourned from time to time.

Stock Plan

The Corning Gas Amended and Restated 2007 Stock Plan, approved by shareholders of Corning Gas at its annual meeting of shareholders on May 31, 2007, which will be assumed by Holding Company and converted into a plan with respect to shares of Holding Company Common Stock on the Exchange Date, if the Holding Company Proposal is adopted and the Share Exchange consummated.

Page 11.

QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY PROPOSAL

These questions and answers address the Holding Company Proposal that will be voted on at a Special Meeting of Shareholders of Corning Gas to be held on October 30, 2013 at 10:00 a.m., but may not include all the information about the proposal that is important to you. For more complete information, please read this entire Proxy Statement/Prospectus, including the Exhibits, and the other documents referred to in this document. See "Where You Can Get More Information" on page 59 of this Proxy Statement/Prospectus.

WHAT IS THE PROPOSED SHARE EXCHANGE AND HOLDING COMPANY PROPOSAL?

The purpose of the share exchange is to form a holding company through the exchange of Corning Gas Common Stock for Holding Company Common Stock. This exchange has been approved by the Corning Gas Board of Directors and will occur pursuant to the Agreement and Plan of Share Exchange, which has been adopted by the Boards of Directors of Corning Gas and the Holding Company. After the share exchange, Corning Gas will be a wholly owned subsidiary of the Holding Company. The shareholders of Corning Gas immediately prior to the Exchange Date will be the shareholders of the Holding Company. On March 15, 2013, the staff of the New York Department of Public Service (the "DPS Staff") entered into a joint proposal with Corning Gas regarding the corporate restructuring and related matters (the "NYPSC Settlement Agreement"). The NYPSC Settlement Agreement was approved by the New York Public Service Commission (the "NYPSC") on May 17, 2013, with minor modifications. See "THE HOLDING COMPANY PROPOSAL - The NYPSC Settlement Agreement" at page 26.

WHY IS THE HOLDING COMPANY RESTRUCTURING BEING PROPOSED?

The primary purposes of the restructuring to create a holding company are:

    to provide additional flexibility for financing so that Corning Gas and its affiliates can adapt to changes in the gas production, gathering and distribution industry which will allow Corning Gas and its affiliates to serve existing customers more effectively, serve new customers and maintain the capital structure required for the regulated natural gas distribution company;
    to permit investment in opportunities which are related to Corning Gas's core distribution business or service areas but will not be subject to direct NYPSC regulation;
    to permit investment in opportunities in Pennsylvania or other jurisdictions outside the regulatory jurisdiction of the NYPSC through entities separate from Corning Gas as a regulated gas corporation;
    to allow us to segregate our NYPSC regulated business from business that is unregulated or subject to regulation by another jurisdiction, allowing more flexibility with respect to unregulated businesses while helping to protect the customers of the regulated gas distribution business from the risks of the other businesses; and
    to allow us to enter into joint ventures with strategic partners outside of NYPSC-regulated Corning Gas.

See "THE HOLDING COMPANY PROPOSAL - Reasons for the Holding Company Proposal" at page 23.

WILL THE FORMATION OF A HOLDING COMPANY CHANGE THE FOCUS OF CORNING GAS'S BUSINESS OR LIMIT ITS OPERATIONS?

Corning Gas will continue to focus on providing gas distribution to its customers. The regulated gas distribution business of Corning Gas will be the principal activity of the Holding Company on a consolidated basis for the immediate future. Forming the Holding Company will not impair the operation of Corning Gas's regulated gas distribution business or affect its obligations to its customers and to maintain its distribution plant. Since there is significant overlap between the management of Corning Gas and Corning Appliance Corporation, and its two joint venture interests in the Leatherstocking JV Companies, and since the NYPSC Settlement Agreement authorizes a loan of up to $1 million to be made by Corning Gas there may be risks that management focus will be diverted from the regulated Corning Gas operations. See "Risk Factors" beginning on page 6.

Page 12.

WHAT DO I NEED TO DO NOW?

Please read this Proxy Statement/Prospectus and mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares will be represented at the Special Meeting. The Board of Directors has unanimously approved the Holding Company Proposal and recommends that you vote "FOR" the proposal at the Special Meeting.

CAN MY BROKER VOTE FOR ME?

No, only you or someone authorized in writing by you to do so, can vote your Common Stock. If your shares are held in nominee name by a broker, the broker may not vote your Common Stock on the Holding Company Proposal without your specific direction because a vote to form a holding company is not authorized for discretionary voting under applicable regulations.

WHO MAY I CALL IF I HAVE ANY QUESTIONS?

Questions regarding the Holding Company Proposal and the Share Exchange may be directed to Michael I. German (mgerman@corninggas.com), President, Corning Gas, or Stanley ("Jerry") G. Sleve (jsleve@corninggas.com), Secretary at Corning Gas's headquarters, 330 West William Street, Corning, New York 14830. Questions regarding the Special Meeting, voting and proxy issues may be directed to Stanley G. Sleve.

WHAT WILL THE HOLDING COMPANY DO?

Upon approval and implementation of the Holding Company Proposal, Corning Gas will become a subsidiary of the Holding Company and Holding Company Common Stock will be held by the former holders of Corning Gas Common Stock. The outstanding stock of Corning Gas's wholly owned, unregulated subsidiary, Corning Appliance Corporation, will be transferred to the Holding Company. Interests in the two joint ventures, Leatherstocking Gas and Leatherstocking Pipeline, currently held by Corning Appliance Corporation, will be transferred to the Holding Company as direct 50% owned subsidiaries.

The Holding Company may establish other subsidiaries from time to time, regulated or unregulated. The Holding Company's operating results will depend on the results of operations of Corning Gas, the Leatherstocking JV Companies and any other direct or indirect subsidiaries that Holding Company may create.

Corning Gas will continue to operate its distribution business subject to regulation by the NYPSC. The NYPSC regulates, among other things, Corning Gas's gas rates and the issuance of its equity and debt securities.

The Holding Company will not be subject to regulation by the NYPSC, except to the extent provided in the NYPSC Settlement Agreement, and to the extent that the rules or orders of the NYPSC impose restrictions on the Holding Company's relationships with Corning Gas or Corning Gas's relationships with the Holding Company's other subsidiaries. The Holding Company expects to be an exempt public utility holding company under the Public Utility Holding Company Act of 2005. See "THE HOLDING COMPANY PROPOSAL - Regulatory Approvals" beginning at page 25.

Page 13.

WHAT WILL THE HOLDING COMPANY STRUCTURE LOOK LIKE?

Prior to the Effective Time of the Share Exchange

Prior to the Effective Time of the Share Exchange

Corning Natural Gas Corporation
100%
100%
Corning Appliance Corporation
Corning Natural Gas Holding Corporation
50%
50%
Leatherstocking Gas Company LLC
Leatherstocking Pipeline Company LLC

Corning Natural Gas Holding Corporation
100%
Corning Natural Gas Corporation
100%
Corning Appliance Corporation
50%
50%
Leatherstocking Gas Company LLC
Leatherstocking Pipeline Company LLC

Page 14.

After the Effective Time of the Share Exchange and Prior to the Corning Appliance Company and Leatherstocking JV Companies Transfers

After the Corning Appliance Corporation and Leatherstocking JV Companies Transfers*

*The Holding Company may establish other subsidiaries from time to time, including one or more intermediate, subsidiary holding companies to hold its shares of Corning Gas Common Stock and the stock of its other subsidiaries.

WHO WILL MANAGE THE HOLDING COMPANY?

The Directors of Corning Gas at the time of the implementation of the Holding Company structure will also become the directors of the Holding Company. In the future, the Directors of Corning Gas and the directors of the Holding Company may or may not be the same individuals. Certain officers of Corning Gas will also serve as officers of the Holding Company. Michael I. German will be President, Chief Executive Officer and a director of the Holding Company and will continue as President, Chief Executive Officer and a director of Corning Gas. See "INFORMATION ABOUT THE HOLDING COMPANY - Management - Directors" at page 53 and "INFORMATION ABOUT THE HOLDING COMPANY - Management - Executive Officers" at page 54.

WHAT VOTE IS REQUIRED FOR APPROVAL OF THE HOLDING COMPANY PROPOSAL?

Holders of record as of the close of business on September 24, 2013 of Corning Gas Common Stock are entitled to vote at the Special Meeting. Two-thirds of the outstanding shares of Corning Gas Common Stock must be voted "FOR" the Holding Company Proposal to approve the proposal. Since the required vote to approve the Holding Company Proposal is 66 2/3rds of the outstanding Corning Gas Common Stock, abstentions or shares not voted will be the equivalent of "AGAINST" votes. See "THE HOLDING COMPANY PROPOSAL - Vote Required" at page 27.

HOW WILL THE HOLDING COMPANY PROPOSAL BE IMPLEMENTED?

The Holding Company Proposal will be implemented pursuant to an Agreement and Plan of Share Exchange, a copy of which is included as ExhibitA to this Proxy Statement/Prospectus (the "Plan of Exchange"). The Plan of Exchange provides for all of the outstanding shares of Corning Gas Common Stock to be exchanged automatically on a share-for-share basis for an equal number of new shares of Holding Company Common Stock, which will be effective on the filing of a certificate of exchange with the Department of State of the State of New York or such other time as may be specified in the certificate of exchange. Following the Share Exchange, the Holding Company will own all of the outstanding Corning Gas Common Stock. Each person who owned Corning Gas Common Stock immediately prior to the Share Exchange will own the same number of shares of Holding Company Common Stock immediately following the Share Exchange (assuming the person does not vote "AGAINST" the Holding Company Proposal and elect the statutory appraisal rights discussed below). See "THE HOLDING COMPANY PROPOSAL - Implementation of the Holding Company Proposal" at page 28.

Page 15.

WHEN WILL THE HOLDING COMPANY PROPOSAL BE IMPLEMENTED?

Corning Gas expects that the Holding Company Proposal will be implemented as soon as practicable following approval of the proposal by the holders of Corning Gas Common Stock, if all the other conditions in the Plan of Exchange are satisfied at that time. Implementation is subject to certain conditions, including the receipt of certain regulatory approvals, and the filing of the certificate of exchange with the New York State Department of State.

Corning Gas's Board of Directors may amend or terminate the Plan of Exchange, abandon the Share Exchange or amend the Holding Company's Certificate of Incorporation, at any time before or after approval of the Holding Company Proposal by holders of Corning Gas Common Stock. No amendment, however, may materially and adversely affect the rights of Corning Gas's shareholders, as determined in the judgment of the Board of Directors. See "THE HOLDING COMPANY PROPOSAL - Amendment or Termination" at page 28.

WHAT REGULATORY APPROVALS ARE REQUIRED?

The NYPSC approval is required for the creation of a holding company structure for Corning Gas. On March 15, 2013, the DPS Staff agreed with Corning Gas on the NYPSC Settlement Agreement that would authorize a corporate reorganization of Corning Gas into a holding company structure on certain conditions. The NYPSC Settlement Agreement, with certain modifications, was approved by the NYPSC on May 17, 2013. The Holding Company will file with the FERC for an exemption from the Public Utility Holding Company Act of 2005. See "THE HOLDING COMPANY PROPOSAL - Regulatory Approvals" at page 25.

HOW WILL MY RIGHTS AS A STOCKHOLDER BE AFFECTED?

Following implementation of the Holding Company Proposal, the former holders of Corning Gas Common Stock will automatically become holders of Holding Company Common Stock, and their rights will be governed by the Holding Company's Certificate of Incorporation and by-laws (the forms of which are included as Exhibits B and C, respectively, to this Proxy Statement/Prospectus) rather than those of Corning Gas. The Holding Company's Certificate of Incorporation and by-laws will be different from Corning Gas's Restated Certificate of Incorporation and by-laws with respect to authorized shares, par value of shares, advance notice of stockholder proposals and director nominations and certain other matters. See "INFORMATION ABOUT THE HOLDING COMPANY - Certificate of Incorporation and By-laws of the Holding Company" at page 50 and "COMPARISON OF SHAREHOLDERS' RIGHTS" beginning at page 56.

HOW WILL DIVIDENDS BE AFFECTED?

Following implementation of the Holding Company Proposal, former Corning Gas Common Shareholders, who will then be Holding Company Common Shareholders, will receive the dividends on Holding Company Common Stock declared by the Board of Directors of the Holding Company. Dividends declared on Corning Gas's Common Stock will be paid to the Holding Company.

Dividends on Holding Company Common Stock are expected to be declared and paid initially at the same rate and on the same schedule as is now paid on Corning Gas Common Stock. The most recent dividend declared and paid on Corning Gas Common Stock was $0.125 on July 15, 2013 to shareholders of record on June 30, 2013.

In considering when and how much to pay in dividends on Holding Company Common Stock, among other things, the Board of Directors of Holding Company consider dividends and other distributions that Corning Gas and the other subsidiaries of the Holding Company pay to the Holding Company and the capital requirements of the Holding Company and its subsidiaries. Under the NYPSC Settlement Agreement, with certain exceptions, Corning Gas's ability to pay dividends may be restricted to a certain percentage of its regulated net income, based on the ratio of common equity Corning Gas maintains. In addition, the Leatherstocking JV Companies will only be 50% owned by the Holding Company and the Holding Company may not be able to control the payment of dividends by the Leatherstocking JV Companies. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55.

Page 16.

There can be no assurance that the subsidiaries of the Holding Company other than Corning Gas will have earnings or pay any dividends to the Holding Company in the foreseeable future.

ARE THERE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CORNING GAS COMMON STOCK?

Corning Gas has received an opinion from its counsel Nixon Peabody LLP that, generally, no income, gain or loss will be recognized under federal income tax laws as a result of the implementation of the Holding Company Proposal. Immediately following implementation, the aggregate tax basis for any future gain or loss on any sale of Holding Company Common Stock will be the same as the aggregate tax basis in Corning Gas Common Stock immediately before implementation. See "THE HOLDING COMPANY PROPOSAL - Material Federal Income Tax Consequences" at page 29.

HOW WILL MY PARTICIPATION IN THE DIVIDEND REINVESTMENT PLAN BE AFFECTED?

All shares of Corning Gas Common Stock available for purchase under the Dividend Reinvestment Plan for Corning Gas Common Stock will be automatically exchanged for shares of Holding Company Common Stock. Following implementation of the Holding Company Proposal, the plan will be assumed by Holding Company and provide for rights to reinvest cash dividends of Holding Company in Holding Company Common Stock. See "THE HOLDING COMPANY PROPOSAL - Corning Gas Stock Plans" at page 28.

WHAT ARE MY "STATUTORY APPRAISAL RIGHTS"?

If the Holding Company Proposal is implemented, holders of Corning Gas Common Stock who did not vote for the Holding Company Proposal and who timely dissent and follow precisely the procedures in Sections 623 and 910 of the New York Business Corporation Law (see ExhibitD to this Proxy Statement/Prospectus), will have certain rights to demand payment in cash for the "fair value" of their shares of Corning Gas Common Stock. If Corning Gas fails to make a timely offer to a dissenting shareholder or the dissenting shareholder and Corning Gas cannot agree on the "fair value" within the statutory period, and if Corning Gas fails to institute a judicial proceeding to fix "fair value" within the statutory period, any dissenting shareholders may seek judicial determination of the "fair value" in New York State Supreme Court in the judicial district in which the headquarters of Corning Gas is located. Holders receiving payment for their shares of Corning Gas Common Stock in accordance with dissenter's rights will not also be entitled to receive Holding Common Company Stock. See "THE HOLDING COMPANY PROPOSAL - Statutory Appraisal Rights" at page 30.

WHERE WILL HOLDING COMPANY COMMON STOCK BE TRADED?

Like Corning Gas Common Stock, the Holding Company Common Stock will not be listed on any exchange, although it is anticipated that, like Corning Gas Common Stock, it will be traded in the over-the-counter market. The closing price of Corning Gas Common Stock reported on Yahoo! Finance on September 6, 2013 was $16.25 per share. Following the implementation of the Holding Company Proposal, Corning Gas Common Stock will all be owned by the Holding Company and will no longer trade on any market and it will be deregistered. See "THE HOLDING COMPANY PROPOSAL - Limited Trading of Holding Company Stock" at page 28.

WILL I HAVE TO EXCHANGE MY STOCK CERTIFICATES?

No. Your Corning Gas Common Stock certificates will automatically represent an equal number of shares of Holding Company Common Stock when the Holding Company Proposal is implemented and will no longer represent Corning Gas Common Stock. See "THE HOLDING COMPANY PROPOSAL - Exchange of Stock Certificates" at page 28.

Page 17.

DID THE CHANGE IN CERTIFYING ACCOUNTANTS RESULT FROM THE HOLDING COMPANY PROPOSAL?

No. As disclosed in "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE" below, the change in Corning Gas's registered public accounting firm followed a process of the Board of Directors of Corning Gas to solicit proposals from various accounting firms, review submitted proposals, conduct interviews, and select the firm of Freed Maxick CPAs, P.C. to replace EFP Rotenberg, LLP who had served as Corning Gas's registered public accounting firm for a number of years. There were no disagreements between Corning Gas and EFP Rotenberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to EFP Rotenberg's satisfaction, would have caused EFP Rotenberg to make reference to the subject matter of the disagreement(s) in its reports on Corning Gas's financial statements. Freed Maxick CPAs, P.C. will serve as the certifying registered public accounting firm for the Holding Company if the Holding Company Proposal is implemented.

FOR CORNING GAS EMPLOYEES AND RETIREES:

HOW WILL STOCK-BASED AND OTHER EMPLOYEE BENEFIT PLANS BE AFFECTED?

Corning Gas's 2007 Stock Option Plan will be adopted by the Holding Company and amended to provide for Holding Company Common Stock instead of Corning Gas Common Stock. Corning Gas Common Stock subject to plan options or restricted stock or other awards will automatically become an equal number of shares of, or options on, Holding Company Common Stock. Benefits under Corning Gas's other employee benefit plans, such as the 401(k) plan and health plans, will not change as a result of the implementation of the Holding Company Proposal for ongoing employees of Corning Gas.

Page 18.

THE SPECIAL MEETING

This Proxy Statement/Prospectus and the accompanying form of proxy relate to the solicitation of proxies on behalf of the Board of Directors of Corning Gas for use at the Special Meeting on October 30, 2013, to be held at Corning Gas's headquarters, 330 West William Street, Corning, New York 14830 at 10:00 a.m. This solicitation of proxies for the Special Meeting is being made by the management of Corning Gas on behalf of Corning Gas's Board of Directors and will be made by mail and by telephone, facsimile, e-mail or overnight delivery.

Record Date and Voting Rights

Holders of record of outstanding Corning Gas Common Stock as of the close of business on September24, 2013 (the "Record Date") are entitled to receive notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were ______ shares of Corning Gas Common Stock outstanding, each entitled to one vote per share. As of the Record Date, all officers and Directors of Corning Gas, as a group, beneficially owned approximately ___% of the outstanding shares of Corning Gas Common Stock. Each of the Corning Gas directors voted to approve the holding company structure and Share Exchange and to recommend the Share Exchange and Holding Company proposal to the shareholders of Corning Gas. These individuals hold __ shares in the aggregate as of the Record Date, or ___% of the outstanding shares, and are expect to vote "FOR" the proposal.

The proxy enclosed for record holders of Common Stock is for the number of shares registered in your name with Corning Gas, together with any additional full shares held in your name in the Dividend Reinvestment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Dividend Reinvestment Plan will be voted in the same manner.

The proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the adoption of the Plan of Exchange and Holding Company Proposal. Adoption of the Plan of Exchange and the Holding Company Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock. An abstention or broker non-vote will count toward establishing a quorum for the Special Meeting but would have the effect of a vote "AGAINST" the proposal.

With respect to all matters, other than the Holding Company Proposal, that may properly come before the Special Meeting, the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Special Meeting, voting on the subject matter, in person or by proxy, will be the act of the shareholders. Abstentions and broker non-votes are voted neither "FOR" nor "AGAINST," and have no effect on the vote on these matters, but are counted in the determination of a quorum.

The Holding Company Proposal is considered "non-discretionary," and brokers who have received no instructions from their clients do not have the authority to vote on the proposal.

Representatives of our transfer agent, Registrar and Transfer Company, will tabulate the votes. Marie Husted and Nichole Astolfi are Corning's election inspectors and will be responsible for reviewing the vote count.

Execution and Revocation of Proxy

Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the stockholder's specifications. If a proxy is signed but no specification is made, the shares represented by the proxy will be voted "FOR" the Holding Company Proposal and in accordance with the recommendations of the Board of Directors on any other proposals that may properly come before the Special Meeting.

A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the Special Meeting. The proxy is revocable by a written instrument signed in the same manner as the proxy and received by the Secretary of Corning Gas at or before the Special Meeting. Also, a stockholder who attends the Special Meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

Page 19.

Attendance and Procedures at the Special Meeting

Attendance at the Special Meeting will be limited to shareholders of record, beneficial owners of Corning Gas stock entitled to vote at the meeting having evidence of ownership, and invited guests of the management.

Corning Gas may adjourn the Special Meeting one or more times, and continue to solicit proxies under certain circumstances, including if there are insufficient affirmative votes present in person or by proxy to approve the Holding Company Proposal.

Shareholder Proposals for 2014 Annual Meeting

A shareholder intending to present a proposal to be included in Corning Gas's proxy statement for the 2014 Annual Meeting of Shareholders must deliver a proposal, in accordance with the requirements of Rule 14a-8 under the Exchange Act, to the corporate secretary at Corning Gas's principal executive office no later than November 22, 2013. A shareholder's notice to the corporate secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

    a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and record address of the shareholder proposing such business, the number of shares of our common stock that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.

A shareholder may also present a proposal directly to Corning Gas's shareholders at the Annual Meeting. However, if notice of the shareholder proposal is not received prior to the close of business on February 5, 2014, SEC rules permit management to vote proxies in their discretion on the proposed matter. If notice of the shareholder proposal is not received on or before the close of business on February 5, 2014, management can only vote proxies in their discretion if they advise shareholders in the 2014 Proxy Statement about the nature of the proposed matter and how management intends to vote on the matter.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 30, 2013, information regarding the beneficial ownership of Corning Gas Common Stock by each shareholder known by Corning Gas to be the beneficial owner of more than 5% of its stock, each director, each director nominee, each executive officer, and all our directors and executive officers as a group.
	Common Stock Shares	Right to Acquire(3)	Total	Percentage
Names and Address(1)(2)
The Gabelli Group(4)
One Corporate Center
Rye, NY 10580
	440,820	-	440,820	19.55%

Michael I. German(5)	423,965	20,000	443,965	19.69%
The Article 6 Marital Trust
under The First Amended and
Restated Jerry Zucker Revocable Trust(5)
4838 Jenkins Avenue
North Charleston, SC 29405
	214,451	-	214,451	9.51%
Mirabito Holdings, Inc.(7)
49 Court Street, PO Box 5306
Binghamton, NY 13901
	185,425	-	185,425	8.22%

Page 20.

Mitchell Partners, L.P.(8)
3187-D Airway Avenue
Costa Mesa, CA 92626
	135,488	-	135,488	6.01%

Ted W. Gibson(9)	102,462	-	102,462	4.54%
Henry B. Cook, Jr.(10)	22,371	-	22,371	0.99%
Firouzeh Sarhangi(11)	13,375	3,000	16,375	*
GeorgeJ. Welch(12)	14,671	-	14,671	*
Stanley G. Sleve(13)	7,684	3,000	10,684	*
Joseph P. Mirabito(14)	191,939	-	191,939	8.51%
William Mirabito(15)	189,639	-	189,639	8.41%
John B, Williamson III16)	6,360	-	6,360	*
Russell Miller(17)	746	3,000	3,746	*
Matthew Cook(18)	609	3,000	3,609	*
All directors, director nominees and executive officers as a group (11 individuals)(19)	973,821	32,000	1,005,821	44.60%

* Less than 1%

(1) Unless otherwise indicated, Corning Gas believes that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Corning Natural Gas Corporation, 330 West William Street, Corning, New York 14830.

(3) Shares of common stock the beneficial owner has the right to acquire through stock options or warrants that are or will become exercisable within 60 days.

(4) Includes 350,251 shares of common stock held by Gabelli Funds, LLC and 90,569 shares held by Teton Advisors, Inc. Each of Gabelli Funds and Teton Advisors has sole voting and dispositive power over the shares of common stock held by it. Based solely on information in Amendment No. 15 to Schedule 13D filed with the SEC on September 21, 2012.

(5) Based solely on information in Amendment No. 1 to Schedule 13D filed with the SEC on September 24, 2012.

(6) Includes (a) 7,660 shares of common stock owned by Mr. German's son which Mr. German disclaims beneficial ownership except to the extent of his pecuniary interest therein, (b) 20,000 options to purchase common stock and (c) 9,731 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program.

(7) Based solely on information in Amendment No. 1 to Schedule 13G dated September 13, 2010 and filed with the SEC on November 12, 2010 and the Form 4's filed with the SEC on October 12, 2012 and adjusted for the rights offering in September 2012.

(8) Based solely on information in Amendment No. 4 to the Schedule 13G filed with the SEC on February 7, 2013, adjusted for the 1 for 2 stock dividend in April 2011 and the rights offering in September 2012.

(9) Includes 7,275 shares of restricted stock.

(10) Includes 7,200 shares of restricted stock and 499 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program.

(11) Includes 600 shares of restricted stock, options to purchase 3,000 shares of common stock and 331 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program.

(12) Includes 7,125 shares of restricted stock and 519 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program. 6,819 shares of common stock are beneficially owned by Vincent J. Welch Trust, of which Mr. Welch is one of three trustees having voting and investment powers.

(13) Includes 600 shares of restricted stock, options to purchase 3,000 shares of common stock and 403 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program.

Page 21.

(14) Includes 3,997 shares of restricted stock and 2,299 shares held by Mr. Mirabito's wife. Mr. Mirabito disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest therein. Also includes 185,425 shares of common stock owned by Mirabito Holdings, Inc. Mr.Mirabito is the Chief Executive Officer of Mirabito Holdings, Inc. and holds a 20% ownership interest in the corporation.

(15) Includes 3,997 shares of restricted stock. Also includes 185,425 shares of common stock owned by Mirabito Holdings, Inc. Mr. Mirabito is the Vice President of Mirabito Holdings, Inc. and holds a 21% ownership interest in the corporation.

(16) Includes 3,997 shares of restricted stock and 1,687 shares owned jointly with spouse.

(17) Includes (a) 600 shares of restricted stock, (b) options to purchase 3,000 shares of common stock, (c) 52 shares owned by Mr. Miller's wife and (d) 9 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program. Mr. Miller disclaims beneficial ownership of the securities owned by his wife except to the extent of his pecuniary interest therein.

(18) Includes 600 shares of restricted stock, 9 shares of common stock acquired through Corning Gas's Dividend Reinvestment Program and options to purchase 3,000 shares of common stock.

(19) Includes 185,425 shares of common stock owned by Mirabito Holdings, Inc. Mr. Joseph Mirabito is the Chief Executive Officer of Mirabito Holdings, Inc. and holds a 20% ownership interest in the corporation, and Mr. William Mirabito is the Vice President of Mirabito Holdings, Inc. and holds a 21% ownership interest in the corporation.

Adjournment

It is currently expected that on October 30, 2013, the scheduled date of the Special Meeting, votes will be taken and the polls closed on the Holding Company Proposal, as well as any other matters that properly come before the Meeting. It is possible, however, that the management of Corning Gas may propose one or more adjournments of the Special Meeting in order to permit further solicitation of proxies with respect to the proposals being considered at the Special Meeting or for other reasons.

Proxies solicited by the Board of Directors will be voted in favor of any adjournment proposed by management. However, if management proposes an adjournment in order to permit further solicitation of proxies with respect to any proposal, as contemplated above, proxies that direct votes "AGAINST" that proposal will not be used to vote in favor of that adjournment.

If any adjournment is properly proposed on behalf of any person other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such adjournment in accordance with their best judgment. In order for any adjournment to be approved, the votes cast in favor of adjournment must exceed the votes opposing adjournment.

This proxy statement will apply to any postponements or adjournments of the Special Meeting.

Page 22.

THE HOLDING COMPANY PROPOSAL

General

The Holding Company Proposal is for shareholders to adopt a Plan of Exchange whereby each share of the outstanding Corning Gas Common Stock is exchanged for a share of Holding Company Common Stock, thereby implementing a holding company structure for Corning Gas. If the proposal is implemented, Corning Gas will become a wholly-owned subsidiary of the Holding Company. Holding Company Common Stock will be owned by the former owners of Corning Gas Common Stock in the same proportion as they previously owned Corning Gas. As a subsidiary of the Holding Company, Corning Gas will continue to operate its regulated natural gas distribution business. The Holding Company will also have subsidiaries that engage in competitive businesses.

Corning Gas and the Holding Company have entered into a Plan of Exchange. A copy of that plan is attached as Exhibit A and is incorporated by reference into this document. Highlights include:

    Holding Company is a New York corporation and presently a wholly owned subsidiary of Corning Gas.
    If Corning Gas shareholders approve the Holding Company Proposal, the share exchange will become effective at the later of the filing of a certificate of exchange with the New York State Department of State, or on such later date and time set forth in the certificate of exchange, which filing will follow the receipt of applicable regulatory approvals.
    On the effective date of the share exchange, each share of Corning Gas Common Stock will automatically be exchanged for one share of Common Stock of the Holding Company (other than shares held by shareholders perfecting their dissenters' rights). As a result, all Corning Gas common shareholders will become common shareholders of the Holding Company. All the shares of Common Stock of the Holding Company previously held by Corning Gas will be canceled.
    After the share exchange, Corning Gas will be a wholly owned subsidiary of the Holding Company.

Up to 2,593,218 shares of Corning Gas Common Stock (shares outstanding plus shares issuable pursuant to the Dividend Reinvestment Plan and the Stock Plan) will be exchanged for shares of Holding Company Common Stock upon the effectiveness of the Share Exchange. The exact number of shares will depend upon the number of shares issued and outstanding at the time of the Share Exchange. This number may change for various reasons, including the issuance of additional shares under the Dividend Reinvestment Plan.

THE MEMBERS OF THE BOARD OF DIRECTORS OF CORNING GAS HAVE UNANIMOUSLY ADOPTED THE PLAN OF EXCHANGE AND APPROVED THE HOLDING COMPANY STRUCTURE, AND RECOMMEND THAT YOU VOTE "FOR" THE HOLDING COMPANY PROPOSAL.

Reasons for the Holding Company Proposal

General

A holding company structure for Corning Gas will provide financial and regulatory flexibility needed to engage effectively in alternate businesses relating to natural gas gathering, transportation, and distribution while continuing to operate ours regulated gas distribution business. The holding company structure is prevalent in the utility industry.

Page 23.

Changing Regulatory Environment

In recent years, federal and state initiatives have promoted the development of competition in the production, transportation and sale of natural and gas. In general, these initiatives have sought to unbundle the integrated services that electric and gas utilities have traditionally provided and to enable customers to purchase electricity and gas directly from suppliers other than their local utilities.

Changing Natural Gas Industry

Corning Gas has operated primarily as a traditional natural gas distribution utility that purchases, transports, stores and distributes natural gas. The traditional utility company structure is no longer best suited for meeting the business demands of a competitive energy marketplace. The holding company structure is a well-established form of organization for companies engaging in multiple lines of business, and is increasingly prevalent in the electric and natural gas utilities industry. Many energy utilities already are organized under a public utility holding company structure. Under a holding company structure, we would be able to engage in non-utility businesses without obtaining the prior approval of the NYPSC, generally. This would enable us to pursue such business opportunities in a timely manner.

Flexibility for Utility and Competitive Businesses

Corning Gas operates under the regulatory requirements of the New York Public Service Law ("NYPSL") and the NYPSC. Under Section107 of the NYPSL, Corning Gas must obtain the approval of the NYPSC before Corning Gas may invest revenues derived from its regulated business in any business other than its own utility business. Pursuant to the NYPSC Settlement Agreement as approved by the NYPSC on May 17, 2013, Corning Gas is authorized under Section107 of the NYPSL to make a loan of $1 million with interest at 2.10% (equivalent to the rate which Corning Gas must pay on customer deposits), to the Holding Company or Leatherstocking Gas to fund other businesses. The Holding Company will not be subject to Section107 of the NYPSL or regulation by the NYPSC, except as set forth in the NYPSC Settlement Agreement, the NYPSL, and future orders relating to the relationship between Corning Gas and the Holding Company or its other subsidiaries and affiliates.

Under Section69 of the NYPSL, Corning Gas cannot issue debt or equity securities for other than certain specified utility purposes. This restriction has not posed a practical problem in the past because Corning Gas's competitive businesses have been limited in both scope and magnitude. The Holding Company and its subsidiaries other than Corning Gas will be able, without NYPSC approval, to issue securities for their general corporate purposes and to finance various transactions that may be undertaken.

The Holding Company's Business

The Holding Company is a New York corporation incorporated by Corning Gas for purposes of implementing the Holding Company Proposal. The principal executive offices of the Holding Company are located at 330 West William Street, Corning, New York 14830, and its telephone number is 607-936-3755. The Holding Company has not had any business operations. The currently outstanding shares of Holding Company Common Stock are owned by Corning Gas and will be canceled when the Holding Company Proposal is implemented.

Following implementation of the Holding Company Proposal, the Holding Company will own all the outstanding Corning Gas Common Stock and the stock of Corning Appliance Corporation and possibly other subsidiaries that will engage in competitive businesses. See "INFORMATION ABOUT THE HOLDING COMPANY - Other Holding Company Subsidiaries" at page 52. The financial results of the Holding Company will depend on the results of operations of Corning Gas and the Holding Company's other subsidiaries. The Holding Company may establish one or more intermediate, subsidiary holding companies to hold its Corning Gas Common Stock and the stock of its other subsidiaries.

Page 24.

The Holding Company will finance its operations, dividend and distributions to holders of Holding Company Common Stock, investments in its subsidiaries and various transactions that may be undertaken, including possible acquisitions of interests other companies or businesses, from dividends and other distributions it receives from Corning Gas and its other subsidiaries, borrowings and the sale of equity or debt securities. The NYPSC Settlement Agreement limits the dividends that Corning Gas may pay to the Holding Company, which may limit the funds Holding Company has available to pay dividends to holders of its Common Stock. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55 for further discussion of the specific limitations.

There can be no assurance that the subsidiaries of the Holding Company other than Corning Gas will have earnings or pay any dividends to the Holding Company.

Conditions to the Share Exchange

In addition to approval of the Holding Company Proposal, including the Plan of Exchange, by the holders of Common Stock in accordance with Section 913(c) of the NYBCL, the Share Exchange is subject to the satisfaction of the following conditions, provided, however, that the Boards of Directors of Corning Gas and the Holding Company may, in their sole discretion, waive the satisfaction of any condition other than NYPSC approval:

    Holders of fewer than 5% of the outstanding shares of Corning Gas Common Stock will have perfected their statutory appraisal rights to obtain the "fair value" of their shares of Corning Gas Common Stock;
    all necessary orders, authorizations, approvals or waivers from the NYPSC and all other applicable regulatory bodies, boards or agencies shall have been received or remain in full force and effect, as the case may be, and shall not include, in the sole judgment of Corning Gas's Board of Directors, unacceptable conditions;
    the Boards of Directors of Corning Gas and the Holding Company will not have abandoned the Share Exchange;
    the Certificate of Exchange shall have been filed with the New York State Department of State pursuant to Section913(d) of the NYBCL; and
    the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus forms a portion, shall have been declared effective by the SEC.

Regulatory Approvals

The Holding Company will not be subject to regulation by the NYPSC, except to the extent that the rules or orders of these agencies impose restrictions on the Holding Company's relationships with Corning Gas or Corning Gas's relationships with the Holding Company's other subsidiaries.

Approval of NYPSC Settlement Agreement

The Share Exchange requires the approval of the NYPSC pursuant to Section70 of the NYPSL. On March15, 2013, the DPS Staff agreed with Corning Gas on the NYPSC Settlement Agreement that would authorize the corporate reorganization of Corning Gas into a holding company structure on certain conditions. The NYPSC Settlement Agreement, with certain modifications, was approved by the NYPSC on May 17, 2013. See "THE HOLDING COMPANY PROPOSAL - The NYPSC Settlement Agreement" beginning at page 26.

Exemption from the Public Utility Company Holding Act of 2005

The Holding Company will be a "holding company" under the Public Utility Holding Company Act of 2005 ("PUHCA") (18 C.F.R. 366.1 et seq.). The Holding Company will be required to give notice of its status as a public utility holding company to the Federal Energy Regulatory Commission ("FERC") within 30 days after the Exchange Date.

Page 25.

The Holding Company expects to seek a waiver of the accounting, record-retention and reporting requirements otherwise applicable to public utility holding companies and their associated service companies under Section366.3(a)(1) of PUCHA and applicable regulations 18 CFR Section 366.3. The exemption is available to holding companies whose business operations, including its public utility operations, are predominantly intrastate in character. We believe Holding Company is entitled to an exemption on the basis that Corning Gas and, indirectly, Holding Company are each organized and carry on their utility businesses substantially in the State of New York and that neither will derive any material part of its income from a public utility company organized outside of the State of New York. This waiver should be available even though Holding Company subsidiaries that are neither an "electric utility company" nor a "gas utility company" under PUCHA will engage in interstate activities. The exemption would exempt the Holding Company from Sections 366.2 and 366.21 of PUHCHA, relating to FERC's access to the Holding Company's books and records. The Holding Company must notify FERC if the Holding Company acquires in whole or a more than 10% interest in another public utility company or holding company.

The NYPSC Settlement Agreement

Corporate Reorganization

The NYPSC Settlement Agreement authorizes the reorganization of Corning Gas in to a holding company structure whereby each shareholder owning Corning Gas Common Stock will own a corresponding number of shares of Holding Company Common Stock immediately after the reorganization, and the Holding Company will own all outstanding shares of Corning Gas Common Stock. The local distribution company business of Corning Gas will remain under the jurisdiction of the NYPSC, as a subsidiary of Holding Company. The interest in the Leatherstocking JV Companies will be transferred from Corning Appliance Corporation to the Holding Company. Holding Company may also own interests in other regulated or unregulated businesses.

Board of Directors and Officers

A majority of the Corning Gas Directors must be Independent Directors, as that term is defined in Section10A of the Securities Exchange Act of 1934. Corning Gas Directors may also serving as Holding Company directors. Corning Gas must require its directors to follow a recusal process previously adopted by the NYPSC in an Order dated October 19, 2012. If any director is alleged to have failed to follow the recusal standards and the allegations are not shown to be incorrect, the Nominating Committee will not include the director in question on the slate of candidates for re-election. In the event of a violation of the system of recusals, Corning Gas will file a Form 8-K with the SEC, if necessary.

Relationship among Affiliates

Corning Gas may use the services of its Chief Financial Officer for accounting and financial reporting purposes, and may include the cost for those services in the allocation to the Leatherstocking JV Companies established in the current Gas Rates Joint Proposal. In addition, two clerical accounting employees may provide services to unregulated affiliates on a fully allocated cost basis, but for no more than a combined 5% of their time. While there is a general prohibition on use of Corning Gas employees, those employees are permitted to respond to emergencies on behalf of affiliates that are not regulated utilities.

Dividend Restrictions

The NYPSC Settlement Agreement limits the dividends that Corning Gas may pay, which may limit the funds Holding Company has available to pay dividends to holders of its Common Stock. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55 for further discussion of the specific limitations.

Page 26.

Rate Setting

If the NYPSC establishes rates for Corning Gas that do not recognize Corning Gas's actual equity capitalization, Corning Gas may dividend its excess equity capitalization to match the equity capitalization recognized by the NYPSC for rate setting purposes.

Money Pooling

Corning Gas may participate in a money pool as a borrower or lender, but only if all of the other participants, with the exception of Holding Company, are regulated utilities operating within the United States. However, Corning Gas may not participate in any money pool where money is loaned by any participant to Holding Company.

Financial Transparency and Reporting

Except as expressly permitted in the NYPSC Settlement Agreement, Corning Gas may not lend to, guarantee or financially support Holding Company or any of its affiliates or subsidiaries, or any non-regulated businesses. Corning Gas's banking, credit facilities and cash management arrangements must be separate from other affiliates.

Cross-Default Provisions

Neither Holding Company nor any of its affiliates may enter into any cross-default provision which affects Corning Gas in any manner.

Equity Issuances

After the reorganization is completed, Corning Gas will no longer issue equity and Holding Company will assume Corning Gas's equity issuance obligations.

Sharing of Revenues

Neither Holding Company nor any of its affiliates may engage in activities competing with Corning Gas within the area of New York State in which Corning Gas provides natural gas distribution service pursuant to NYPSC approved municipal franchises. Holding Company or any affiliate that constructs pipelines for gathering and/or transportation that use Corning Gas's facilities must pay access and transportation charges and the revenues from those charges are to be shared between shareholders and customers of Corning Gas in the same percentages as those in place under Corning Gas's current Gas Rates Joint Proposal.

Insurance

The cost of insurance will be allocated and billed among Corning Gas and its affiliates in accordance with the standards previously established in the NYPSC Order dated October 19, 2012.

Vote Required

The affirmative vote of the holders of record on the Record Date of two-thirds of the outstanding shares of Common Stock is required to approve the Holding Company Proposal. Approval by two-thirds of Corning Gas Common Stock will necessarily satisfy an additional statutory requirement that a majority of the outstanding shares of Corning Gas Common Stock approve the Share Exchange. Because the requirement for this proposal is the affirmative vote of two-thirds of the outstanding shares of Common Stock, broker non-votes and abstentions will have the effect of an "AGAINST" vote.

Implementation of the Holding Company Proposal

Page 27.

The Holding Company Proposal will be implemented pursuant to the Plan of Exchange (included as ExhibitA to this Proxy Statement/Prospectus and incorporated herein by reference) that provides for the Share Exchange, in which each share of Corning Gas Common Stock outstanding immediately prior to the Share Exchange will be automatically exchanged for one share of Holding Company Common Stock, the Holding Company will become the owner of all outstanding Corning Gas Common Stock and the shares of Holding Company Common Stock held by Corning Gas immediately prior to the Share Exchange will be canceled. The Plan of Exchange has been unanimously adopted by Corning Gas's Board of Directors and the Holding Company's Board of Directors.

Each person who owns Corning Gas Common Stock immediately prior to the Share Exchange will own the same number of shares of Holding Company Common Stock immediately following the Share Exchange (assuming the person does not elect the statutory appraisal rights discussed below).

Amendment or Termination

Corning Gas's Board of Directors and the Holding Company's Board of Directors may amend or terminate the Plan of Exchange, abandon the Share Exchange or amend the Holding Company's Certificate of Incorporation or by-laws at any time prior to the implementation of the Holding Company Proposal. No amendment, however, may materially and adversely affect the rights of Corning Gas's shareholders, as determined in the sole judgment of Corning Gas's Board of Directors. Following implementation of the Holding Company Proposal, the Holding Company's Certificate of Incorporation and by-laws may be amended in accordance with applicable law.

Exchange of Stock Certificates

If the Holding Company Proposal is implemented, it will not be necessary for holders of Corning Gas Common Stock to physically exchange their existing stock certificates for certificates of Holding Company Common Stock. The certificates which represent shares of Corning Gas Common Stock outstanding immediately prior to the implementation of the Holding Company Proposal will automatically represent an equal number of shares of Holding Company Common Stock immediately after the implementation and will no longer represent Corning Gas Common Stock. Thereafter, new certificates bearing the name of the Holding Company will be issued if and as certificates representing shares of Corning Gas Common Stock outstanding immediately prior to the implementation of the Holding Company Proposal are presented for exchange or transfer.

Limited Trading of Holding Company Common Stock

Corning Gas Common Stock is traded over-the-counter and sales are reported on the Nasdaq Stock Market's OTC Bulletin Board under the symbol "CNIG." Following implementation of the Holding Company Proposal, Corning Gas Common Stock, which will then be owned by the Holding Company will no longer be traded over-the-counter. It is expected that subsequent to the implementation of the Holding Company Proposal the Holding Company Common Stock will be traded over-the-counter on the OTC Bulletin Board under the symbol "CNIG."

Corning Gas Stock Plans

Pursuant to the Plan of Exchange, all shares of Corning Gas Common Stock (including uncertificated whole and fractional shares) held under the Dividend Reinvestment Plan, all shares of restricted stock and all options on shares under the Stock Plan, will be automatically exchanged for an equal number of shares, or options on shares of Holding Company Common Stock and the plans will be amended to provide for transactions in Holding Company Common Stock instead of Corning Gas Common Stock. Approval of the Holding Company Proposal by the holders of Corning Gas Common Stock will also be considered approval of this amendment to the plans.

Material Federal Income Tax Consequences

Corning Gas and the Holding Company have received an opinion from Nixon Peabody LLP regarding material federal income tax consequences of the implementation of the Holding Company Proposal.

Page 28.

General

The following discussion summarizes the material federal income tax consequences relating to the share exchange. This summary is not a complete analysis of all of the potential federal income tax consequences relating to the transaction and may not address all aspects of income taxation that may be relevant to every shareholder. The personal tax circumstances of shareholders differ and shareholders may be subject to special treatment under the income tax laws, including:

    holders who are not United States persons;
    financial institutions;
    tax-exempt organizations;
    insurance companies;
    dealers or brokers in securities; or
    holders who held their stock as part of a hedge, appreciated financial position, straddle or conversion transaction.

Except as otherwise indicated, statements of legal conclusion about tax treatments, effects or consequences are the opinion of Nixon Peabody LLP, counsel for Corning Gas and the Holding Company. No rulings have been requested from the Internal Revenue Service. You should consult your own tax advisor about the specific tax consequences of the share exchange, including the application and effect of state or local income and other tax laws.

The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, currently applicable Treasury regulations and existing judicial and administrative interpretations and decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change these legal conclusions either prospectively or retroactively.

The share exchange will be treated as a transfer of all of the outstanding Common Stock of Corning Gas by Corning Gas's shareholders to the Holding Company solely in exchange for all of the outstanding Common Stock of the Holding Company. This exchange will qualify for nonrecognition treatment under Section 351(a) of the Code or Section 368(a)(1)(B) of the Code.

Tax Implications to Corning Gas Shareholders

For federal income tax purposes, no gain or loss will be recognized by the holders of Corning Gas Common Stock as a result of the Share Exchange. The aggregate tax basis of the Holding Company Common Stock received by a shareholder will be the same as the shareholder's aggregate tax basis in Corning Gas Common Stock surrendered in the Share Exchange. The holding period of the Common Stock of the Holding Company held by a shareholder will include the period during which the shareholder held Corning Gas Common Stock, provided that the Common Stock was held as a capital asset on the date of the Share Exchange.

Tax Implications to Corning Gas and the Holding Company

No gain or loss will be recognized by Corning Gas or the Holding Company for federal income tax purposes as a result of the Share Exchange. For federal income tax purposes, the basis of Corning Gas Common Stock received by the Holding Company will be the same as Corning Gas's net asset basis immediately before the Share Exchange, subject to adjustments under Treasury Regulations relating to consolidated groups; and the Holding Company's holding period in the Corning Gas Common Stock received in the Share Exchange will include the period during which that stock was held by the shareholders.

Other Tax Aspects

Apart from federal income tax aspects, no attempt has been made to determine any tax that may be imposed on a shareholder by the country, state or jurisdiction in which the holder resides or is a citizen. You may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions. You may also be subject to intangible property, transfer, estate and inheritance taxes in your state of domicile. You should consult your own tax advisor with regard to state and local income, property transfer, inheritance and estate taxes.

Page 29.

The federal income tax discussion set forth above is intended to provide only a summary of the material tax consequence of the share exchange, and does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any foreign, federal, state, or local tax consequences of the disposition of stock in Corning Gas or the Holding Company either before or after the share exchange. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular tax consequences to you of the share exchange or a disposition of stock.

Accounting Treatment

The consolidated assets and liabilities of the Holding Company and its subsidiaries immediately after the Holding Company Proposal is implemented will be the same as the consolidated assets and liabilities of Corning Gas immediately before implementation. The Holding Company, on an unconsolidated basis, will record its investment in Corning Gas and in subsidiaries transferred by Corning Gas to the Holding Company at their net book value. The Share Exchange will result in the Holding Company becoming the owner of the Corning Gas Common Stock. This change in ownership has no accounting effect on Corning Gas. The transfers of subsidiaries by Corning Gas to the Holding Company will reduce Corning Gas's retained earnings by an amount equal to the net book value of the subsidiaries.

Statutory Appraisal Rights

If the Holding Company Proposal is implemented, holders of Corning Gas Common Stock who did not vote for the Holding Company Proposal and who timely dissent and follow the procedures in Sections 623 and 910 of the NYBCL set forth in ExhibitD to this Proxy Statement/Prospectus ("Dissenting Holders") will have certain rights to demand payment in cash for the "fair value" of their shares of Corning Gas Common Stock to the extent and on the basis provided in Sections 623 and 910. Failure to follow precisely any required procedure on a timely basis may result in the loss of those rights. Dissenting Holders receiving payment pursuant to those rights would not also be entitled to receive Holding Company Common Stock.

The following summary of the applicable provisions of Sections 623 and 910 of the NYBCL is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910, copies of which are included as ExhibitD to this Proxy Statement/Prospectus.

THIS SUMMARY AND EXHIBIT D SHOULD BE REVIEWED CAREFULLY BY ANY COMMON STOCKHOLDER OF CORNING GAS WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO. FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR SECTION 910 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS.

A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CORNING GAS COMMON STOCK THAT ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER APPRAISAL RIGHTS THE BENEFICIAL OWNER MAY HAVE.

A Dissenting Holder must file a written objection to the proposal with Corning Gas before the Special Meeting, or at the Special Meeting but before the vote on the Holding Company Proposal is taken. The written objection must include (i) a notice of the holder's election to dissent, (ii) the holder's name and residence address, (iii) the number of shares of Corning Gas Common Stock as to which the holder dissents, and (iv) a demand for payment of the fair value of the holder's shares of Corning Gas Common Stock if the Holding Company Proposal is implemented. An objection is not required from any Dissenting Holder to whom Corning Gas did not give notice of the Special Meeting in accordance with the NYBCL. Any written objection must be addressed to Corning Natural Gas Corporation, 330 West William Street, Corning, New York 14830, Attention: Stanley G. Sleve, Corporate Secretary.

Page 30.

For purposes of perfecting appraisal rights pursuant to Section623 of the NYBCL, the written objection of a Dissenting Holder, which is addressed as provided above, shall be deemed filed with Corning Gas upon receipt of the objection by Corning Gas. Neither voting against nor failure to vote for the Holding Company Proposal will constitute the written objection required to be filed by a Dissenting Holder. Failure to vote against the Holding Company Proposal, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL, provided that a written objection has been properly filed. A stockholder voting to adopt the Holding Company Proposal will be deemed to have waived the stockholder's appraisal rights.

A Dissenting Holder may not dissent as to less than all the shares of Corning Gas Common Stock held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Corning Gas Common Stock of the beneficial owner, as to which the nominee or fiduciary has a right to dissent, held of record by the nominee or fiduciary. Furthermore, if the shares of Corning Gas Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of Corning Gas Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly state in the demand that the agent is acting as agent for the record owner or owners of the shares of Corning Gas Common Stock. A record holder, such an a broker or an agent, who holds shares of Corning Gas Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of the beneficial owners who desire to demand appraisal with respect to the shares of Corning Gas Common Stock held for the beneficial owners.

Within ten days after the date the Holding Company Proposal is approved by vote of Common Stock, Corning Gas or the Holding Company, as the case may be, will give written notice of the adoption by registered mail to each Dissenting Holder. At the time of filing a notice of election to dissent, or within one month thereafter, a Dissenting Holder must submit the certificate or certificates representing the holder's shares of Corning Gas Common Stock to Corning Gas, for a notation thereon of the election to dissent, after which the certificates will be returned to the holder or other person who submitted them on behalf of the holder. Any Dissenting Holder who fails to submit the certificates for notation will, at the election of Corning Gas or the Holding Company (exercised by written notice to such holder within 45 days from the date of filing of the notice to dissent), lose the holder's appraisal rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which holders of shares of Corning Gas Common Stock may file their notices of election to dissent, or within 15 days after the implementation of the Holding Company Proposal, whichever is later (but in no case later than 90 days after the shareholders' vote adopting the Holding Company Proposal), Corning Gas or the Holding Company, as the case may be, is required to make a written offer (which, if the Holding Company proposal has not been implemented, may be conditioned on such implementation) by registered mail to each Dissenting Holder to pay for the holder's shares of Corning Gas Common Stock at a specified price which Corning Gas or the Holding Company, as the case may be, considers to be their fair value. If Corning Gas or the Holding Company, as the case may be, and a Dissenting Holder are unable to agree as to the value, Corning Gas or the Holding Company, as the case may be, in accordance with Section623(h) of the NYBCL intends to institute a special proceeding in the New York Supreme Court, New York County to determine the fair value.

INFORMATION ABOUT CORNING GAS

Corning Gas's Business

Corning Natural Gas, incorporated in 1904, is a natural gas utility. Corning Gas distributes natural gas through its distribution and transmission network to residential, commercial, industrial and municipal customers in the Corning, Hammondsport and Virgil, New York, areas and to two other gas utilities which service the Elmira and Bath, New York, areas. Corning Gas is franchised to supply gas service in all of the political subdivisions in which it operates. Corning Gas also transports and compresses gas for a gas producer from its gathering network into an interstate pipeline. Corning Gas is under the jurisdiction of the Public Service Commission of New York State which oversees and sets rates for New York gas distribution companies.

Page 31.

Gas Supply

Corning Gas has contracted with various sources to provide natural gas to its distribution system. Corning Gas contracts for pipeline capacity, as well as storage capacity of approximately 736,000 dekatherms ("Dth"). Corning Gas had a contract with Atmos Energy Marketing, LLC to manage its transportation and storage assets from 2008 through March 2011. Since April 1, 2011, Corning Gas's supply asset manager is ConocoPhillips. This contract expires on March 31, 2014.

Corning Gas does not expect a shortage of natural gas to impact its business over the next five to ten years. Natural gas supply over the last several years has been positive, and domestic reserves and production have increased. This is especially true in proximity to Corning Gas's distribution network. Corning Gas likewise anticipates no shortages of the necessary pipes and valves for safe distribution of natural gas, and continue to receive material inventory from various reliable sources.

Seasonality

Because Corning Gas's business is highly seasonal in nature, sales for each quarter of the year vary and are not comparable. Sales vary depending on seasonal variations in temperature, although Corning Gas's weather normalization and revenue decoupling clauses in Corning Gas's latest NYPSC rate order serve to stabilize net revenue from the effects of unusual temperature variations and conservation. The weather normalization and revenue decoupling clauses allow Corning Gas to adjust residential and small commercial customer billings to compensate for changes in weather and net revenue, respectively.

Significant Customers

Corning Gas has four major customers, Corning Incorporated, New York State Electric & Gas Corporation, Bath Electric, Gas & Water Systems, and Talisman Energy USA Incorporated. Although Talisman Energy USA Incorporated is a significant customer, Corning Gas does not deliver gas to it. Rather Corning Gas receives gas from several of its gathering systems and wells, and transports this gas through its system. The loss of any of these customers would have an impact on Corning Gas's financial results. Additional information is provided in Note 2 to the Notes to Consolidated Financial Statements.

Employees

Corning Gas had 59 employees as of June 30, 2013, 56 employees as of December 31, 2012, and 54 as of September 30, 2012. Of this total, nearly half are union labor working under an agreement effective until April 2, 2015.

Competition

Historically, the competition in Corning Gas's residential market has been primarily from electricity for cooking, water heating and clothes drying, and to a small degree, electricity, fuel oil and propane for heating. The price of gas remains low in comparison to that of alternative fuels in the service territory and Corning Gas's competitive position in the residential, commercial and industrial market continues to be very strong. Over 90% of Corning Gas's residential customers heat with gas. When Corning Gas expands its distribution system to attract new customers, its principal competition is oil and propane. Natural gas enjoys a price advantage over these fuels today.

Environmental Regulation

Corning Gas believes it is in compliance with present federal, state and local provisions relating to the protection of the environment. Corning Gas does not expect that continued compliance with these requirements will have any material adverse effect on capital expenditures, earnings and financial position. Corning Gas has no former manufactured gas plant sites (MGP) and is not a party to any environmental proceedings, litigation or complaints.

Property

Corning Gas's headquarters are located at 330 West William Street, Corning, New York. This structure is physically connected to the operations center.

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Corning Gas's pipeline system is surveyed each year as required for compliance with federal and state regulations. Any deficiencies found are corrected as mandated. Approximately 425 miles of distribution main, 15,000 services, and 86 regulating stations, along with various other properties are owned by Corning Gas, except for one section of 10" gas main that is under long term lease. All of the property owned by Corning Gas is adequately insured and is subject to the lien of Corning Gas's first mortgage indenture.

Legal Proceedings

On August 30, 2012, counsel to Gas Natural, Inc. and Richard M. Osborne sent a letter to counsel representing Corning Gas offering to settle and release, for a $650,000 cash payment, claims related to Gas Natural Inc.'s previous offers to purchase Corning Gas and other activities, including Corning Gas's 2010 rights offering. The Company has been in discussion with representatives of Gas Natural, Inc. and Mr. Osborne. On December 11, 2012, at its regularly scheduled meeting, the Board of Directors approved settling the claims for $200,000 in exchange for general releases and certain other consideration. On December 13, 2012, Corning Gas was notified by counsel for Gas Natural, Inc. that Gas Natural, Inc.'s Board of Directors, Richard Osborne and the Osborne Trust had approved the settlement. The after tax expense that resulted from this agreement was $126,000 and is shown in other deductions, net for the current quarter on Corning Gas's Income Statement. The Company believes its actions in connection with the offers, the rights offering and other activities were in the best interest of Corning Gas and its shareholders.

Market for the Registrant's Common Equity, Related Shareholder Matters and Issuer Purchases of Common Equity

The principal market on which Corning Gas's common stock is traded is the Over-the-Counter Bulletin Board, or OTCBB, under the symbol "CNIG". Trading in the Common Stock is limited and sporadic. The following table sets forth the high and low closing sale prices as reported on the OTCBB for Corning Gas's Common Stock for each quarter within Corning Gas's last two fiscal years. Because Corning Gas's stock is traded on the OTCBB, these quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. The market prices have been adjusted retroactively to reflect the stock dividend in April 2011 (see "Dividends" for more information). The number of shareholders of record of Corning Gas's Common Stock was 206 at August 20, 2013.

MARKET PRICE (OTCBB)
Quarter Ended	High	Low
December 31, 2010	14.33	12.33
March 31, 2011	16.00	13.83
June 30, 2011	23.33	11.11
September 30, 2011	20.00	16.50
December 31, 2011	17.50	16.38
March 31, 2012	19.00	16.50
June 30, 2012	17.50	15.75
September 30, 2012	17.99	15.50
December 31, 2012	17.00	15.25
March 31, 2013	15.50	15.05
June 30, 2013	19.95	15.00

Dividends

On March 13, 2009, the NYPSC in Case 07-G-0772 lifted the prohibition on the payment of dividends on Corning Gas's Common Stock but limited pay outs to a percentage of earnings tied to Corning Gas's debt/equity ratio. At its regular meeting on December 14, 2010, the Board of Directors approved an increase in the quarterly dividend from $.15 a share to $.1725 a share and was paid on January 15, 2011 to shareholders of record as of December 31, 2010, and on April 15, 2011 for shareholders of record on March 31, 2011. The dividend rate of $.1725 reflects the pre-stock dividend rate. The Board of

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Directors reviewed the quarterly dividend rate at its next regularly scheduled meeting on June 14, 2011 and adjusted the dividend rate to $.115. This dividend was paid on July 15, 2011 to shareholders of record on June 30, 2011, on October 15, 2011 to shareholders of record on September 30, 2011 and on January 16, 2012 to shareholders of record on December 31, 2011. At its regular meeting on February 10, 2012, the board of directors approved an increase in the quarterly dividend to $.12 a share. This dividend was paid on April 16, 2012 to shareholders of record on March 31, 2012, on July 16, 2012 to shareholders of record on June 30, 2012, on October 15, 2012 to shareholders of record on September 30, 2012, and on December 31, 2012 to shareholders of record on December 21, 2012. This dividend payment would customarily have been paid in January 2013 but was paid on December 31, 2012 in anticipation of changes in the federal income tax code. On February 12, 2013, the board of directors approved an increase in the quarterly dividend to $.125 a share. This dividend was paid on April 15, 2013 to shareholders of record on March 31, 2013, and on July 15, 2013 to shareholders of record on June 30, 2013.

On May 28, 2009, Corning Gas registered 100,000 shares of Common Stock with a par value of $5 per share for a dividend reinvestment program. As part of this program 761 shares were issued in 2009, 2,319 shares were issued in 2010, 3,976 shares in 2011 and 5,689 shares in 2012. A total of 12,745 shares have been issued since the program started.

On March 21, 2011, Corning Gas set April 1, 2011 as the record date for a one for two stock dividend on its outstanding Common Stock as authorized by the NYPSC in an order in Case 10-G-0647 dated March 17, 2011. Each shareholder of record as of close of business on the record date was paid one share of common stock for each two shares held by such holder on April 20, 2011. Due to this stock dividend, all computations of number of shares and earnings per share have been adjusted retroactively for prior periods to reflect the change in capital structure.

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CORNING GAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Corning Gas's primary business is natural gas distribution. Corning Gas serves approximately 15,000 customers through 425 miles of pipeline in the Corning, Hammondsport and Virgil, New York areas. The market for natural gas in Corning Gas's traditional service territory is relatively saturated with limited growth potential. However, growth opportunities do exist in extending Corning Gas's mains to areas adjacent or reasonably close to areas Corning Gas currently serves. In addition, Corning Gas continues to see expansion opportunities in the commercial and industrial markets. Corning Gas's largest customer, Corning Incorporated, has added additional research capacity in our service area that is increasing our revenue and margins. Corning Incorporated has recently announced a major expansion of one of its production plants in the area and Corning Gas expects to see significant load growth by 2015. Several new institutional and commercial facilities have been announced in Corning Gas's service territory. For example, the following projects are moving forward: a new hospital, two local motels, a new dormitory for the local community college and a large expansion to a local museum. A new math/science high school opened in the fall of 2012. Corning Gas completed a project to provide service to a large asphalt plant in May 2012 and a farm complex in October 2012.

Corning Gas's management believes that one of its most promising growth opportunities for both revenues and margins is increasing connection with local gas production sources. Corning Gas completed a new pipeline to Marcellus Shale gas in Pennsylvania in 2009. This pipeline has significantly increased throughput and margins. In 2010, Corning Gas upgraded portions of Lines 4, 7 and 13 to increase its capacity to transport local production gas. Corning Gas has completed a compressor station that is working in conjunction with its pipeline upgrades to transport gas on Corning Gas's system and into the interstate pipeline system. Corning Gas has recently reactivated a major producer interconnect in New York State that increased revenues and margins in the quarter. Finally, Corning Gas has formed two joint ventures, Leatherstocking Gas Company, LLC and Leatherstocking Gas Pipeline Company, LLC, to pipe gas to areas of the northeast currently without gas service. Leatherstocking Pipeline is operational serving an asphalt plant in Pennsylvania, while Leatherstocking Gas is expected to start serving customers in Susquehanna County, Pennsylvania in the fall of 2013. Corning Gas has contracts with Corning Incorporated and Woodhull Municipal Gas Company, a small local utility, to provide maintenance service on their gas lines.

Corning Gas continues to focus on improving the efficiency of its operations and making capital investments to improve its infrastructure. Corning Gas's infrastructure improvement program has concentrated on the replacement of older distribution mains and customer service lines. In calendar year 2012 Corning Gas exceeded its goals and replaced 9.2 miles of pipe and 432 services. Corning Gas has begun work on the systematic replacement of 7 1/2 miles of bare steel pipe and 350 bare steel services for 2013. Corning Gas will also construct approximately 5 miles of new pipe to interconnect Corning Gas's Line 15 with Inergy Storage in the Town of Bath. Line 15 is the high pressure distribution main that provides gas supply to the Villages of Bath and Hammondsport and the Towns of Urbana and Bath, New York. In 2012, Corning Gas completed installation of new distribution lines to a local asphalt plant and large farm complex to assist them in fuel cost savings. Corning Gas will continue on its goal to end the calendar year with 10 or fewer repairable leaks remaining on its books.

Corning Gas believes its key performance indicators are net income, stockholders' equity and the safety of its system. For the three months ended June 30, 2013, net income increased by $318,894 compared to the same period in 2012 mainly due to the rate increase, favorable regulatory amortizations and higher producer volumes. For the nine months ended June 30, 2012, net income increased by $641,280 compared to the same period in 2012 for the same reasons. As a regulated utility company, stockholders' equity is an important performance indicator. The NYPSC allows Corning Gas to earn a just and reasonable return on stockholders' equity as determined under applicable legal standards. Stockholders' equity is, therefore, a precursor of future earnings potential. For the 2013 fiscal year to date, stockholders' equity increased from $20,975,561 to $22,370,714. Corning Gas currently plans to continue its focus on building stockholders' equity. Safety and efficiency indicators include leak repair, main and service replacements and customer service metrics. In fiscal year 2013 to date, Corning Gas has spent $3.9 million on projects and safety-related infrastructure improvements. For the first nine months of fiscal 2013 Corning Gas repaired 166 leaks, replaced 193 bare steel services and replaced 29,241 feet of bare steel main.

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.
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net Income/(loss)	$388,092	$69,198	$2,258,438	$1,617,158
Shareholders' equity	$22,370,714	$17,848,046	$22,370,714	$17,848,046
Shareholders' equity per weighted average share	$9.99	$9.05	$10.01	$9.30

Revenue and Margin

The demand for natural gas is directly affected by weather conditions. Significantly warmer than normal weather conditions in Corning Gas's service areas could reduce its earnings and cash flows as a result of lower gas sales. Corning Gas mitigates the risk of warmer winter weather through the weather normalization and revenue decoupling clauses in its tariffs. These clauses allow Corning Gas to surcharge customers for under recovery of revenue during warmer than normal weather and conversely result in customer returns in colder weather.

Utility operating revenues increased $1,580,752 in the three months ended June 30, 2013 and $3,478,489 for the nine months ended June 30, 2013 compared to the same periods last year due to the rate increases that became effective in May 2012 and May 2013, more favorable regulatory amortizations and higher producer volumes. As of September 1, 2009, 100% of the fixed amount and 80% of the monthly volumetric charge due to line 13 (Corning Gas's pipeline connecting Marcellus production in Pennsylvania to the rest of Corning Gas's distribution system) are now allocated to offset Corning Gas's costs of building the pipeline. As of fiscal year 2011, Corning Gas is recognizing the revenue and increasing the accumulated depreciation and depreciation expense instead of decreasing the plant account. Other revenue increased for this fiscal year to date compared to last year mainly because of the new reconciliation of contract customer target amounts. Corning Gas reconciles several accounts on an annual basis, two of the biggest being the RDM and Lost and Unaccounted For ("LAUF") incentive reconciliations. The RDM was reconciled for the first time in fiscal year 2011 to reflect the difference between actual delivery revenue and the target revenue filed with the NYPSC and resulted in a negative income impact in that year because Corning Gas had recorded revenues higher than the target. For the annual reconciliation of LAUF in December of 2012, Corning Gas had a benefit of $15,069 and in December of 2011, Corning Gas had a benefit of $43,044 that partially offset the reversal of $365,194 for the period ended December 2010. The following tables further summarize other income on the operating revenue table:
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Other gas revenues:
Customer discounts forfeited	$33,877	$22,413	$73,714	$62,003
Reconnect fees	1,160	920	2,900	3,260
Gas revenues subject to refund	190,581	151,783	550,293	55,370
Surcharges	3,007	2,730	8,769	8,355
Total other gas revenues	$228,625	$177,846	$635,676	$128,988

	Three Months Ended June 30,		Nine Months Ended June 30
	2013	2012	2013	2012
Gas revenues subject to refund:
Rate case amortizations	$-	$-	$-	$4,093
DRA carrying costs	1,191	2,233	5,581	9,952
Line 15 carrying costs	0	7,808	-	48,527
Monthly RDM amortizations	8,418	53,661	33,647	248,689
Annual RDM reconciliation	(1,811)	(50,576)	(1,811)	(75,951)
Annual MFC reconciliation	(62,653)	83,398	(62,653)	86,951
Contract customer target reconciliation	97,249	55,259	412,273	55,259
Local production reconciliation	148,187	-	148,187	-
LAUF incentive benefit	-	-	15,069	(322,150)
Total	$190,581	$151,783	$550,293	$55,370

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The following table summarizes Corning Gas's operating revenue:
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Retail revenue:
Residential	$2,952,702	$1,934,580	$11,243,626	$9,339,702
Commercial	455,078	264,373	1,830,915	1,510,678
Industrial	24,470	18,394	73,035	52,755
Transportation	839,195	855,086	3,282,769	3,438,279
Total retail revenue	4,271,445	3,072,433	16,430,345	14,341,414
Wholesale	425,153	295,128	2,105,084	1,574,767
Local production	461,917	260,981	1,169,735	817,182
Other	228,625	177,846	635,676	128,988
Total utility operating revenue	$5,387,140	$3,806,388	$20,340,840	$16,862,351

Gas purchases are Corning Gas's largest expense. Corning Gas entered into a gas management agreement with Conoco Phillips Corporation effective as of April 1, 2011. Purchased gas expense increased $837,515 for the three months ended June 30, 2013 and $1,399,736 for the nine months ended June 30, 2013 compared to the same periods last year due primarily to higher prices and higher volumes.

Margin (the excess of utility operating revenues over the cost of natural gas purchased) percentage decreased by 8.49% for the three months ended June 30, 2013 compared to the same period last year primarily because of less favorable GAC adjustments and higher gas prices for the period that have been partially offset by the rate increases in May 2012 and May 2013. Margin decreased slightly by .47% for this fiscal year to date compared to last year primarily due to the rate increases and higher volumes sold.
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Utility operating revenues	$5,387,140	$3,806,388	$20,340,840	$16,862,351
Natural gas purchased	1,752,896	915,381	7,721,483	6,321,747
Margin	$3,634,244	$2,891,007	$12,619,357	$10,540,604
Margin %	67.46%	75.95%	62.04%	62.51%

Operating Expenses

Operating and maintenance expense decreased $21,637 in the third quarter of fiscal 2013 compared to the same quarter of fiscal 2012 mainly because of lower labor costs. Operating and maintenance expense increased by $752,462 for fiscal 2013 year to date compared to the same period of fiscal year 2012 mainly because of the recognition of pension savings associated with the settlement of the Barry lawsuits of $674,016 in December 2011 (see Note 13 - Settlement of Lawsuits in Notes to Consolidated Financial Statements for further information) effectively reducing operating expenses in that period. Depreciation expense increased by $183,771 in this quarter compared to the same period in 2012 mainly due to increased utility plant depreciation as well as local production revenues which affect depreciation (see Revenue and Margin discussion above) offset by a monthly amortization adjustment to offset prior period over-depreciation as determined by the depreciation study ordered by the NYPSC. There was an increase of $386,410 in depreciation expense for the nine months ended June 30, 2013 compared to last year for the same reasons. Interest expense showed an increase of $2,882 for the quarter from fiscal 2013 to 2012 due to new loan instruments in the period offsetting better interest rates. Interest expense decreased $12,655 for the year to date this year compared to last year mainly because of lower borrowings under the lines of credit and better interest rates.

Net Income

Net income increased $318,894 for the quarter ended June 30, 2013 compared to the same period in 2012 due primarily to the rate increases, favorable regulatory amortizations and higher producer volumes. Net income increased $641,280 for the first nine months of the fiscal year compared to last year for the same reasons.

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Liquidity and Capital Resources

Capital expenditures are the principal use of internally generated cash flow. Capital expenditures have historically exceeded $4.0 million annually due to an infrastructure investment mandate in Corning Gas's recent rate orders from the NYPSC. In fiscal year 2013 to date, Corning Gas has spent approximately $3.9 million on projects and safety-related infrastructure improvements. This, in conjunction with Corning Gas's growth projects, creates liquidity pressure on Corning Gas. Corning Gas anticipates that its aggressive capital construction program will continue to require Corning Gas to raise new debt and/or equity in the future. Corning Gas expects to invest approximately $500,000 in Leatherstocking Gas to lay pipeline in Pennsylvania. Please see Note 11 - Leatherstocking Companies for further information.

Internally generated cash from operating activities consists of net income, adjusted for non-cash expenses, and changes in operating assets and liabilities. Non-cash items include depreciation and amortization, including accelerated depreciation of plant the results from transportation revenue from moving local production gas through the system; gain on investment and deferred income taxes. Over or under-recovered gas costs significantly impact cash flow. In addition, there are significant year-to-year changes in regulatory assets that impact cash flow. Corning Gas's cash flow is seasonal. Out flows are the highest in the summer and fall months when Corning Gas refills gas storage and conducts its construction programs. Corning Gas's cash receipts are highest during the heating season.

Cash flows from financing activities consist of repayment of long-term debt, new long-term borrowing, borrowings and repayments under Corning Gas's lines-of-credit and equity issuances. For Corning Gas's consolidated operations, it has an $8.0 million revolving line of credit with an interest rate of 2.99% at June 30, 2013. Beginning on July 1, 2013, the interest rate will be calculated as the 30-day LIBOR plus 2.8%. The amount outstanding under this line on June 30, 2013 was approximately $2.9 million. Corning Gas's lender has a purchase money security interest in all its natural gas purchases utilizing funds advanced by the bank under the credit agreement and all proceeds of sale and accounts receivable from the sale of that gas. Corning Gas relies heavily on its credit lines to finance the purchase of gas that its places in storage.

Corning Gas has approximately $13.3 million in long term debt outstanding including current year installments as of June 30, 2013. Corning Gas repaid $913,769 in the first nine months of fiscal 2013 consistent with the requirements of its debt instruments and refinancing activities. On May 7, 2008, Corning Gas entered into a credit agreement with Manufacturers and Traders Trust Company to provide for a $6.0 million loan for the purpose of retiring a $3.1 million first mortgage and an unsecured senior note in the amount of $1.5 million. The remaining proceeds were used to fund construction projects related to furnishing natural gas within Corning Gas's service area. This loan was converted to a long term loan on October 16, 2008, with an interest rate of 5.96%. On March 4, 2010, the $6 million loan agreement with Manufacturers and Traders Trust Company was amended to increase the interest rate to 6.5% and to make other adjustments.

On May 7, 2010, Corning Gas entered into a credit agreement with Community Bank N.A. for a $1.05 million promissory note at a fixed interest rate of 6.25% for the purpose of paying for the construction projects of our franchise located in the Town of Virgil, New York. This agreement gives Corning Gas's lender a security interest in all fixtures, equipment and inventory related to Corning Gas's franchise in the Town of Virgil as well as the Rabbi Trust account. The note also required an equity contribution of $350,000 which was accomplished by the exercise of 24,000 stock options by Michael I. German, President and CEO, at $15.00 per share or $360,000 on May 4, 2010. The agreement included the following covenants to be measured at each fiscal year end starting with the September 30, 2009 financial statement:

(i) Maintain a tangible net worth of not less than $11.0 million,

(ii) Maintain a debt to tangible net worth ratio of less than 3.0 to 1.0, and

(iii) Maintain a debt service coverage ratio of 1.10 to 1.

On March 10, 2011, the interest rate on this loan was modified from a fixed interest rate to a floating rate of the 30-day LIBOR plus 2.75% with a floor rate of 4.5% and a ceiling rate of 6.25%. The interest rate was 4.5% as of June 30, 2013. Corning Gas is in compliance with the financial covenants in this debt instrument as of its annual measurement date on September 30, 2012.

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In September 2010, Corning Gas entered into an agreement with Five Star Bank to provide $750,000 to fund construction of an upgrade to existing natural gas piping to serve increased gas demands on one of Corning Gas's main supply lines, including three Corning Incorporated plants. Interest is payable monthly at a fixed rate of 4.25% per annum and, unless sooner accelerated or demanded, the note was to mature on September 25, 2011. This note was refinanced with Five Star Bank on September 1, 2011 with the same terms. On August 13, 2012 the note was refinanced at a variable interest rate of prime rate plus 1.00% until July 30, 2013. Commencing July 30, 2013 and continuing until August 1, 2018, Corning Gas will pay principal and interest at a fixed rate equal to the prevailing Federal Home Loan Bank of New York Fixed Advance Rate as published five days prior to July 30, 2013, plus 3.75%. The interest rate at June 30, 2013 was 4.25%.

On October 27, 2010, Corning Gas entered into a Multiple Disbursement Term Note with Manufacturers and Traders Trust Company in the amount of $1,865,000 to refinance construction costs originally financed through internally generated funds. The interest rate of this note is 5.76% and is payable monthly for five years calculated on a ten-year amortization schedule. A final payment equal to the outstanding principal and interest will be due on November 27, 2015, the maturity date.

On July 14, 2011, Corning Gas entered into a Multiple Disbursement Term Note and Credit Agreement in the amount of $2 million with Manufacturers and Traders Trust Company to fund construction projects in its NYPSC-mandated repair/replacement program for calendar year 2011. Until October 31, 2011, the note was payable as interest only at a rate of the greater of 3.50% above 30-day LIBOR or 4.25%. On November 1, 2011 the note converted to a permanent loan payable monthly for five years calculated on a ten-year amortization schedule with a variable rate, adjusting daily, based on the greater of 3.25% above 30-day LIBOR or 4.25%. The interest rate was 4.25% as of June 30, 2013.

On July 27, 2012, Corning Gas entered into a Line of Credit Agreement and Term Loan Agreement in the amount of $2.45 million with Community Bank, N.A. to fund construction projects in Corning Gas's NYPSC mandated repair/replacement program for 2012. From July 27, 2012 to November 30, 2012 ("Draw Period"), the note was payable as interest only at a rate of the greater of 3.00 percentage points above 30-day LIBOR or 3.75%. On November 30, 2012, the note converted to a permanent loan payable monthly for five years with the same interest rate calculated on a ten-year amortization schedule. A final payment will be due on the maturity date equal to the outstanding principal and interest.

On August 13, 2012, Corning Gas entered into agreements with Five Star Bank pursuant to two Promissory Notes in the amount of $250,000 each. Each Note will be payable monthly for five years on a ten year amortization schedule at the fixed interest rate of 4.46% per annum. At the end of the five year period, the Notes will have the option to be paid-in-full, refinanced or remain in place for an additional five years with a new effective rate established at that time. The purpose of these Notes was to fund construction of two major projects.

During this quarter, Corning Gas mainly injected gas into storage and as of June 30, 2013, had a balance of $1,227,306 worth of gas in storage. During the next quarter, Corning Gas will also be injecting gas into storage for the next winter season.

Off Balance Sheet Arrangements

Corning Gas has no off balance sheet arrangements.

Contractual Obligations

In February 2013, Corning Gas renewed its revolving line of credit for three months at an interest rate of the greater of 3.25% or the 30-day LIBOR plus 2.25%. On June 21, 2013 Corning Gas renewed the line with an increase to $8 million. Under the new terms, the bank no longer has a security interest in the deposit account of Corning Gas known as the "Rabbi Trust". The interest rate on this was 2.99% at June 30, 2013. Beginning on July 1, 2013, the interest rate will be calculated as the 30-day LIBOR plus 2.8%. Corning Gas is in compliance with the financial covenants in this debt instrument as of June 30, 2013.

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The Appliance Corp and Mirabito Regulated Industries (MRI) each own 50% of Leatherstocking Gas and each appoint three managers to operate the company. The seventh manager is a neutral manager agreed to by Corning Gas and MRI who is not an officer, director, or employee of either company. The current managers are Joseph P. Mirabito, John J. Mirabito and William Mirabito from MRI; Matthew J. Cook, Michael I. German and Russell S. Miller from Corning Gas; and Carl T. Hayden as the neutral manager. Michael I. German is the Chief Executive Officer and President of Corning Gas and is also a stockholder and current board member of Corning Gas. Joseph P. Mirabito and William Mirabito are stockholders and current board members of Corning Gas. Leatherstocking Gas has met with potential customers and public officials, as well as attended public hearings, and believes there is significant interest in acquiring gas service. Leatherstocking has received franchises from the Village and Town of Sidney, Village and Town of Bainbridge, Village and Town of Windsor, Village and Town of Unadilla and Village of Delhi in New York. On November 23, 2011, Leatherstocking Gas filed for thirteen franchises in Susquehanna County, Pennsylvania. Corning Gas received the required approvals to serve in Pennsylvania in September 2012. In 2013 Leatherstocking Gas filed for two additional franchises in Pennsylvania and received approval this quarter. Corning Gas has commenced building facilities in Bridgewater Township, Pennsylvania. Corning Gas is anticipating that the construction costs will be approximately $2.5 million and plans to finance 60% of these costs with new debt instruments. On July 25, 2013, Leatherstocking Gas signed a loan agreement with Five Star Bank for $1.5 million to finance the construction in Bridgewater. This Line of Credit agreement was finalized when it was filed with the Pennsylvania Department of Transportation on July 30, 2013. The remainder will be contributed equally by the partners. Corning Gas and MRI each expect to invest approximately $500,000 into the project. Additionally Leatherstocking continues to be in discussions with municipal officials along the I-88 corridor in New York State. Leatherstocking is still acquiring municipal utility franchises and intends to connect to existing and new gas production in the area. Leatherstocking officials also intend to connect to the Constitution Pipeline which is a joint venture between Cabot Oil & Gas Corp., Williams Partners, LP, Piedmont Gas and Washington Gas Light, and is scheduled to be operational in 2015.

On June 1, 2012, Leatherstocking Pipeline executed a natural gas transportation agreement with Pennsy Supply, Incorporated ("Pennsy"). Under the terms of the agreement Leatherstocking Pipeline connected Pennsy's Lawton asphalt facility to natural gas suppliers from the Williams Laser gathering line in the Township of Middleton in Susquehanna County, Pennsylvania. The natural gas interconnect was operational in August 2012.

Regulatory Matters

Corning Gas's business is regulated by the NYPSC among other agencies.

On November 17, 2010, Bath Electric Gas & Water Systems (BEGWS), a natural gas customer of Corning Gas, filed a petition with the NYPSC, in Case 10-G-0598 that claimed BEGWS was overbilled for gas by Corning Gas. BEGWS asserted that Corning Gas's meters registered 2.94% more gas than was actually delivered to BEGWS from 2004 through 2010. Based on its calculations, BEGWS has requested that the NYPSC order Corning Gas to refund approximately $1.2 million for overcharges and interest. Corning Gas conducted a comprehensive review of the BEGWS claim. Corning Gas installed new meters for BEGWS in 2009 and believes that those meters and the resulting bills have been accurate. On January 26, 2011, Corning Gas responded that its preliminary review of its billing data and gas cost reconciliation to the NYPSC shows that Corning Gas has already credited BEGWS the amount in the claim. In testimony filed by its consultants on July 8, 2011, BEGWS acknowledged receipt of the amount in the claim but raised new claims not in the original petition. BEGWS now asserts that Corning Gas owes it a refund of $345,747. Corning Gas contested the testimony filed on July 8, 2011. Corning Gas and BEGWS met with the NYPSC Staff on July 11, 2011, to discuss findings to date on the petition. No order has been issued by the NYPSC on this matter. The meter investigation associated with the petition is ongoing. BEGWS and Corning Gas met in Albany, New York, for a technical conference on May 15, 2013. The purpose of the meeting was to determine if any of the contested issues in this proceeding could be settled. The parties did not resolve any of the contested issues at the meeting, but agreed to continue settlement discussions. Currently, Corning Gas does not believe that the BEGWS petition, whether it is granted or not, would have a material financial impact.

On May 24, 2011, Corning Gas filed Case 11-G-0280, a base rate case that requested an increase in revenues of $1,429,281 (or 6.63% on an overall bill rate basis) in the 12 months ending April 30, 2013, (the Rate Year) and by the same dollar amount in the two succeeding 12-month periods (ending April 30, 2014, and April 30, 2015). On January 13, 2012 Corning Gas, the Staff of the NYPSC and other intervenor parties filed a Joint Proposal (the "Proposal") with the NYPSC to resolve all issues in the rate case. The Proposal provided for revenue increases to Corning Gas's rates in the first year (May 1, 2012 to April 30, 2013) of $944,310; in year two (May 1, 2013 to April 30, 2014) of $899,674; and in year three (May 1, 2014 to April 30, 2015) of

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$323,591. The Proposal also provided Corning Gas the opportunity to earn $545,284 from local production before sharing, a 118% increase from the $250,000 allowed previously. The Proposal also provided for property tax reconciliation, treatment of future local production investment, cost allocations to Corning Gas's new Leatherstocking operations, consolidation of the three divisional rate tariffs into a single rate tariff and recovery of forecasted capital and operation and maintenance costs for the period May 1, 2012 to April 30, 2015. The rates are based on a 9.5% return on equity. The cumulative potential revenue increases over the three years total $4,955,869. On April 20, 2012 the NYPSC issued a final order in the case accepting the Proposal, with rates effective May 1, 2012. In the order the NYPSC directed Corning Gas and the other parties to the case, including Staff, to collaborate on a code of conduct for Corning Gas and its affiliates. This code of conduct was contemplated to be used until a more comprehensive code of conduct is established in conjunction with the establishment of a holding company structure for Corning Gas and its affiliates, as requested in Case 12-G-0141 discussed below.On October 18, 2012, the NYPSC issued an order adopting affiliate standards that included certain restrictions, among them a prohibition on the sharing of distribution company employees other than specified officers with Corning Gas affiliates. Pursuant to that order, these standards remained in place until they were modified when the NYPSC issued an order on Corning Gas's request to establish a holding company structure (Case 12-G-0141). The second year rate increase of $899,674 provided for in Case 11-G-0280 became effective on May 1, 2013.

On August 8, 2011, Corning Gas and Mirabito Holdings, Inc. ("MHI") filed a joint petition requesting that the NYPSC authorize the acquisition by MHI of up to 15 percent of Corning Gas's voting capital stock. The petition was submitted pursuant to a provision of the New York Public Service Law (Section 70) that requires NYPSC authorization for acquisitions in excess of 10 percent of such stock of a utility.This proceeding, designated Case 11-G-0417, was consolidated with Case 12-G-0141, discussed below, in which Corning Gas sought authorization to form a holding company. The Joint Proposal in the consolidated proceedings which was adopted by the NYPSC, as discussed below, supported authorization of the stock purchase.

On February 8, 2012, Corning Gas filed a petition in Case 12-G-0049 requesting authorization to issue $12,650,000 in debt and $12,650,000 equity to support the utility infrastructure and growth programs ($20,950,000), Leatherstocking ($1,800,000) and non-utility investments ($2,500,000). As a result of discussions with the NYPSC, Corning Gas requested that the petition be bifurcated and that the NYSPC immediately review and approve that portion of the petition's funding request pertaining to Corning Gas's gas distribution system. On May 17, 2012, the NYPSC acted on the petition. Corning Gas was authorized to issue long-term debt up to $9,000,000 and authorized to issue common stock, convertible preferred stock and stock warrants up to $9,000,000, no later than December 31, 2016.

On March 26, 2012, Corning Gas filed a petition with the NYPSC in Case 12-G-0141 requesting authority to reorganize into a holding company structure. Corning Gas is one of the few energy utilities in New York State that does not have a holding company structure. Corning Gas has concluded that the absence of such a structure, and particularly not having the flexibility it affords for financing, is inhibiting the raising of capital. The petition includes a request to use up to $1 million to fund initial construction of Leatherstocking Gas Company, LLC facilities to permit exercise of recently granted franchises for its distribution system in Pennsylvania. By a notice issued by the NYPSC on August 16, 2012, this proceeding was consolidated with Case 11-G-0417 pertaining to the acquisition of stock by MHI. On December 21, 2012, the Administrative Law Judge assigned to these two proceedings issued a schedule for the filing of testimony, the conduct of hearings and the filing of briefs. Subsequently, Corning Gas and the NYPSC Staff that, based on exploratory discussions, it appeared that some or all of the issues in these proceedings could be settled. A settlement between the DPS Staff and Corning Gas was reached and filed on March15, 2013.

On March 26, 2012, Corning Gas filed a petition with the NYPSC in Case 12-G-0141 requesting authority to reorganize into a holding company structure. The petition included a request to use up to $1 million to fund initial construction of Leatherstocking Gas Company, LLC facilities to permit exercise of recently granted franchises for its distribution system in Pennsylvania. This proceeding was consolidated with Case 11-G-0417 pertaining to the acquisition of stock by MHI, as discussed above.A settlement between Staff and Corning Gas was reached and filed on March 15, 2013 as a Joint Proposal. In an order issued May 17, 2013, the NYPSC adopted the Joint Proposal and authorized the formation of a holding company; placed certain restrictions on the members of Corning Gas's Board of Directors and officers designed to avoid conflicts of interest; eased some of the restrictions on employee sharing between regulated and unregulated operations; implemented a

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series of measures designed to limit exposure of customers of the regulated utility to risk from unregulated business units; provided for sharing of revenues from unregulated operations in the regulated utility's service area and use of regulated facilities in furtherance of unregulated operations; provided for withdrawal of Corning Gas's November 19, 2012 petition for clarification or rehearing in Case 11-G-0280; authorized the stock acquisition for which approval was sought in Case 11-G-0417; and authorized the use of $1 million in funds derived from the rendition of service as a loan to Leatherstocking Gas to permit construction of its new facilities in Pennsylvania and New York. The reorganization into the holding company structure requires approval of holders of at least 66 2/3rds of Corning Gas's common stock and the exchange of shares of common stock of Corning Gas for common stock of the Holding Company. On August 1, 2013, the Holding Company filed a Registration Statement/Proxy Statement on Form S-4 (the "Registration Statement") with the SEC to register the securities to be issued by the Holding Company in connection with the exchange and to file a proxy statement for a special meeting of the Company's shareholders regarding the proposal to create the holding company structure and the exchange of shares of the Company's common stock on a one-for-one basis for shares of the Holding Company's common stock. Company shareholders will vote on the holding company proposal at a special meeting of shareholders to be held after the Registration Statement has been declared effective by the SEC. Please refer to the Registration Statement of Corning Natural Gas Holding Corporation on the SEC's website (www.sec.gov) for more information regarding the holding company proposal and reorganization. The Registration Statement is currently under review by the SEC.

On May 6, 2013, Corning Gas and The Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 ("Zucker Trust") filed a joint petition with the NYPSC for a declaratory ruling that the purchase of up to 15 percent of Corning Gas's common stock by the Zucker Trust does not require authorization by the NYPSC under a provision of the New York Public Service Law that requires such authorization for certain types of entities to own more than 10 percent of a New York gas utility's voting capital stock. In the event that the NYPSC concludes that such approval is required, Corning Gas and the Zucker Trust have requested that the NYPSC issue an order granting the authority to purchase Corning Gas's stock. The NYPSC has not yet made a determination in this case.

Critical Accounting Policies

Corning Gas's significant accounting policies are described in the notes to the Consolidated Financial Statements for Corning Gas's Fiscal Year Ended September 30, 2012, which begin on page61 of this Proxy Statement/Prospectus. It is important to understand that the application of generally accepted accounting principles involves certain assumptions, judgments and estimates that affect reported amounts of assets, liabilities, revenues and expenses. Thus, the application of these principles can produce varying results from company to company. The most significant principles that impact us are discussed below.

Accounting for Utility Revenue and Cost of Gas Recognition

Corning Gas records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. Corning Gas does not accrue revenue for gas delivered but not yet billed. Corning Gas does not currently anticipate adopting unbilled revenue recognition and Corning Gas does not believe it would have a material impact on its financial results. Corning Gas's tariffs contain mechanisms that provide for the recovery of the cost of gas applicable to firm customers, which includes estimates. Under these mechanisms, Corning Gas periodically adjusts its rates to reflect increases and decreases in the cost of gas. Annually, Corning Gas reconciles the difference between the total gas costs collected from customers and the cost of gas. Corning Gas defers any excess or deficiency and subsequently either recover it from, or refund it to, customers over the following twelve-month period. To the extent estimates are inaccurate; a regulatory asset on the balance sheet is increased or decreased.

Accounting for Regulated Operations - Regulatory Assets and Liabilities

All of Corning Gas's business is subject to regulation by the NYPSC. Corning Gas records the results of its regulated activities in accordance with FASB ASC 980, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. FASB ASC 980 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. In certain

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circumstances, FASB ASC 980 allows entities whose rates are determined by third-party regulators to defer costs as "regulatory" assets in the balance sheet to the extent that the entity expects to recover these costs in future rates. Management believes that currently available facts support the continued application of FASB ASC 980 and that all regulatory assets and liabilities are recoverable or refundable through the regulatory environment.

Pension and Post-Retirement Benefits

The amounts reported in Corning Gas's financial statements related to pension and other post-retirement benefits are determined on an actuarial basis; therefore, certain assumptions are required to calculate those amounts. These assumptions include the discount rate, the expected return on plan assets, the rate of compensation increase and, for other post-retirement benefits, the expected annual rate of increase in per capita cost of covered medical and prescription benefits. Changes in actuarial assumptions and actuarial experience could have a material impact on the amount of pension and post-retirement benefit costs and funding requirements. Please refer to Note 3 - Statement of Other Comprehensive Income (Loss) in the Notes to the Financial Statements for further disclosures. However, Corning Gas expects to recover its entire net periodic pension and other post-retirement benefit costs attributed to employees in accordance with the applicable NYPSC authorization. Corning Gas's pension expense for financial reporting purposes is the amount approved by the NYPSC in Corning Gas's last base rate case. Those amounts are $970,000, $970,000 and $1,285,000 for the periods beginning May 1, 2013, May 1, 2012 and September 1, 2009, respectively. Corning Gas on a monthly basis (1/12 of the annual amount) accrues the amount determined by the latest actuarial estimate of its FASB ASC 715 liability. Corning Gas then compares the FASB ASC 715 amount to the monthly pension allowance approved by the NYPSC. The difference is recorded to expense (plus or minus) in order to match the pension expense included in base delivery rates by order of theNYPSC noted above. The amount (plus or minus) required tomatch the pension expense allowed by the NYPSC is recorded as either a regulatory asset or liability and is deferred for subsequent rate consideration.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

(a) Former independent registered public accounting firm

During the summer of 2013, Corning Gas requested proposals from various independent registered public accounting firms to serve as Corning Gas's auditor. After reviewing proposals and interviewing candidates, on August 20, 2013, the Audit Committee of the Board of Directors of Corning Gas determined to replace EFP Rotenberg, LLP ("EFP Rotenberg") as Corning Gas's independent registered public accounting firm.

EFP Rotenberg's reports on Corning Gas's consolidated financial statements for each of the fiscal years ended September 30, 2012 and September 30, 2011, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During Corning Gas's fiscal years ended September 30, 2012 and September 30, 2011, and through August 20, 2013, there were no disagreements between Corning Gas and EFP Rotenberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to EFP Rotenberg's satisfaction, would have caused EFP Rotenberg to make reference to the subject matter of the disagreement(s) in its reports on Corning Gas's financial statement for such years. During Corning Gas's fiscal years ended September 30, 2012 and September 30, 2011, and through August 20, 2013, there were no "reportable events" as described under Item 304(a)(1)(v) of Regulation S-K.

Corning Gas provided EFP Rotenberg with a copy of this disclosure and requested that EFP Rotenberg furnish Corning Gas with a letter addressed to the Securities and Exchange Commission stating whether EFP Rotenberg agrees with the contents of this disclosure. A copy of that letter, dated September 12, 2013, is attached as Exhibit 16.1 to the Registration Statement.

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(b) New independent registered public accounting firm

On August 20, 2013, the Audit Committee of Corning Gas's Board of Directors appointed Freed Maxick CPAs, P.C. ("Freed Maxick") as its new independent public accounting firm, effective immediately, for the fiscal year ending September 30, 2013.

During Corning Gas's fiscal years ended September 30, 2012 and September 30, 2011, and through August 20, 2013, Corning Gas did not consult with Freed Maxick on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Corning Gas's financial statements, in each case where either a written report or oral advice was provided that Freed Maxick concluded was an important factor considered by Corning Gas in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Corning Gas's exposure to interest rate risk arises from borrowing under short-term debt instruments. As of June 30, 2013, these instruments consisted of bank credit line borrowings outstanding of approximately $2.9 million. The interest rate on this line was 2.99% at June 30, 2013. The maximum annual impact of a 1% rate increase would be $80,000.

MANAGEMENT OF CORNING GAS

Directors and Officers

The Directors of Corning Gas will also become directors of the Holding Company when the Holding Company Proposal is implemented and will serve as the directors/Directors of both companies, subject to re-nomination and re-election by the shareholders annually. In the future, the Directors of Corning Gas and the directors of the Holding Company may or may not be the same persons.

It is expected that the majority of the Holding Company officers will initially also be officers of Corning Gas or one or more other subsidiaries of the Holding Company and that the Holding Company will have few employees. In the future, the Holding Company may employ additional officers and employees.

Board of Directors

The following persons currently serve as members of the Board of Directors of Corning Gas and will also serve on the Holding Company' Board of Directors. The names, ages, positions, business experience and principal occupations and employment of each director nominee is provided below. Each director serves for a one year term.
Name	Age	Position	Director Since
Henry B. Cook, Jr.	65	Chairman of the Board and Director	2007
Michael I. German	62	Chief Executive Officer, President and Director	2006
Ted W. Gibson	70	Director	2006
Joseph P. Mirabito	54	Director	2010
William Mirabito	52	Director	2010
George J. Welch	67	Director	2007
John B. Williamson III	58	Director	2010

Henry B. Cook, Jr. is the Chairman of the Board of Directors and has served as a director since May 2007. Mr.Cook is also a director of Corning Appliance Corporation. He is the President of Triple Cities Acquisition, LLC, a heavy truck parts and vehicle dealer, and Roadwolf Transportation Products, LLC, an importer of heavy duty truck parts. He is not related to Matthew J. Cook, Corning Gas's Vice President - Operations. Mr.Cook has exhibited his expertise in the development and management of the business of those two companies. The business experience, together with the expertise about Corning derived from his years of service on the Board and leadership as Chairman of the Board led the Board of Directors to conclude that Mr.Cook has the judgment and skills desired for continued service on the Board.

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Michael I. German has served as Corning Gas's Chief Executive Officer, President and director since December 2006. Mr.German also serves as the President of Corning Appliance Corporation. Prior to joining Corning, he was Senior Vice President, utility operations for Southern Union Company from 2005 to 2006 where he was responsible for gas utility operations in Missouri, Pennsylvania, Rhode Island and Massachusetts. From 1994 to 2005, Mr.German held several senior positions at Energy East Corporation, a publicly-held energy services and delivery company, including President of several utilities. Mr.German is a board member of the Northeast Gas Association and several non-profit organizations. Mr.German's role as President and Chief Executive Officer responsible for Corning's day-to-day operation and its significant strategic initiatives, as well as his extensive experience in utility and public company operations, led the Board to conclude that Mr.German should continue to service as a Director.

Ted W. Gibson has been a director since November 2006. Mr.Gibson is also a director of Corning Appliance Corporation. He serves as the Chief Executive Officer of Classic City Mechanical, an underground utility business. Mr.Gibson is also a corrosion specialist in the National Association of Corrosion Engineers and a graduate of the Georgia Institute of Technology - Mechanical Engineer. Mr.Gibson previously served as a United States Marine Corps Captain, and is a Vietnam veteran. He is an inspector for the Nevada State Boxing Commission. Mr.Gibson's professional background and extensive experience with pipelines and other underground utilities, his business and management expertise in his service as a Chief Executive Officer of Classic City Mechanical, his knowledge of the business of Corning and contributions during his years of service on the Board of Directors, led the Board of Directors to conclude that Mr.Gibson has the skills desired for continued service on the Board.

Joseph P. Mirabito has been a director since November 2010. He was President of Mirabito Fuel Group from 1986 to 1998. He has also served as President of Granite Capital Holdings, Inc. from 1998 to 2009 and Chief Executive Officer of Mirabito Holdings, Inc. since 2009. He serves on several professional and civic boards in the central New York region. Mr.Mirabito's business and corporate management experience in the energy delivery businesses where he serves as the Chief Executive Officer, his knowledge of the local communities in Central New York served by those businesses and commitment to the growth of Corning as a significant shareholder, as well as his prior experience in advising and serving on the board and committees of Wilbur Bank Corporation, led the Board of Directors to conclude that Mr.Mirabito has the skills, connections and experience desired for continued service on the Board. Joseph Mirabito is the cousin of William Mirabito, who is also a director of Corning Gas.

William Mirabito has served as a director since November 2010. He is currently President of Mang Insurance Agency and Vice President of Mirabito Holdings, Inc. He is also the chairperson of the audit committee for Mirabito Holdings, Inc. In addition to serving as a board member of the Fox Hospital in Oneonta, New York, he also serves on its finance committee. He is also a board member of the Oneonta City School District and the State University of Oneonta Foundation. Mr.Mirabito's business and management experience as President of Mang Insurance Agency and Vice President of Mirabito Holdings, Inc., his commitment to the growth of Corning as a significant shareholder, as well as his experience in advising and serving on the board and committees of Fox Hospital, the Oneonta City School District and the State University of Oneonta Foundation led the Board of Directors to conclude that Mr.Mirabito has the skills and experience desired for continued service on the Board. William Mirabito is the cousin of Joseph Mirabito, who is also a director of Corning Gas.

George J. Welch has served as a director since May 2007. Mr.Welch is also a director of Corning Appliance Corporation. He is a partner in the law firm of Welch & Zink in Corning, New York. Mr.Welch's practice concentrates on business transactions and real estate. He is currently an active director and member of many regional organizations, including a local economic development organization, a community foundation and PaneLogic, Inc., a provider of control system integration services. Mr.Welch's extensive experience as a business and real estate lawyer, his knowledge of the communities served by Corning from advising and serving on the board and committees of community and economic development organizations as well as other businesses, led the Board to conclude that he should continue to serve as a Director.

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John B. Williamson III has served as a director since November 2010. Mr.Williamson is also a director of Corning Appliance Corporation. Since 2003, Mr.Williamson has served as Chairman, President and Chief Executive Officer of RGC Resources, Inc., a $100 million energy distribution and services holding company. He served as Director, President and Chief Executive Officer of RGC Resources from 1999 to 2003. In addition, he serves as a director of Botetourt Bankshares, Inc., Optical Cable Corporation and Luna Innovations Corporation. Mr.Williamson received an MBA from the College of William and Mary and a BS from Virginia Commonwealth University. Mr.Williamson's experience as the Chairman, President and Chief Executive Officer of an energy distribution and services company, as well as his experienced in advising and serving on the boards and committees of other corporations, resulting in his broad understanding of the operational, financial and strategic issues that businesses generally and utilities face, led the Board to conclude that he should continue to serve as a Director.

Executive Officers

The names, ages, positions and certain other information concerning Corning Gas's current executive officers and significant employees is set forth below.
Name	Age	Position
Michael I. German*	62	Chief Executive Officer, President and Director
Firouzeh Sarhangi	54	Chief Financial Officer and Treasurer
Stanley G. Sleve	63	Vice President - Administration and Corporate Secretary
Matthew J. Cook	51	Vice President - Operations
Russell S. Miller	50	Vice President - Gas Supply and Marketing

* Biographical information for Mr. German can be found under "MANAGEMENT OF CORNING GAS - Directors and Officers - Board of Directors"

irouzeh Sarhangi was appointed as Chief Financial Officer and Treasurer of Corning in 2006. Ms.Sarhangi also serves as Treasurer of Corning Appliance Corporation. From February 2004 until her appointment as Chief Financial Officer of Corning Gas, she served as Vice President - Finance of Corning Gas. Previously, she was President of Corning Gas's Tax Center International ("TCI") subsidiary, a company she founded and operated until Corning purchased TCI in 1998. Ms. Sarhangi has thirty years of public accounting experience.

Stanley G. Sleve joined Corning Gas and has served as Vice President since 1998. He has served as Corporate Secretary since 2006 and as Vice President - Administration since 2007. Mr. Sleve oversees corporate operations including customer service, facilities management, human resources, information technology and community relations. Mr. Sleve also serves as Secretary of Corning Appliance Corporation. Mr. Sleve served as the chairman of the board of directors of the Corning Area Chamber of Commerce for the past two years and now serves as a member of the Executive Committee and the Government Affairs Committee of the Chamber Board. He also serves on the Chemung County Chamber of Commerce Public Affairs Committee.

Matthew J. Cook joined Corning in February 2008 as Vice President - Operations. Mr. Cook has 14 years of natural gas utility experience. From 2000 until joining Corning Gas, Mr. Cook was employed by Mulcare Pipeline Solutions, a supplier of products and services to the natural gas industry, in various position including sales manager and technical specialist. Previously, Mr. Cook served as operations engineer and gas engineer of New York State Electric and Gas. He is not related to Corning Gas's director, Henry B. Cook, Jr. Mr. Cook also serves as Vice President of Corning Appliance Corporation and as a director on the boards of Leatherstocking Gas and Leatherstocking Pipeline.

Russell S. Miller rejoined Corning Gas as director of gas supply and marketing in June 2008 and was appointed as Vice President - Gas Supply and Marketing in December 2009. Mr. Miller also serves as Vice President of Corning Appliance Corporation. From 1987 through 2004 he was employed by us in various positions including Vice President - Operations, gas supply manager and mapping technician. From 2004 through 2006 he was employed as an industrial account manager for Sprague Energy Corp., a company located in Portsmouth, New Hampshire. From 2006 until rejoining Corning, he was employed by IBM as energy distribution manager where he managed a team of energy buyers. Mr. Miller also serves as a director on the boards of Leatherstocking Gas and Leatherstocking Pipeline.

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Certain Relationships and Related Transactions and Director Independence

Certain Relationships and Related Transactions

Corning Gas (through Corning Appliance Corporation), in 50/50 joint ventures with Mirabito Regulated Industries, LLC formed Leatherstocking Gas and Leatherstocking Pipeline. Mr. Joseph P. Mirabito and Mr.William Mirabito are officers, directors and are 20% and 21% shareholders, respectively, of Mirabito Holdings, Inc., a sister company of Mirabito Regulated Industries. Mirabito Holdings, Inc. holds approximately 8% of Corning Gas's outstanding Common Stock. They are also on the board of Leatherstocking Gas and Leatherstocking Pipeline. Corning Gas and Mirabito Regulated Industries invested $105,000 each in fiscal 2012 into Leatherstocking Gas. Corning Gas also invested $1,000 into Leatherstocking Pipeline in fiscal 2012 to open a checking account. Corning Gas paid a total of $11,450 to Mr. Welch for services during the fiscal year ended September 30, 2012.

Director Independence

The board of directors has determined and confirmed that each of Mr. Cook, Mr. Gibson, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch and Mr. Williamson do not have a material relationship with Corning Gas that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of the New York Stock Exchange.

CORNING GAS EXECUTIVE COMPENSATION

Compensation Committee

Corning Gas's compensation committee is comprised of Mr. Joseph Mirabito, the committee's chairman, Mr. Gibson and Mr. Williamson. The committee met twice last fiscal year to recommend salaries and report those recommendations to the full board for approval.

Compensation Committee Interlocks and Insider Participation

No officers or employees of Corning Gas served on the compensation committee. Mr. German meets with the compensation committee at their request and makes recommendations with respect to the compensation of other officers. Mr. Mirabito is an officer, director and shareholder of a company that has entered into a joint venture with Corning Gas. There are no interlocks between Corning Gas's compensation committee and officers and those of any other company.

Summary Compensation Table

The following table summarizes the compensation paid by Corning Gas to its chief executive officer, chief financial officer, and Corning Gas's most highly compensated executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options Award ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)	Total ($)
Michael I. German, President and Chief	2012	165,000	-	40,719	35,893	5,413	247,025
Executive Officer	2011	165,000	-	-	40,564	5,611	211,175
Firouzeh Sarhangi, Chief Financial	2012	122,000	-	8,144	18,717	3,179	152,040
Officer and Treasurer	2011	121,423	7,140	-	21,786	3,442	153,791
Stanley G. Sleve, Vice President -	2012	111,115	-	8,144	32,365	3,333	154,957
Administration and Corporate Secretary	2011	108,519	6,390	-	33,745	3,447	152,102

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Matthew Cook, Vice President -	2012	116,615	-	8,144	12,014	3,498	140,271
Operations and Engineering	2011	113,635	7,040	-	11,864	3,409	135,948
Russell Miller, Vice President - Gas	2012	106,114	-	8,144	15,185	3,183	132,626
Supply and Marketing	2011	103,231	6,000	-	26,031	3,097	138,359

(1) The amounts reported include 401(k) matching contributions by Corning in fiscal 2012 of $4,950 for Mr.German, $3,179 for Ms.Sarhangi, $3,333 for Mr. Sleve, $3,498 for Mr. Cook and $3,183 for Mr. Miller and in 2011, $4,950 for Mr. German, $3,442 for Ms.Sarhangi, $3,447 for Mr. Sleve, $3,409 for Mr. Cook and $3,097 for Mr. Miller.

Mr. German's Employment Agreement

Pursuant to his employment agreement dated November 30, 2006, Mr. German serves as president and chief executive officer of Corning Gas for a period of three years, with an automatic renewal for successive one year periods thereafter. Mr. German received 75,000 options to purchase Common Stock of Corning Gas for a price of $15.00 per share under the Stock Plan pursuant to the terms of the agreement. The employment agreement provides termination payments to Mr. German as follows:

  If Mr. German terminates his employment for Good Reason (as defined in the employment agreement - generally a decrease in title, position or responsibilities, a decrease in salary or bonus or a reduction in benefits), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.
  If Mr. German's employment is terminated without cause, then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.
  If Mr. German's employment is terminated for a Change in Control (as defined in the employment agreement), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to three times his then current annual salary.

The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions for a period including Mr. German's employment and the twelve months immediately following the date of the termination of his employment.

Benefit Plans

Corning Gas provides competitive welfare and retirement benefits to its executive officers as an important element of their compensation packages. Corning Gas's executives receive medical and dental coverage, life insurance, disability coverage and other benefits on the same basis as its other employees. Corning Gas's executives are also eligible to participate in its employee savings and pension plans.

Corning Natural Gas Corporation Employees Savings Plan

All employees of Corning Gas who work for more than 1,000 hours per year and who have completed one year of service may enroll in the savings plan at the beginning of each calendar quarter. Under the savings plan, participants may contribute up to 50% of their wages. Corning Gas matches one-half of the participant's contributions up to a total of 3% of the participant's wages. Matching contributions vest in the participants' accounts at a rate of 20% per year and become fully vested after five years. All participants may select one of ten investment plans, or a combination thereof, for their account. Distribution of amounts accumulated under the savings plan occurs upon the termination of employment or death of the participant. The savings plan also contains loan and hardship withdrawal provisions.

Pension Plan

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Corning Gas maintains a defined benefit pension plan, the Retirement Plan for Salaried and Non-Union Employees of Corning Natural Gas Corporation, that covers substantially all of its employees. Corning Gas makes annual contributions to the plan equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. The benefit payable under the pension plan is calculated based upon the employee's average salary for the four years immediately preceding his or her retirement. As defined in the plan, the normal retirement age is 62. The compensation covered by the pension plan includes only base salary, identified in the summary compensation table as "salary."

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information with respect to the stock options held by Corning Gas's most highly compensated executive officers as of the end of the past fiscal year.

	Option Awards
Name	Number of Securities Underlying Unexercised OptionsExercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Michael I. German	22,500	-	11.33	9/23/2013(1)
Chief Executive Officer and President	7,500	-	12.83	12/14/2015(3)
Firouzeh Sarhangi	1,500	-	11.33	9/23/2013(2)
Chief Financial Officer and Treasurer	1,500	-	12.83	12/14/2015(3)
Stanley G. Sleve	1,500	-	11.33	9/23/2013(2)
Vice President - Admin. and Corp. Sect.	1,500	-	12.83	12/14/2015(3)
Matthew Cook	1,500	-	11.33	9/23/2013(2)
Vice President - Operations	1,500	-	12.83	12/14/2015(3)
Russell Miller	1,500	-	11.33	9/23/2013(2)
Vice President - Gas Supply & Marketing	1,500	-	12.83	12/14/2015(3)

(1) The options are exercisable as follows: 1/3 of the shares on 9/23/2009; 1/3 of the shares on 9/23/2010; and 1/3 of the shares on 9/23/2011.

(2) The options are exercisable on 9/23/2009.

(3) The options are exercisable on 12/15/2011.

Director Compensation

On December 15, 2009, the Board of Directors agreed to increase the compensation for all Board members from 150 shares of Corning Gas restricted Common Stock for each quarter of service as a Director to 250 shares of Corning Gas restricted Common Stock for each quarter of service as a Director. The shares awarded become unrestricted upon a Director leaving the Board. Directors who also serve as officers of Corning Gas are not compensated for their service as Directors. The Directors' quarterly compensation was adjusted to 375 restricted shares in April 2011 due to the one for two stock dividend distributed by Corning Gas. Since these shares are restricted, Corning Gas has discounted the value of these shares at a rate of 25% less than the closing price of the stock on the day awarded. On November 9, 2010, Directors were issued compensatory shares for service from July 2010 through September 2010, on April 29, 2011, shares were issued for service for the quarters ended December 31, 2010 and March 31, 2011; and on February 22, 2012, shares were issued for service for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011. Directors received compensatory shares for service for quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Information regarding shares of restricted stock awarded to Directors in the fiscal year ended September 30, 2012, is summarized below, at the amount recognized for financial statement reporting purposes in accordance with FASB ASC 718 (formerly SFAS No. 123(R)).

Page 49.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Henry B. Cook, Jr.	-	14,597	-	14,597
Ted W. Gibson	-	14,597	-	14,597
Joseph P Mirabito	-	14,597	-	14,597
William Mirabito	-	14,597	-	14,597
George J. Welch	-	14,597	-	14,597
John B. Williamson III	-	14,597	-	14,597

INFORMATION ABOUT THE HOLDING COMPANY

The Holding Company was incorporated as Corning Natural Gas Holding Corporation under the laws of New York on July 19, 2013. The Holding Company was formed to acquire Corning Gas's Common Stock and to engage in business as a public utility holding company. Copies of the Holding Company's Certificate of Incorporation and by-laws are attached to this Proxy Statement/Prospectus as Exhibit A and Exhibit B, respectively, and will become effective upon completion of the Share Exchange.

Business of the Holding Company

The Holding Company is currently a non-operating entity. Upon the completion of the Share Exchange, Corning Gas will become a wholly-owned subsidiary of the Holding Company, and each shareholder of Corning Gas will become a shareholder of the Holding Company with substantially the same proportional ownership interest therein as they presently hold in Corning Gas.

Immediately after completion of the Share Exchange, it is expected that the Holding Company will not engage in any business activity other than to hold all of the stock of Corning Gas. The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that the Holding Company may, in the future, pursue other investment opportunities, including possible diversification through acquisitions and mergers, although no such transaction is contemplated at this time.

NYPSC Settlement Agreement; Corporate Structure and Other Provisions

The NYPSC Settlement Agreement, if approved, authorizes a holding company structure for Corning Gas. With certain exceptions, it limits the dividends that Corning Gas can pay to not more than a defined percentage of regulated net income, based on the maintained ratio of common equity. See "DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK - Dividends" at page 55. Without further NYPSC approval, Corning Gas is prohibited from making loans in excess of an initially authorized $1 million loan to either the Holding Company or Leatherstocking Gas, or guaranteeing the obligations of the Holding Company or any other subsidiary of the Holding Company, or pledging its assets as security for the indebtedness of the Holding Company or any affiliate of the Holding Company. Corning Gas and the Holding Company's other subsidiaries must operate as separate entities, and transfers of assets, services and information between Corning Gas and its affiliates are subject to certain restrictions. With limited exceptions, Corning Gas and the Holding Company's other subsidiaries must have separate operating employees, and non-administrative operating officers of Corning Gas may not be operating officers of any of the Holding Company's other subsidiaries. Transfers of employees from Corning Gas to the Holding Company's other subsidiaries are also restricted.

For additional information about the NYPSC Settlement Agreement, see "THE HOLDING COMPANY PROPOSAL - The NYPSC Settlement Agreement" beginning at page 26.

Certificate of Incorporation and By-laws of the Holding Company

When the Holding Company Proposal is implemented, holders of Corning Gas Common Stock will become holders of Holding Company Common Stock, and their rights will be governed by Holding Company's Certificate of Incorporation and by-laws rather than Corning Gas's Restated Certificate of Incorporation and by-laws. Approval of the Holding Company Proposal by the holders of the Common Stock will also be considered approval and ratification of the Holding Company's Certificate of Incorporation. Corning Gas may amend the Holding Company's Certificate of Incorporation at any time prior to implementation of the Holding Company Proposal. See "THE HOLDING COMPANY PROPOSAL - Amendment or Termination" at page 28. References in this Proxy Statement/Prospectus to the Holding Company's Certificate of Incorporation and by-laws are qualified in their entirety by reference to the forms thereof that are included as Exhibits B and C, respectively, to this Proxy Statement/Prospectus.

Page 50.

Advance Notice By-law

Under the Holding Company's by-laws, written notice of any proposal to be presented by any stockholder or any person to be nominated by any stockholder for election as a director must be received by the Secretary of the Holding Company at the principal executive offices of the Holding Company not fewer than 70 nor more than 90 days prior to the anniversary of the preceding year's annual meeting (the anniversary date for the Holding Company's first annual meeting will be deemed to be April 16, 2014); provided, however, that if the date of the annual meeting as first publicly announced or disclosed (in a public filing or otherwise) is less than 80 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed.

These advance notice by-laws provisions are intended to provide an orderly process for stockholder action and provide the Holding Company's Board of Directors with a meaningful opportunity to consider a proposal or director nomination by a stockholder and, to the extent deemed necessary or desirable by the Board, inform all of its shareholders of any recommendation of the Board. The provisions may provide sufficient time for the Holding Company to institute litigation or take other steps to respond to a stockholder proposal, or to prevent the proposal from being acted upon, if such response or prevention is thought to be necessary or desirable. The provisions for advance notice of director nominations may inhibit shareholders who do not have any intention of controlling the Holding Company or the Holding Company's Board of Directors from participating in the nomination process for directors; such provisions may also provide sufficient time for the Holding Company to institute litigation or take other steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable.

Section912 of the NYBCL

Section912 of the NYBCL applies to Corning Gas and will apply to the Holding Company following implementation of the Holding Company Proposal. Section912 prohibits a "business combination" (as defined in Section912, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by a company or its subsidiary with an "interested stockholder" (as defined in Section912, generally the beneficial owner of 20% or more of Corning Gas's Common Stock) within five years after the person or entity becomes an interested stockholder, unless prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which the person or entity became an interested stockholder is approved by Corning Gas's board of directors. After five years, the business combination may be consummated only if approved by the holders of a majority of the outstanding stock of Corning Gas entitled to vote thereon, excluding shares held by the interested stockholder, at a meeting called for the purpose, or pursuant to a stringent "fair price" formula.

Section70 of the NYPSL

Under Section70 of the NYPSL, unless authorized by the NYPSC, no electric or gas corporation, such as Corning Gas, may directly or indirectly acquire the stock or bonds of any other corporation incorporated for, or engaged in, the same or a similar business, or proposing to operate or operating under a franchise from New York State or any other state or any other municipality. In general, various entities, including individuals and corporations other than a gas corporation or electric corporation or street railroad corporation may not purchase or acquire, take or hold, more than 10% of the voting capital stock of any electric or gas corporation organized or existing under or by virtue of the laws of New York except with the consent of, and subject to the terms and conditions set by, the NYPSC. No consent may be given by the NYPSC to any such acquisition unless it has been shown that the acquisition is in the public interest.

Page 51.

Other Holding Company Subsidiaries

Under Corning Gas's current plans, the Holding Company will have one or more subsidiaries in addition to Corning Gas: Corning Appliance Corporation and, the 50% interests in the two Leatherstocking JV Companies.

Under Section107 of the NYPSL, Corning Gas must obtain the NYPSC's approval before it may loan money to or invest in any business other than its own utility business. If the NYPSC Settlement Agreement is approved, Corning Gas will be permitted to loan up to $1 million to the Holding Company or Leatherstocking Gas. The Holding Company will not be subject to Section107 of the NYPSL. The Holding Company may also establish other subsidiaries to engage in competitive businesses.

The subsidiaries of the Holding Company, other than Corning Gas, may encounter competitive and other business factors and different, and perhaps greater, investment risks than those involved in the utility business of Corning Gas. There can be no assurance that these subsidiaries will be successful, or if unsuccessful, that they will not have an adverse effect on the Holding Company. In any event, because the Leatherstocking JV Companies are joint ventures with Mirabito Regulated Industries, LLC, the Holding Company will not have sole control over when the Leatherstocking JV Companies make distributions to their owners or the amount of any distributions.

Financial Information about the Holding Company

As of the date of this Proxy Statement/Prospectus, the Holding Company has only limited assets and liabilities, and no significant business or operating history. In management's opinion, presentation of Holding Company only historical financial data would be immaterial and of no meaningful value to an analysis of this transaction, and therefore has been omitted.

The consolidated assets and liabilities of the Holding Company and its subsidiaries (including Corning Gas) immediately after the Share Exchange will be the same as the consolidated assets and liabilities of Corning Gas and its subsidiaries (including the Holding Company) immediately before the Share Exchange. The Holding Company, on an unconsolidated basis, will record its investment in Corning Gas and in any subsidiaries transferred by Corning Gas to the Holding Company (including Corning Appliance Corporation and the interest in the Leatherstocking JV Companies) at their net book value. The Share Exchange will result in the Holding Company becoming the owner of all the outstanding shares of Corning Gas Common Stock.

Upon completion of the Reorganization, the Holding Company's assets (on a parent-only basis) will consist solely of its investment in the Common Stock of Corning Gas, Corning Appliance Corporation and the Leatherstocking JV Companies, and, assuming no dissenters' rights are exercised, the Holding Company's shareholders' equity will equal the shareholders' equity of the Bank immediately prior to the Reorganization.

Properties

The Holding Company is not initially expected to own or lease real or personal property. Instead, it intends to use the premises, equipment and furniture of Corning Gas without the direct payment of any rental fees to Corning Gas.

Legal proceedings

The Holding Company has not, since its organization, been a party to any legal proceedings.

Employees

At the present time, the Holding Company does not intend to employ any persons other than its unpaid executive officers, all of whom are employees of Corning Gas. Instead, the Holding Company will rely on the management and support staff of Corning Gas from time to time. Under the Gas Rates Joint Proposal, 5% of the salaries of four executive officers of Corning Gas was allocated to unregulated affiliate activity. In the event that such activity should require additional time of these officers, the incremental expense will be excluded from operating expenses for purposes of prospective rate setting and for purposes of calculating excess earnings under the Gas Rates Joint Proposal.

Page 52.

Thus, if Corning Gas is in an excess earnings position, the incremental expense associated with the allocation of additional costs to unregulated affiliate activity will be deferred for the benefit of customers. Under the NYPSC Settlement Agreement as approved by the NYPSC on May 17, 2013, two clerical accounting employees of Corning Gas are permitted to provide services to unregulated affiliates on a fully allocated cost basis at up to a combined 5% of their time. No other administrative or operating employees of Corning Gas are permitted to perform services, other than in emergency circumstances, for unregulated affiliates.

Competition

It is expected that, in the immediate future, the primary business of the Holding Company will be the ownership of the Corning Gas Common Stock. Therefore, the competitive conditions to be faced by the Holding Company will be the same as those faced by Corning Gas.

Management - Directors

The Holding Company's Certificate of Incorporation and by-laws provide for a board of directors between three (3)and nine (9)members, with the initial number being seven (7)directors.

The Holding Company's directors are elected at the annual shareholders meeting. The Holding Company's board is not classified, meaning that the directors are elected every year for terms expiring at the next annual meeting of shareholders.

Initial Directors

The initial Directors of the Holding Company will be all of the current Directors of Corning Gas.

Director Independence

The Board of Directors has determined and confirmed that each of Mr. Cook, Mr. Gibson, Mr. Joseph Mirabito, Mr. William Mirabito, Mr. Welch and Mr. Williamson do not have a material relationship with the Holding Company that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of the New York Stock Exchange.

Removal

Section706 of the NYBCL provides that directors can be removed without cause by vote of shareholders if the certificate of incorporation or by-laws of corporation so provide. Both Corning Gas's and the Holding Company's by-laws provide that a director may only be removed for cause by the Board of Directors or a majority of the shareholders entitled to vote.

Limitation of Liability and Indemnification

The Holding Company's Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Holding Company shall not be liable to the Holding Company or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Holding Company shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Holding Company or any other enterprise, by reason of the fact that the person is or was a director or officer of the Holding Company, or is or was serving at the request of the Holding Company any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof. Any repeal or modification of this provision will not adversely affect any limitation of liability or right, indemnity, immunity or protection of a director or officer of the Holding Company or any other person under the provision with respect to any act or omission occurring prior to the repeal or modification.

Page 53.

Corning Gas's Restated Certificate of Incorporation provides for limitation of liability of a Director of Corning Gas and its by-laws provide for indemnification of Directors and officers of Corning Gas, including the payment of all expenses (including attorney's fees) incurred by the Director or officer in defending any criminal or civil suit in advance of the final disposition of the suit upon receipt of an undertaking by the Director or officer to repay any amounts received if it is ultimately determined he is not entitled to indemnification under New York law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Management - Executive Officers

Certain officers of Corning Gas will also serve as officers of the Holding Company. Michael I. German will be President, Chief Executive Officer and a director of the Holding Company and will continue as President, Chief Executive Officer and a director of Corning Gas. Shareholders do not have the right to elect officers; rather, all officers are appointed to their respective positions by the Board of Directors to serve until they resign or are removed by the board.

Compensation of Directors and Executive Officers

Director Compensation

The Holding Company's by-laws permit its Directors to receive a fixed sum and expenses of attendance at each meeting of the Board of Directors as determined by a resolution of the board of directors. The Holding Company has not paid any directors' fees since its incorporation. The Holding Company may, pursuant to its Bylaws, begin to compensate its directors at some time in the future.

Compensation of Executive Officers

All of the current executive officers of the Holding Company are also executive officers of Corning Gas. With the limitations described in "Employees" beginning on page 52, these individuals are compensated for their services as officers of Corning Gas. See "CORNING GAS EXECUTIVE COMPENSATION" beginning on page47.

Family Relationships among Directors and Executive Officers

Mr. William Mirabito and Mr. Joseph P. Mirabito, both of whom serve as Directors of Corning Gas, and both of whom will serve as Directors of the Holding Company, are cousins.

Transactions with Related Persons, Promoters and Certain Control Persons

The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company.

Page 54.

DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

Holding Company Capital Stock

The Holding Company's Certificate of Incorporation authorizes the Holding Company to issue 3,500,000 shares of Holding Company Common Stock and 500,000 shares of preferred stock. The Holding Company's Board of Directors is authorized from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series, and the designations, relative rights, preferences and limitations of such series to the full extent permitted by the law of the State of New York, except that holders of the preferred stock shall not be entitled to more than one vote for each share of preferred stock held.

When issued in the Share Exchange, shares of Holding Company Common Stock will be fully paid and nonassessable. Holders of Holding Company Common Stock are not entitled to preemptive rights.

Dividends

Subject to any prior rights of Holding Company preferred stock (if any should become outstanding), Holding Company Common Stock is entitled to dividends when, as and if declared by the Holding Company's Board of Directors, and the Holding Company may purchase or otherwise acquire outstanding shares of Holding Company Common Stock out of funds legally available therefor.

Liquidation Rights

Subject to any prior rights of Holding Company preferred stock (if any should become outstanding), upon liquidation of the Holding Company, any remaining net assets of the Holding Company are distributable pro rata to the holders of Holding Company Common Stock.

Voting Rights

Holders of Holding Company Common Stock are entitled to one vote for each share. There are no cumulative voting rights. Holders of Holding Company preferred stock shall have no voting rights unless, in connection with the issuance of a series of preferred stock, the Holding Company's Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each share of preferred stock held) or unless otherwise required by law.

Redemption Rights

Shares of Holding Company Common Stock will not be subject to redemption at the option of Holding Company, nor will holders of Holding Company Common Stock have any right to require Holding Company to redeem their shares.

Transfer Agent and Registrar

The transfer agent and registrar for Holding Company Common Stock will be Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Dividends

Following implementation of the Holding Company Proposal, former Corning Gas Common Shareholders, who will then be Holding Company Common Shareholders, will receive dividends on Holding Company Common Stock when, as and if declared by the Board of Directors of the Holding Company. Dividends declared on Corning Gas Common Stock will be paid to the Holding Company.

Page 55.

Dividends on Holding Company Common Stock are expected to be paid initially at least at the same rate and on the same schedule as are now paid on Corning Gas Common Stock. At its regular meeting on February 10, 2012, the board of directors of Corning Gas approved an increase in the quarterly dividend to $.12 a share. This dividend was paid on April 16, 2012 to shareholders of record on March 31, 2012, on July 16, 2012 to shareholders of record on June 30, 2012 and on October 15, 2012 to shareholders of record on September 30, 2012. The most recent quarterly dividend paid on Corning Gas Common Stock was $.12 per share. This dividend payment would customarily have been paid in January 2013 but was paid on December 31, 2012 to shareholders of record on December 21, 2012, in anticipation of changes in the federal income tax code. On February 12, 2013, the board of directors approved an increase in the quarterly dividend to $.125 a share. This dividend was paid on April 15, 2013 to shareholders of record on March 31, 2013, and on July 15, 2013 to shareholders of record on June 30, 2013.

Dividends on Holding Company Common Stock will depend primarily on the dividends and other distributions that Corning Gas and the other subsidiaries of the Holding Company pay to the Holding Company and the capital requirements of the Holding Company and its subsidiaries. There can be no assurance that the subsidiaries of the Holding Company other than Corning Gas will have earnings or pay any dividends to the Holding Company in the foreseeable future.

Since the Holding Company has no operations, funds available for distributions to shareholders will come from dividends and other distributions to the Holding Company from its subsidiaries. The NYPSC Settlement Agreement limits the dividends that Corning Gas may pay (which, in turn, could reduce the funds available to the Holding Company to pay dividends on Holding Company Common Stock) following the implementation of the Holding Company Proposal. In approving the Gas Rates Joint Proposal in 2012, the NYPSC set rates using an equity ratio (equity as a percentage of total capitalization) of 48 percent. In a future rate proceeding, the NYPSC could change that ratio. Under the NYPSC Settlement Agreement, as approved by the NYPSC on May 17, 2013, Corning Gas may pay dividends equal to 90 percent of net income from regulated operations (calculated on a two-year rolling average basis) if the actual equity ratio (measured using a trailing 13-month average) is no less than 200 basis points below the equity ratio used to set rates. Using the current 48 percent equity ratio, Corning Gas would be permitted to pay dividends equal to 90 percent of regulated net income if the actual equity ratio is 46 percent or higher. If Corning Gas maintains an equity ratio that is between 200 and 300 basis points below the ratio used to set rates (between 45 percent and 46 percent using the currently authorized ratio), Corning Gas may pay dividends equal to no more than 50 percent of regulated net income. If the actual equity ratio is more than 300 basis points below the ratio used to set rates (45 percent, using the current ratio), no dividends may be paid out.

If the formula set forth above had been in effect for 2012, assuming that the current 2,242,629 shares of Corning Gas Common Stock were outstanding throughout the year, the maximum dividend payout would have been greater than the $.48 per share of Corning Gas Common Stock actually paid to shareholders in 2012 (excluding the early payment of the January 2013 dividend on December 31, 2012).

Corning Gas and the Holding Company may each issue preferred stock in the future to meet their capital requirements. Any Holding Company preferred stock which is authorized by the Holding Company's Board of Direct may have preferential dividend rights over Holding Company Common Stock if so provided in the certificate of amendment to the Holding Company's certificate of incorporation, setting forth the number, designation, relative rights, preferences and limitations of the preferred stock filed with the New York Secretary of State in connection with the issuance of the preferred stock.

COMPARISON OF SHAREHOLDERS' RIGHTS

Comparative Stockholder Rights

Certain differences between the rights of holders of Holding Company Common Stock and those of holders of Corning Gas Common Stock are summarized below.

Page 56.

Purpose Clause

Both the Holding Company and Corning Gas are New York corporations. The Holding Company's Certificate of Incorporation and Corning Gas's Restated Certificate of Incorporation provide each company with broad corporate powers to engage in any lawful act or activity for which a corporation may be formed under New York law.

Authorized Shares

The Holding Company's authorized capital stock consists of 3,500,000 shares of Holding Company Common Stock and 500,000 shares of preferred stock. Corning Gas's authorized capital stock consists of 3,500,000 shares of Corning Gas Common Stock and 500,000 shares of preferred stock. As of August 30, 2013, there were 2,254,954 shares of Corning Gas Common Stock outstanding, 126,679 shares available to be issued pursuant to the Dividend Reinvestment Plan, and 211,585 shares available to be issued pursuant to the Stock Plan (which number includes 32,000 currently issued options). Accordingly, up to 2,593,218 shares of Holding Company Common Stock have been registered on the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus forms a portion, to exchange for the outstanding shares of Corning Gas Common Stock and any additional shares which may be outstanding after prior to the Effective Date.

Common Stock

Both the Holding Company's Board of Directors and Corning Gas's Board of Directors are authorized to issue common stock. The Holding Company's Certificate of Incorporation provides that the holders of Holding Company Common Stock are entitled to such dividends (whether payable in cash, property or capital stock) as ay be declared from time to time by the Holding Company's Board of Directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of the Holding Company's assets upon liquidation, dissolution or winding up of the Holding Company. Generally, holders of Holding Company Common Stock have no redemption, conversion or preemptive rights to purchase or subscribe for Holding Company securities. The rights of the holders of the Holding Company's Common Stock are substantively identical to the corresponding rights of holders of Corning Gas's Common Stock.

Preferred Stock

Both the Holding Company's Board of Directors and Corning Gas's Board of Directors are authorized to issue preferred stock in one or more series. The Holding Company's Certificate of Incorporation provides that the Holding Company's Board of Directors is authorized from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of the series, and the designations, relative rights, preferences, and limitations of the series, to the full extent now or hereafter permitted by the law of the State of New York. This provision is substantively identical to the corresponding provision of the Corning Gas Restated Certificate of Incorporation.

Required Vote for Certain Transactions

To comply with the current provisions of the NYBCL regarding shareholder approval of a merger or consolidation of a corporation, the sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, or a binding share exchange involving a corporation, and to maintain the two-thirds approval requirement that applies to Corning Gas with respect to such transactions, the Holding Company's Charter provides that all such transactions must be approved by the affirmative vote of at least two-thirds of all outstanding shares of the Holding Company entitled to vote thereon.

Par Value

A designated par value per share is not required under the NYBCL and serves virtually no useful purpose in modern corporate practice. Shares may not be issued to a New York corporation for consideration of less than their par value. Pursuant to Section180 of the New York State Tax Law, every corporation organized under New York law is subject to a tax of one-twentieth of one percent on the amount of the par value of all the shares that it is authorized to issue. Authorized stock without par value is taxed at $.05 per share (which would equate to an assumed par value of $100 per share).

Page 57.

To reduce taxes in connection with the formation of the Holding Company, the par values of shares of Holding Company Common Stock and the Holding Company preferred stock have been designated at $0.01, a lower amount than the $5.00 per share par value of the Corning Gas Common Stock and Corning Gas preferred stock. It is not anticipated that the lower par value of shares of Holding Company Common Stock or the Holding Company preferred stock will affect the market value of these shares.

Other Provisions

The Holding Company's Certificate of Incorporation and by-laws are also different from Corning Gas's Restated Certificate of Incorporation and by-laws with respect to advance notice of stockholder proposals and director nominations and certain other matters. See "INFORMATION ABOUT THE HOLDING COMPANY - Certificate of Incorporation and By-laws of the Holding Company" at page 50.

Possible Effect of Certain Holding Company Provisions and New York Law

It is not the intention of Corning Gas's Board of Directors or the Holding Company's Board of Directors to discourage legitimate offers to enhance stockholder value. However, certain provisions of the Holding Company's Certificate of Incorporation and by-laws and New York law may have the effect of discouraging unilateral tender offers or other attempts to acquire the Holding Company. To the extent that these provisions discouraged potential takeover bids, they might limit the opportunity for the Holding Company's shareholders to sell their shares at a premium over then prevailing market prices.

Authorized But Unissued Shares

Upon implementation of the Holding Company Proposal, approximately 1,257,371 shares of Holding Company Common Stock and all 500,000 shares of Holding Company preferred stock will be authorized but unissued. As of August 30, 2013, there were 1,245,046 shares of Corning Gas Common Stock and all 500,000 shares of Corning Gas preferred stock authorized but unissued. The existence of authorized but unissued shares may make more difficult or discourage a transaction to obtain control of a company. Such shares might be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, the Holding Company's Certificate of Incorporation grants the Holding Company's Board of Directors, broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into shares of Holding Company Common Stock or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control. This power is the same as that which the Corning Gas Board of Directors currently has.

EXPERTS

The consolidated financial statements as of September 30, 2012 and 2011 and for each of the three years in the period ended September 30, 2012, including this Proxy/Prospectus have been so included in reliance on the report of EFP Rotenburg LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

LEGAL MATTERS

The validity of the shares of Holding Company Common Stock to be issued in the Share Exchange will be passed upon by Nixon Peabody LLP, counsel to Corning Gas and the Holding Company, 1300 Clinton Square, Rochester, NY 14604.

WHERE CAN YOU GET MORE INFORMATION

Page 58.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other information regarding issuers, like us, that file electronically with the SEC. You can access this web site at www.sec.gov or through a link on Corning Gas's website at www.corninggas.com. Information contained on the website is not included in the disclosures made in this prospectus.

We have filed a registration statement on Form S-4 with the SEC with respect to the share exchange. This Proxy Statement/Prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement, such as various exhibits. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the SEC and may be obtained without charge on the websites noted above or upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

You may request a copy of the registration statement of which this proxy statement/prospectus forms a portion, the exhibits thereto or other reports of Corning Gas filed with the SEC, at no cost, by writing or telephoning us at the following address:

Corning Natural Gas

330 West William St.

Corning, New York 14830

Attn: Stanley G. Sleve

Telephone: (607) 936-3755

To obtain this information in time for the special meeting, security holders must request it no later than October 23, 2013, five business days prior to the date of that meeting.

Page 59.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND OTHER DATA

Holding Company was incorporated in New York on July 19, 2013. Prior to the completion of the Share Exchange, Holding Company will have no material assets. Following the consummation of the Share Exchange, Holding Company will be a holding company with no material assets other than its direct 100% ownership of Corning Gas, the operating gas utility, and, upon the dividend of its shares by Corning Gas to Holding Company, 100% ownership of Corning Appliance Corporation, also a holding company with no material assets other than its in interests in the Leatherstocking JV Companies. The consolidated financial statements of Holding Company as of the Exchange Date will reflect the assets, liabilities and results of operations of Corning Gas and its consolidated subsidiaries. Accordingly, the following tables set forth the summary historical consolidated financial statements and other data of Corning Gas as of the dates and for the periods indicated.

The summary historical consolidated statements of income data for the years ended September 30, 2008 through 2012 and the summary consolidated balance sheet data as of September 30, 2008 through 2012 have been derived from the audited consolidated financial statements of Corning Gas, which are included in this Proxy Statement/Prospectus.

The summary historical unaudited consolidated statements of income data for the nine months ended June30, 2012 and 2013 and the summary unaudited consolidated balance sheet data as of June 30, 2013 have been derived from the unaudited consolidated financial statements of Corning Gas, which are included elsewhere in this Proxy Statement/Prospectus. The unaudited consolidated financial statements of Corning Gas have been prepared on the same basis as the audited consolidated financial statements of Corning Gas and, in the opinion of management, include all adjustments necessary for a fair presentation. Interim results are not necessarily indicative of results that may be expected for a full fiscal year.

The summary historical consolidated data presented below should be read in conjunction with the information included in the sections entitled "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus. The historical results of Corning Gas set forth below are not necessarily indicative of results to be expected for any future period.

Selected Financial Data (Unaudited)
	Nine Months Ended	Year Ended September 30,
	June 30, 2013	2012	2011	2010	2009	2008
Total assets	$53,423,730	$51,614,204	$45,485,434	$41,491,639	$38,384,676	$33,786,320
Long-term debt, less current installments	$11,676,981	$12,565,527	$11,179,801	$8,656,394	$8,673,416	$9,613,179
Summary of earnings:
Utility operating revenue	$20,340,840	$19,436,916	$22,827,862	$22,445,300	$23,697,031	$25,783,329
Total operating expenses and taxes	17,500,607	17,794,525	20,835,250	20,026,110	22,248,887	23,622,768
Net utility operating income	2,840,233	1,642,391	1,992,612	2,419,190	1,448,144	2,160,561
Other income	169,787	444,995	253,653	148,432	129,799	358,903
Income from joint ventures	(39,268)	238,193	-	-	-	-
Interest expense-regulated	712,314	974,018	897,437	925,999	905,658	1,513,115
Net income (loss)	2,258,438	$1,351,561	$1,348,828	$1,641,623	$672,285	$1,006,349
Weighted average number of common shares outstanding	2,235,386	1,953,079	1,746,198	1,562,576	1,280,285	1,221,825
Earnings per common share	1.01	0.69	0.77	1.05	0.53	0.82
Dividends paid per common share	$0.37	$0.48	$0.46	$0.39	$0.24	$0.00

Statistics (unaudited)
Gas delivered (MMcf )
Residential	1,014	918	1,101	994	1,048	988
Commercial	210	200	228	203	241	223
Other utilities	247	236	300	287	317	305
Transportation deliveries	5,529	6,974	8,072	7,621	6,311	7,072
Total deliveries	7,000	8,328	9,701	9,105	7,917	8,588

Page 60.
Number of customers-end of period	14,876	14,746	14,647	14,520	14,458	14,368
Average Mcf use per residential customer	87	81	100	92	99	95
Average revenue per residential customer	$982.90	$951.22	$1,193.17	$1,188.07	$1,268.27	$1,377.99
Number of degree days	7,077	6,843	8,136	7,429	8,139	7,436
Peak day deliveries (Mcf )	51,718	44,003	56,302	49,005	56,218	53,532
Miles of mains	430	427	418	414	413	410.6
Investment in gas plant (at cost)	58,087,457	$54,198,924	$47,490,565	$43,785,340	$39,274,790	$34,413,263
Stockholders' equity per share	10.01	9.45	8.19	7.95	6.20	6.43

Consolidated Financial Statements for the Fiscal Year Ended September 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Corning Natural Gas Corporation

We have audited the accompanying consolidated balance sheets of Corning Natural Gas Corporation as of September 30, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2012. Corning Natural Gas Corporation's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corning Natural Gas Corporation as of September 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

December 28, 2012
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

Assets	September 30, 2012	September 30, 2011

Plant:
Utility property, plant and equipment	$54,198,924	$47,490,565
Less: accumulated depreciation	(15,888,267)	(14,361,951)
Total plant utility and non-utility, net	38,310,657	33,128,614

Page 61.

Investments:
Marketable securities available-for-sale at fair value	2,271,721	2,267,268
Investment in joint ventures	349,193	-
	2,620,914	2,267,268

Current assets:
Cash and cash equivalents	70,083	173,245
Customer accounts receivable, (net of allowance for
uncollectible accounts of $209,615 and $46,080), respectively	1,626,283	1,598,241
Gas stored underground, at average cost	2,111,264	2,832,932
Materials and supplies inventory	1,173,104	1,222,019
Prepaid expenses	726,744	703,959
Total current assets	5,707,478	6,530,396

Deferred debits and other assets:
Regulatory assets:
Unrecovered gas costs	1,545,235	536,648
Deferred regulatory costs	1,545,790	1,207,028
Unamortized debt issuance cost (net of accumulated
amortization of $489,522 and $443,854), respectively	249,211	286,093
Deferred income taxes	1,375,665	1,308,298
Other	259,254	221,089
Total deferred debits and other assets	4,975,155	3,559,156

Total assets	$51,614,204	$45,485,434

See accompanying notes to consolidated financial statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2012	September 30, 2011
Liabilities and capitalization:

Current liabilities:
Current portion of long-term debt	$1,571,553	$1,300,063
Demand notes payable	750,000	750,000
Borrowings under lines-of-credit	2,196,995	4,178,784
Accounts payable	1,501,193	1,882,249

Page 62.
Accrued expenses	872,702	1,372,448
Customer deposits and accrued interest	1,032,739	1,034,319
Dividends declared	266,205	205,375
Deferred income taxes	270,720	147,779
Total current liabilities	8,462,107	10,871,017

Long-term debt, less current installments	12,565,527	11,179,801

Deferred credits and other liabilities:
Deferred compensation	1,499,264	1,849,019
Deferred pension costs & post-retirement benefits	7,680,065	6,622,459
Other	431,680	316,556
Total deferred credits and other liabilities	9,611,009	8,788,034

Common stockholders' equity:
Common stock (common stock $5.00 par
value per share. Authorized 3,500,000 shares;
issued and outstanding 2,220,271 shares at
September 30, 2012 and 1,787,769 at September 30, 2011)	11,101,355	8,938,845
Other paid-in capital	11,698,763	7,382,167
Retained earnings	1,421,918	1,018,766
Accumulated other comprehensive loss	(3,246,475)	(2,693,196)
Total common stockholders' equity	20,975,561	14,646,582

Total liabilities and capitalization	$51,614,204	$45,485,434

See accompanying notes to consolidated financial statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Income and Comprehensive Income
For the Years Ended September 30, 2012, 2011 and 2010

	September 30, 2012	September 30, 2011	September 30, 2010

Utility operating revenues	$19,436,916	$22,827,862	$22,445,300
Natural gas purchased	6,782,544	9,714,941	9,647,495
Gross margin	12,654,372	13,112,921	12,797,805

Cost and expense
Operating and maintenance expense	6,480,927	7,280,393	6,874,009
Taxes other than income taxes	1,958,147	1,914,658	1,673,868
Depreciation	1,698,458	1,478,953	713,066

Page 63.

Other deductions, net	428,115	216,271	144,360
Total costs and expenses	10,565,647	10,890,275	9,405,303

Utility operating income	2,088,725	2,222,646	3,392,502

Other income and (expense)
Interest expense	(974,018)	(897,437)	(925,999)
Non-utility expense	(14,475)	(9,570)	(27,570)
Investment income (expense)	121,099	181,542	120,641
Non-utility income from joint venture	238,193	-	-
Other income	289,819	33,129	6,809
Rental income	48,552	48,552	48,552

Net income, before income tax	1,797,895	1,578,862	2,614,935

Income tax benefit (expense), current	1,233,575	54,139	(1,114,034)
Income tax benefit (expense), deferred	(1,679,909)	(284,173)	140,722
Total tax (expense)	(446,334)	(230,034)	(973,312)

Net income	1,351,561	1,348,828	1,641,623

Other comprehensive income (loss)
Pension adjustment, net of tax	(695,101)	(321,993)	679,023
Net unrealized gain (loss) on securities available for sale	141,822	(131,351)	37,810
Total other comprehensive income (loss)	(553,279)	(453,344)	716,833

Total comprehensive income	$798,282	$895,484	$2,358,456

Weighted average earnings per share-
basic:	$0.69	$0.77	$1.05
diluted:	$0.69	$0.76	$1.05

Average shares outstanding - basic	1,953,079	1,746,198	1,562,576
Average shares outstanding - diluted	1,965,761	1,765,220	1,570,902

See accompanying notes to consolidated financial statements

Page 64.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

					Accumulated
			Additional		Other
	Number of	Common	Paid in	Retained	Comprehensive
	Shares	Stock	Capital	Earnings	Income	Total

Balances at September 30, 2009	1,010,647	$5,053,235	$6,018,362	$1,281,950	($2,956,685)	9,396,862

Issuance of common stock & warrants	135,807	679,035	1,790,594	---	---	2,469,629
Dividends declared and paid			321,308	(869,458)		(548,150)

Comprehensive income:
Change in unrealized gain on
securities available for sale, net of
income taxes of $19,370		---	---	---	37,810	37,810
Minimum pension liability, net of
income taxes of $199,230		---	---	---	679,023	679,023
Net income		---	---	1,641,623	---	1,641,623
Total comprehensive income						2,358,456
Balances at September 30, 2010	1,146,454	$5,732,270	$8,130,264	$2,054,115	($2,239,852)	$13,676,797

Issuance of common stock & warrants	641,315	3,206,575	(748,097)	---	---	2,458,478
Dividends declared and paid			---	(2,384,177)		(2,384,177)

Comprehensive income:
Change in unrealized gain on
securities available for sale, net of
income taxes of $59,969		---	---	---	(131,351)	(131,351)

Page 65.

Minimum pension liability, net of
income taxes of $224,833		---	---	---	(321,993)	(321,993)
Net income		---	---	1,348,828	---	1,348,828
Total comprehensive income						895,484
Balances at September 30, 2011	1,787,769	$8,938,845	$7,382,167	$1,018,766	($2,693,196)	$14,646,582

Issuance of common stock & warrants	432,502	2,162,510	4,316,596	---	---	6,479,106
Dividends declared and paid			---	(948,409)		(948,409)

Comprehensive income:
Change in unrealized gain on
securities available for sale, net of
income taxes of $60,781		---	---	---	141,822	141,822
Minimum pension liability, net of
income taxes of $389,352		---	---	---	(695,101)	(695,101)
Net income		---	---	1,351,561	---	1,351,561
Total comprehensive income						798,282
Balances at September 30, 2012	2,220,271	$11,101,355	$11,698,763	$1,421,918	($3,246,475)	$20,975,561

The components of accumulated other comprehensive (loss) are as follows:

				2012	2011	2010
Pension liability adjustment				(3,299,397)	(2,604,296)	(2,282,303)
Net unrealized gain/(loss) on securities available for sale				52,922	(88,900)	42,451
Accumulated other comprehensive loss				(3,246,475)	(2,693,196)	(2,239,852)

See accompanying notes to consolidated financial statements.
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
For Years Ended September 30, 2012, 2011, and 2010

	September 30,	September 30,	September 30,
	2012	2011	2010
Cash flows from operating activities:
Net income	$1,351,561	$1,348,828	$1,641,623
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	1,698,458	1,478,953	713,066
Unamortized debt issuance cost	48,270	46,782	33,851
Regulatory amortizations	1,462,451	1,610,453	1,619,537
Stock issued for services and stock option expense	246,353	176,057	235,902
Pension adjustment	(695,101)	(321,993)	679,023
Loss (Gain) on sale of marketable securities	(105,559)	45,118	(77,420)
Deferred income taxes	55,574	(1,550,808)	1,472,093
Bad debt expense	297,202	185,506	219,468
Undistributed earnings on joint ventures	(238,193)	-	-

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(325,244)	(532,163)	(492,074)
Gas stored underground	721,668	(136,537)	(374,017)
Materials and supplies inventories	48,915	(413,340)	(124,634)

Page 66.
Prepaid expenses	(22,785)	263,079	628,391
Unrecovered gas costs	(1,008,587)	556,381	(223,756)
Deferred regulatory costs	(615,311)	(472,670)	(26,898)
Other	(38,165)	(52,755)	(93,641)
Increase (decrease) in:
Accounts payable	(381,056)	514,365	89,373
Accrued expenses	(499,746)	495,511	(28,268)
Customer deposits and accrued interest	(1,580)	(48,749)	(40,118)
Deferred compensation	(349,755)	(89,087)	(82,667)
Deferred pension costs & post-retirement benefits	(128,296)	(493,144)	(1,618,042)
Other liabilities and deferred credits	175,954	171,050	125,611
Net cash (used in) provided by operating activities	1,697,028	2,780,837	4,276,403

Cash flows from investing activities:
Purchase of securities available-for-sale	(1,241,816)	(2,174,041)	(1,552,126)
Sale of securities available-for-sale	1,484,744	2,097,174	1,576,686
Investment in joint ventures	(111,000)	-	-
Capital expenditures	(6,880,501)	(3,859,302)	(4,694,677)
Net cash (used in) provided by investing activities	(6,748,573)	(3,936,169)	(4,670,117)

Cash flows from financing activities:
Proceeds under lines-of-credit	16,739,154	16,110,235	15,744,398
Repayment of lines-of-credit	(18,720,943)	(17,072,100)	(17,360,309)
Debt issuance cost expense	(11,388)	(29,407)	(69,486)
Cash received from sale of stock	6,232,753	673,140	2,233,548
Dividends paid	(948,409)	(774,896)	(548,150)
Proceeds under short-term debt	-	-	750,000
Proceeds under long-term debt	2,979,018	3,952,296	1,150,732
Repayment of short-term debt	-	(500,000)	(500,000)
Repayment of long-term debt	(1,321,802)	(1,100,243)	(1,115,033)
Net cash (used in) provided by financing activities	4,948,383	1,259,025	285,700
Net (decrease) increase in cash	(103,162)	103,693	(108,014)

Cash and cash equivalents at beginning of period	173,245	69,552	177,566

Cash and cash equivalents at end of period	$70,083	$173,245	$69,552

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$973,627	$894,820	$926,763
Income taxes	$196,462	$1,668,438	$152,078
Non-cash investment activities-retirement of assets	$193,799	$198,302	$225,506

See accompanying notes to consolidated financial statements

Page 67.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Corning Natural Gas Corporation (the Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Company follows the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York (PSC) which has jurisdiction over and sets rates for New York State gas distribution companies. The Company's regulated operations meet the criteria and accordingly, follow the accounting and reporting of FASB ASC 980 "Regulated Operations". The Company's consolidated financial statements contain the use of estimates and assumptions for reporting certain assets, liabilities, revenue and expenses and actual results could differ from the estimates. The more significant accounting policies of the Company are summarized below.

(a) Principles of Consolidation and Presentation

The consolidated financial statements include the Company and its wholly owned subsidiary, the Corning Natural Gas Appliance Corporation.

It is the Company's policy to reclassify amounts in the prior year financial statements to conform to the current year presentation.

(b) Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. Cash and cash equivalents at financial institutions may periodically exceed federally insured limits.

(c) Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on its analysis of specific balances, taking into consideration the age of past due accounts.

(d) Debt Issuance Costs

Costs associated with the issuance of debt by the Company are deferred and amortized over the lives of the related debt.

(e) Property, Plant and Equipment

Utility plant is stated at the historical cost of construction. Those costs include payroll, fringe benefits, materials and supplies and transportation costs. The Company charges normal repairs to maintenance expense.

(f) Depreciation

The Company provides for depreciation for accounting purposes using a straight-line method based on the estimated economic lives of property, which ranges from 3 to 55 years for all assets except utility plant. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property was 3.1% in 2012, 3.1% in 2011 and 1.6% in 2010. As of September 1, 2009, 100% of the fixed amount and 80% of the monthly volumetric charge due to line 13 (our pipeline connecting Marcellus production in Pennsylvania to the rest of our distribution system) were allocated to offset our costs of building the pipeline. As of fiscal year 2011, we are recognizing the revenue and increasing the accumulated depreciation and depreciation expense instead of offsetting plant. This increased the annual percentage rate in fiscal 2011 by 1.4%. At the time utility properties are retired, the original cost plus costs of removal less salvage are charged to accumulated depreciation.

Page 68.

(g) Revenue and Natural Gas Purchased

The Company records revenues from residential and commercial customers based on meters read on a cyclical basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. The Company does not accrue revenue for gas delivered but not yet billed, as the New York PSC requires that such accounting must be adopted during a rate proceeding, which the Company has not done. The Company, as part of its rate order, has a weather normalization clause as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2.2% greater or less than a 30 year average. As a result, the effect on revenue fluctuations on weather related gas sales is somewhat moderated.

In addition to weather normalization, starting in September 2009, the Company implemented a revenue decoupling mechanism (RDM). The RDM reconciles actual delivery service revenues to allowed delivery service revenues (which are based on the annual customer and volume forecasts in the last rate case) for certain residential customers. The Company will refund or surcharge customers for differences between actual and allowed revenues. The shortfall or excess after the annual reconciliation will be surcharged or refunded to customers over a twelve month period starting the next calendar year.

Gas purchases are recorded on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause (GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed. Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded to or recovered from customers over a subsequent 12-month period.

(h) Marketable Securities

Marketable securities, which are intended to fund the Company's deferred compensation plan obligations, are classified as available for sale. Such securities are reported at fair value based on quoted market prices, with unrealized gains and losses, net of the related income tax effect, excluded from income, and reported as a component of accumulated other comprehensive income in stockholders' equity until realized. The cost of securities sold was determined using the specific identification method. For all investments in the unrealized loss position, none have been in an unrealized loss position for more than 12 months. None are other than temporary impairments based on management's analysis of available market research. In 2012, 2011 and 2010, the Company sold equity securities for gains (losses) included in earnings of $44,039, $114,677 and $57,988 respectively.

The Company has determined the fair value of certain assets through application of FASB ASC 820 "Fair Value Measurements and Disclosures".

Page 69.

Fair value of assets and liabilities measured on a recurring basis at September 30, 2012 and 2011 are as follows:
Fair Value Measurements at Reporting Date Using:
	Fair Value	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Level 2	Level 3
September 30, 2012
Available-for-sale securities	$2,271,721	$2,271,721	$-	$-

September 30, 2011
Available-for-sale securities	$2,267,268	$2,267,268	$-	$-

Financial assets and liabilities valued using level 1 inputs are based on unadjusted quoted market prices within active markets.

A summary of the marketable securities at September 30, 2012, 2011 and 2010 is as follows:

	Cost Basis	Unrealized Gain	Unrealized Loss	Market Value
2012
Cash and equivalents	$140,186	$-	$-	$140,186
MetLife stock value	51,185	-	-	51,185
Government and agency issues	75,001	857	-	75,858
Corporate bonds	196,842	3,754	-	200,596
Mutual funds	144,148	-	6,723	137,425
Equity securities	1,588,755	77,716	-	1,666,471
Total securities	$2,196,117	$82,327	$6,723	$2,271,721

Page 70.

2011
Cash and equivalents	$55,185	$-	$-	$55,185
MetLife stock value	51,185	-	-	51,185
Government and agency issues	149,975	586	-	150,561
Corporate bonds	560,606	3,727	-	564,333
Mutual funds	185,762	-	19,628	166,134
Equity securities	1,391,555	-	111,685	1,279,870
Total securities	$2,394,268	$4,313	$131,313	$2,267,268

2010
Cash and equivalents	$116,206	$-	$-	$116,206
MetLife stock value	51,185	-	-	51,185
Government and agency issues	100,000	923	-	100,923
Corporate bonds	593,861	21,678	-	615,539
Mutual funds	125,547	-	5,821	119,726
Equity securities	1,315,751	47,540	-	1,363,291
Total securities	$2,302,550	$70,141	$5,821	$2,366,870

(i) Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

(j) Federal Income Tax

The Company uses the asset and liability method to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. In addition, such deferred tax assets and liabilities will be adjusted for the effects of enacted changes in tax laws and rates.

(k) Dividends

On March 13, 2009, the NYPSC in Case 07-G-0772 lifted the prohibition on the payment of dividends on the Company's common stock but limited pay outs to a percentage of earnings tied to the Company's debt/equity ratio. At its regular meeting on December 14, 2010, the Board of Directors approved an increase in the quarterly dividend from $.15 a share to $.1725 a share and was paid on January 15, 2011 to shareholders of record as of December 31, 2010, and on April 15, 2011 for shareholders of record on March 31, 2011. The dividend rate of $.1725 reflects the pre-stock dividend rate (see third paragraph in this section). The Board of Directors reviewed the quarterly dividend rate at its next regularly scheduled meeting on June 14, 2011 and adjusted the dividend rate to $.115. This dividend was paid on July 15, 2011 to shareholders of record on June 30, 2011, on October 15, 2011 to shareholders of record on September 30, 2011 and January 16, 2012 to shareholders of record on December 31, 2011. At its regular meeting on February 10, 2012, the board of directors approved an increase in the quarterly dividend to $.12 a share. This dividend was paid on April 16, 2012 to shareholders of record on March 31, 2012, on July 16, 2012 to shareholders of record on June 30, 2012 and on October 15, 2012 to shareholders of record on September 30, 2012.

On May 28, 2009, the Company registered 100,000 shares of common stock with a par value of $5 per share for a dividend reinvestment program. As part of this program 761 shares were issued in 2009, 2,319 shares were issued in 2010, 3,976 shares in 2011 and 5,689 shares in 2012. A total of 12,745 shares have been issued since the program started.

On March 21, 2011, the Company set April 1, 2011 as the record date for a one for two stock dividend on its outstanding common stock as authorized by the NYPSC in an order in Case 10-G-0647 dated March 17, 2011. Each shareholder of record as of close of business on the record date was paid one share of common stock for each two shares held by such holder on April 20, 2011. Due to this stock dividend, all computations of number of shares and earnings per share have been adjusted retroactively for prior periods to reflect the change in capital structure.

Page 71.

(l) Accounting for Impairment

The Financial Accounting Standards Board (FASB) ASC 360-10-15, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes accounting standards to account for the impairment of long-lived assets, and certain identifiable intangibles. Under FASB ASC 360-10-15 the Company reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. FASB ASC 360-10-15 also requires that a rate regulated enterprise recognize an impairment when regulatory assets are no longer probable of recovery. No impairment losses were incurred for the years ended September 30, 2012, 2011, and 2010.

(m) New Accounting Pronouncements

In July 2010, FASB issued FASB ASU 2010-20, "Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses". The standard amends ASC Topic 310, "Receivables", to enhance disclosures about the credit quality of financing receivables and the allowance for credit losses by requiring an entity to provide a greater level of disaggregated information and to disclose credit quality indicators, past due information, and modifications of its financing receivables. FASB ASU 2010-20 is effective for annual fiscal years beginning after December 15, 2011 for public entities. The Company adopted FASB ASU 2010-20 and it had no material effect on the consolidated financial statements.

In May 2011, FASB issued FASB ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S GAAP and IRFSs". This standard amends ASC Topic 820, "Fair Value Measurement", to clarify intent about the application of existing fair value measurements and standardize standard fair value measurements and disclosures. FASB ASU 2011-04 is effective for interim or annual fiscal years beginning after December 15, 2011 for public entities. The Company adopted FASB ASU 2011-04 and it had no material effect on the consolidated financial statements.

In June 2011, FASB issued FASB ASU 2011-05, "Comprehensive Income" (Topic 220). This standard increases the prominence of items reported in other comprehensive income and dictates presentation of these items in financial statements. FASB ASU 2011-05 is effective for interim or annual fiscal years beginning after December 15, 2011 for public entities. The Company adopted FASB ASU 2011-05 it had no material effect on the consolidated financial statements.

In December 2011, FASB issued FASB ASU 2011-12, "Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05" (Topic 220). This standard defers the requirement to present reclassification adjustments in the statement of income in response to concerns raised about implementation of FASB ASU 2011-05. FASB ASU 2011-12 is effective for interim or annual fiscal years beginning after December 15, 2011 for public entities and for fiscal years ending after December 2012 for non-public entities. The Company has already adopted FASB ASU 2011-05, so the deferral of the effective date of FASB ASU 2011-05 provided by FASB ASU 2011-12 will have no impact on the Company's consolidated financial statements.

(n) Revenue Taxes

The Company collects state revenue taxes. The amount included in Utility Operating Revenue and Taxes other than Federal Income Taxes was $131,141, $134,398 and $131,049 in 2012, 2011, and 2010 respectively.

(o) Stock Based Compensation

The Company accounts for stock based awards in accordance with FASB ASC 718. During fiscal 2010, the Company did not grant any options, but did award shares as compensation to our directors. On April 1, 2008, the board of directors agreed to increase the compensation for all board members from 50 shares of our restricted common stock for each quarter of service as a director to 150 shares of our restricted common stock for each quarter of service as a director. On December 15, 2009, the board of directors approved an increase in its compensation from 150 shares of our restricted common stock for each quarter of service to 250 restricted shares quarterly effective as of January 1, 2010.

Page 72.

The shares awarded will become unrestricted upon a director leaving the board. Directors who also serve as officers of Corning are not compensated for their service as directors.On November 9, 2010, directors were issued compensatory shares for service from July 2010 through September 30, 2010. Since these shares are restricted, in recording compensation expense, the expense accrued is 25% less than the closing price of the stock on the day the stock was awarded. Management of the Company believes this discount is reasonable for thinly traded stock such as that of the Company. The Company did not discount the value of the stock paid to the directors who resigned from the board since those shares became unrestricted when held by a non-affiliate for at least six months. The directors' quarterly compensation was adjusted to 375 restricted shares in April 2011 due to the one for two stock dividend distributed by the Company (see Note (k) for further information). On April 29, 2011, shares were issued for service for the quarters ended December 31, 2010 and March 31, 2011. Joseph Mirabito, William Mirabito and John Williamson III were paid 247 shares of common stock for the quarter ended December 31, 2010 because they served for a portion of that quarter. On February 22, 2012, shares were issued for service for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011. On October 10, 2012, shares were issued for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Total expense to be recognized in October will be $78,975 for 6,750 shares at $11.70 a share. Information regarding shares of stock awarded to directors in fiscal 2012 is summarized below.

	Fees Earned or Paid	2/22/2012
	in Cash	Stock Awards	Stock Awards	Total
	($)	(@ $12.975/Share)	($)	($)
6 Directors	-	6,750	87,581	87,581

At its regularly scheduled meeting on December 11, 2012, the Compensation Committee of the Board of Directors of the Company made restricted stock awards of 600 shares each to the five officers of the Company in lieu of salary increases. Each restricted stock award vested 300 shares immediately and 300 shares on December 12, 2013 if the officer is still employed by the Company or one of its subsidiaries or affiliates on that date. Each award is subject to the terms and conditions of a restricted stock award agreement and the Company's Amended and Restated 2007 Stock Plan. In addition, the Board of Directors authorized the issuance on December 12, 2012, of 600 shares of the Company's common stock to Carl T. Hayden in compensation for his past service as a director of the Company's joint venture affiliate, Leatherstocking Gas Company, LLC.

(p) Earnings Per Share

Basic earnings per share are computed by dividing income available for common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The only potentially dilutive securities the Company has outstanding are stock options and warrants. The diluted weighted average shares outstanding shown on the Consolidated Statements of Income reflects the potential dilution as a result of these stock options and warrants as determined using the Treasury Stock Method. Stock options and warrants that are antidilutive are excluded from the calculation of diluted earnings per common share. Warrants expired in August 2011 and were not a factor in the calculation for that year. For 2010, 55,899 warrants were excluded as antidilutive (after adjustment for the April 2011 stock dividend (see Note (k)).

(q) 311 Transportation Agreement /Compressor Station

On January 11, 2010, the Company entered into a contract (311 Transportation Agreement) with a local gas producer that provides for the building of a compressor station as well as the transfer of 6" pipeline owned by the gas producer to the Company for nominal consideration. The contract also sets forth the terms, rates and condition of the transport of the local producer gas to the interstate pipeline system. On May 21, 2010, the 311 Transportation Agreement was revised to reflect a change in the projected gas delivery schedule and delivery volumes. The previously agreed to transportation rates did not change. The contract's maximum daily delivery quantity remained the same. The schedule for attaining the maximum daily delivery quantity was altered to accommodate the project's construction schedule. The Company bought the $11 million compressor station and $2.1 million pipeline from the local producer for two dollars.

Page 73.

The local producer has the right to repurchase these facilities for two dollars in ten years. This transaction became effective on May 12, 2011, when the station began operations. Although the Company has $13.1 million in new plant, only two dollars was recognized in accordance with the Uniform System of Accounts (313.2) which states that in the case of gas plant contributed to the utility, gas plant accounts shall be charged only with such expenses, if any, incurred by the utility. The Company has recognized the tax impact of this transaction in May 2011 as a deferred tax of approximately $1 million (the New York current tax liability) that will be recoverable from customers over the life of the agreement. The Company expects no federal tax liability related to this gift because of bonus depreciation rules for the current year. This is the largest project undertaken by the Company in its history and will provide direct access to interstate markets for locally produced gas. The project will improve management of gas supply and has the potential to lower gas costs for customers throughout the southern tier of the state. The Company expects this agreement to have a significant positive impact on its cash flow and also positively impact earnings.

(r) Collective Bargaining Agreement

We had 54 employees as of September 30, 2012, and 52 as of September 30, 2011. Of this total, 44% are union labor working under an agreement effective until April 2, 2015.

(s) Rights Offering

The Company distributed one transferable subscription right for each ten shares of common stock to shareholders of record as of 5:00 pm on July 19, 2010. This right entitled the shareholder to purchase one share of our common stock at a cash exercise price of $18.00 per share. The rights were granted to the shareholders without additional charge to them and expired at 5:00 pm on August 27, 2010. We received $1,796,373, net of cost, with the exercise of 104,086 shares. The Company used the proceeds to help fund capital expenditures, the retirement of debt and future growth opportunities.

The Company distributed one transferable subscription right for each eight shares of common stock to shareholders of record as of 5:00 pm on July 2, 2012. This right entitled the shareholder to purchase one share of our common stock at a cash exercise price of $15.75 per share. The rights were granted to the shareholders without additional charge to them and expired at 5:00 pm on September 21, 2012. We received $3,838,048, net of cost, with the exercise of 246,524 shares. The Company used the proceeds to help fund capital expenditures, the retirement of debt and future growth opportunities.

(t) Leatherstocking Companies

The Company, in a joint venture with Mirabito Regulated Industries, formed a limited liability corporation (LLC) in November 2010 for the purpose of providing natural gas in areas of New York and Pennsylvania that currently do not have natural gas service. This venture, Leatherstocking Gas Company, LLC, ("Leatherstocking Gas") is currently moving forward on expansions to several areas in the northeast. The Company and Mirabito Regulated Industries each owns 50% of the joint venture and each appoints three managers to operate the new company. The seventh manager is a neutral manager agreed to by the Company and Mirabito Regulated Industries who is not an officer, director, shareholder or employee of either company. The current managers are Joseph P. Mirabito, John J. Mirabito and William Mirabito from Mirabito Regulated Industries; Matthew J. Cook, Michael I. German and Russell S. Miller from the Company; and Carl T. Hayden as the neutral manager. Joseph P. Mirabito and William Mirabito are stockholders and current board members of the Company. Leatherstocking has received a franchise from the Village and Town of Sidney, Village and Town of Bainbridge, Village and Town of Windsor and Town of Unadilla in New York. In addition, Leatherstocking Gas has acquired thirteen franchises in Susquehanna County, Pennsylvania. Leatherstocking has met with potential customers and public officials, as well as attended public hearings, and believes there is significant interest in acquiring gas service.

In September 2010, Leatherstocking Pipeline Company, LLC ("Leatherstocking Pipeline") was formed with the same structure and managers as Leatherstocking Gas. Leatherstocking Pipeline is an unregulated company whose purpose is to serve one customer in Lawton, Pennsylvania. In the spring and summer of 2012, Leatherstocking Pipeline built and placed in service facilities to service that customer.

The investment and equity in both companies has been recognized in the consolidated statements. The Company has accounted for its investment in equity using the equity method of accounting based on the guidelines established in FASB ASC 323. In applying the guidance of FASB ASC 323, the Company recognized the investment in the joint ventures as an asset at cost. The investment will fluctuate in future periods based on the Company's allocable share of earnings or losses from the joint ventures which is recognized through earnings.

Page 74.

Initial investment in joint ventures $111,000

Earnings in joint ventures 238,193

Ending balance in investment in joint ventures $349,193

(u) Private Placement of Common Stock

On January 27, 2012, the Company completed a private placement of its common stock, par value $5.00 per share, pursuant to the terms of a Purchase Agreement, dated as of January 23, 2012, between the Company and the Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the "Purchaser"). The 138,889 shares of common stock (the "Common Stock") issued pursuant to the Purchase Agreement were sold at a per share cash price of $14.40 and raised gross proceeds of $2 million for the Company which will be used for general corporate purposes. In connection with the private placement, the Company entered into a Registration Rights Agreement, dated as of January 23, 2012, which grants the Purchaser certain demand and piggy-back registration rights with respect to the Common Stock. The issuance and sale of the Common Stock was not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The Common Stock was offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and corresponding provisions of state securities laws.

(v) Chapter 11 Protection Filed by Significant Customer

On August 2, 2012, the Company received notice that a significant customer filed for protection under Chapter 11 of the United States Bankruptcy Code. They received funding from their principal lender to continue to operate and pay bills going forward. As of September 30, 2012, the Company has reserved $165,000 of the $239,950 outstanding which is consistent with the Company's accounting policies. At this time we remain hopeful that the remaining amount will be collectable. If information comes to our attention that suggests otherwise we will adjust the amount to be collected accordingly.

(w) Settlement of Lawsuits

On December 30, 2011, the Company entered into a definitive Settlement and Release Agreement (the "Agreement") settling two lawsuits by a former Chairman of the Company. As previously disclosed, Thomas K. Barry sought damages from the Company for failure to transfer to Mr. Barry a key-man life insurance policy and for terminating payments under a deferred compensation agreement. Please refer to the Company's Form 10-K for the fiscal year ended September 30, 2011 for disclosure regarding the original claims. Under the Agreement, the Company paid to Mr. Barry $285,000 on January 13, 2012, and beginning next year the Company will pay Mr. Barry on or before each January 5, $40,000 plus interest compounded annually at 4% (less than one-half of the amount in Mr. Barry's deferred compensation agreement) for the longer of ten years or Mr. Barry's lifetime. The Company will pay Mr. Barry $15,000 annually for the longer of ten years or Mr. Barry's lifetime up to a maximum of 20 payments to replace the life insurance policy. In addition, the Company will provide certain health and prescription drug insurance benefits to Mr. Barry and his wife for life. The Company and Mr. Barry exchanged mutual general releases. The Company had previously reserved for past due payments as well as accrued a liability for future payments under the deferred compensation agreement and key-man life insurance policy. The savings associated with the reversal of past due payments and change in the liabilities for future payments under the deferred compensation agreement were recognized as a decrease to operating and maintenance expense. The reversal of accrued liability for the key man insurance policy was recognized in other income. The after tax benefit that resulted from these entries is approximately $259,000 after accounting for legal fees associated with the settlement which are shown in other deductions, net and adjustments to pension expense which are shown in operating and maintenance expense.

On March 22, 2012, the Supreme Court of the State of New York, Steuben County, ruled that the Company should supply Gas Natural Inc., a shareholder, certain Company records associated with Gas Natural Inc.'s tender offers in the 2008 to 2010 time frame and the Company's 2010 rights offering. The Company has provided the records to Gas Natural consistent with the court order. Gas Natural Inc. holds approximately 1% of the Company's common stock and its chairman, chief executive officer and largest shareholder is Richard Osborne. We cannot predict whether further litigation may result from Gas Natural Inc.'s review of the records of the Company.

Page 75.

On March 23, 2012, a complaint filed by Richard M. Osborne and Gas Natural, Inc. in the U.S. District Court for the Northern District of Ohio against four of the Company's directors and, nominally, against the Company (collectively "Defendants"). Richard M. Osborne and Gas Natural Inc. v. Michael I. German, Henry B. Cook, Ted W. Gibson, George J. Welch and Corning Natural Gas Corporation, Civ. Action No. 1:11-CV-744-CAB, N.D. Ohio (the "Action"), was dismissed by the court. The complaint sought to recover compensatory damages in an unspecified amount in excess of $75,000 and to rescind the rights offering, as well as payment of costs and interest. The Action was dismissed for lack of personal jurisdiction. There is no impact to the financial statements as there was no liability or loss contingency recorded to date.

On August 30, 2012, counsel to Gas Natural, Inc. and Richard M. Osborne sent a letter to counsel representing the Company offering to settle and release, for a $650,000 cash payment, claims related to Gas Natural Inc.'s previous offers to purchase the Company and other activities, including the Company's 2010 rights offering. The Company has been in discussion with representatives of Gas Natural, Inc. and Mr. Osborne. On December 11, 2012, at its regularly scheduled meeting, the Board of Directors approved settling the claims for $200,000 in exchange for general releases and certain other consideration. On December 13, 2012, the Company was notified by counsel for Gas Natural, Inc. that Gas Natural, Inc.'s Board of Directors, Richard Osborne and the Osborne Trust had approved the settlement. The Company believes its actions in connection with the offers, the rights offering and other activities were in the best interest of the Company and its shareholders.

(x) Subsequent Events

On October 10, 2012, shares were issued to directors for services for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. Total expense to be recognized in October will be $78,975 for 6,750 shares at $11.70 a share.

On October 18, 2012, the NYPSC issued affiliate standards that prohibited the sharing of distribution company employees with Corning affiliates. On November 19, 2012, the Company filed a petition requesting clarification of the October order. Action on this petition is unknown at this time. Please see "Regulatory Matters" for additional information.

At its regularly scheduled meeting on December 11, 2012, the Compensation Committee of the Board of Directors of the Company made restricted stock awards of 600 shares each to the five officers of the Company in lieu of salary increases. Each restricted stock award vested 300 shares immediately and 300 shares on December 12, 2013 if the officer is still employed by the Company or one of its subsidiaries or affiliates on that date. Each award is subject to the terms and conditions of a restricted stock award agreement and the Company's Amended and Restated 2007 Stock Plan. In addition, the Board of Directors authorized the issuance on December 12, 2012, of 600 shares of the Company's common stock to Carl T. Hayden in compensation for his past service as a director of the Company's joint venture affiliate, Leatherstocking Gas Company, LLC.

Also at its regularly scheduled meeting on December 11, 2012, the Board of Directors approved settling claims by Gas Natural, Inc. and Richard M. Osborne for $200,000 in exchange for releases and certain other consideration. On December 13, 2012, the Company was notified by counsel for Gas Natural, Inc. that Gas Natural, Inc.'s Board of Directors, Richard Osborne and the Osborne Trust had approved the settlement. The Company believes its actions in connection with the offers, the rights offering and other activities were in the best interest of the Company and its shareholders.

(2) Major Customers

The Company has three major customers to which the Company delivers gas: Corning Incorporated, New York State Electric & Gas (NYSEG) and Bath Electric Gas & Water Systems (BEGWS). The loss of any of these customers could have a significant impact on the Company's financial results. Total revenue and deliveries to these customers were as follows:

Page 76.
	Deliveries		Revenue
	Mcf	% of Total	Amount	% of Total
Corning Incorporated
Year ended September 30, 2012	2,538,000	30	$1,142,000	6
Year ended September 30, 2011	2,811,000	29	$1,263,000	6
Year ended September 30, 2010	2,596,000	29	$1,149,000	5
NYSEG
Year ended September 30, 2012	2,675,000	32	$348,000	2
Year ended September 30, 2011	3,374,000	35	$342,000	1
Year ended September 30, 2010	3,156,000	35	$335,000	1
BEGWS
Year ended September 30, 2012	505,000	6	$1,479,000	8
Year ended September 30, 2011	639,000	7	$2,037,000	9
Year ended September 30, 2010	623,000	7	$2,164,000	10

Although Talisman Energy USA Incorporated is a significant customer, we do not deliver gas to it. Rather we receive gas from several of its gathering systems and wells, and transport its gas through our system. Therefore, it is excluded from this table.

(3) Regulatory Matters

Certain costs are deferred and recognized as expenses when they are reflected in rates and recovered from customers as permitted by FASB ASC 980 (formerly SFAS No. 71). These costs are shown as deferred debits and other assets. Such costs arise from the traditional cost-of-service rate setting approach whereby all prudently incurred costs are generally recoverable through rates. Deferral of these costs is appropriate while the Company's rates are regulated under a cost-of-service approach.

As a regulated utility, the Company deferred certain costs for future recovery. In a purely competitive environment, such costs might have been currently expensed. Accordingly, if the Company's rate setting were changed from a cost-of-service approach and the Company were no longer allowed to defer these costs under FASB ASC 980 (formerly SFAS No. 71), certain of these assets might not be fully recoverable. However, the Company cannot predict the impact, if any, of competition and continues to operate in a cost-of-service based regulatory environment. Accordingly, the Company believes that accounting under FASB ASC 980 is still appropriate.

Below is a summary of the Company's regulatory assets as of September 30, 2012, 2011 and 2010:
	2012	2011	2010
Deferred Debits - accounting for income taxes
Deferred Regulatory costs	1,545,790	1,207,028	1,052,427
Deferred Unrecovered gas costs	1,545,235	536,648	1,093,029

Total Regulatory Assets	3,091,025	1,743,676	2,145,456

Unrecovered gas costs. These costs arise from an annual reconciliation of certain gas revenue and costs (as described in Note 1) and are recoverable in customer rates in the year following the reconciliation.

The Company expects that regulatory assets other than deferred unrecovered gas costs will be fully recoverable from customers by the end of its next rate case.

Although the Company recovers the cost of its regulatory assets, it does not earn a return on them.

(4) Long-term Debt

The Company believes it is in compliance with all of our loan covenants as of September 30, 2012.

Page 77.

The fair market value of the Company's long-term debt is estimated based on quoted market prices of similar issues having the same remaining maturities, redemption terms and credit ratings. Notes payable to banks are stated at cost, which approximates their value due to the short-term maturities of those financial instruments. Based on these criteria, the fair market value of long-term debt, including current portion, was as follows at September 30, 2012, 2011 and 2010:
	2012	2011	2010

Unsecured senior note - 7.9%, due serially with annual payments of $355,000 beginning on September 1, 2006 through 2016 and $795,000 due in 2017	$2,215,000	$2,570,000	$2,925,000
Note payable - 6.5% with monthly installments through 2013	4,584,321	5,050,408	5,487,679
Note payable - variable rate with 4.5% floor with monthly
installments through May 2015	826,573	928,249	1,018,363
M&T Bank - new truck loan	-	2,995	9,786
M&T Bank - excavator & radio equipment	-	6,066	17,285
M&T Bank - backhoe & skidsteer loader	-	21,835	46,493
Community Bank - used trucks (5) loan	-	-	19,980
M&T Bank - used truck loan	4,660	6,854	8,902
M&T Bank - used truck loan	1,670	8,124	14,196
M&T Bank - vehicles loan	26,702	54,220	80,127
Note Payable - 5.76% with monthly installments through
November 2015	1,599,241	1,747,565	-
M&T Bank - used truck loan	4,944	9,252	-
Note Payable - variable rate with 4.25% floor, monthly
installments through November 2016	1,847,090	2,000,000	-
M&T Bank - new trucks loan	50,455	74,296	-
M&T Bank - vehicles loan	29,018	-	-
Note Payable - variable rate with 3.75% floor, monthly
installments through November 2017	2,450,000	-	-
Note Payable - 4.46% with monthly installments through
July 2017, then refinanced at new rate	248,703	-	-
Note Payable - 4.46% with monthly installments through
July 2017, then refinanced at new rate	248,703	-	-
Total long-term debt	$14,137,080	$12,479,864	$9,627,811

Less current installments	1,571,553	1,300,063	971,417
Long-term debt less current installments	$12,565,527	$11,179,801	$8,656,394

Page 78.

The aggregate maturities of long-term debt for each of the five years subsequent to September 30, 2012 are as follows:

2013	$1,571,553
2014	$1,639,460
2015	$1,683,780
2016	$1,743,828
2017 and thereafter	$7,498,459

The estimated interest payments on the above debts are as follows:

2013	$762,155
2014	$681,192
2015	$491,713
2016	$401,370
2017	$307,237

(5) Lines of Credit

The Company had a line of credit with Community Bank, N.A. to borrow up to $8 million on a short-term basis. In March 2010 and again in April 2011, we renewed our line of credit with a limit of $7 million. Under this agreement, the aggregate borrowings at any one time under the revolving line may not exceed the sum of 100% of all eligible accounts receivable plus 100% of all gas inventory plus 50% of miscellaneous eligible inventories (material and supplies on the balance sheet) plus 100% of the value of the Rabbi Trust investment account up to the $7.0 million limit. In February 2012 this limit was removed. Borrowings outstanding under this line were $2,196,995, $4,178,784 and $5,140,649 at September 30, 2012, 2011 and 2010, respectively. The maximum amount outstanding during the year ended September 30, 2012, 2011 and 2010 was $6,607,788, $6,246,562 and $7,437,118 respectively. On September 3, 2009, due to market conditions, the interest rate formula was changed to the greater of 4% or 225 basis points above 30 days LIBOR. In February 2011, we negotiated the new rate formula as a fluctuating rate equal to the greater of 3.5% or the 30-day LIBOR plus 2.25%. The line of credit is payable on demand with an interest rate of 3.5% on September 30, 2011. In February 2012 the interest rate was lowered to the greater of 3.25% or 2.5% above the 30-day LIBOR. As security for the Company's line of credit, collateral assignments have been executed which assign to Community Bank, N.A. various rights in the investment trust account. In addition, Community Bank, N.A. has a purchase money interest in all of our natural gas purchases utilizing funds advanced by the bank under the line-of-credit agreement and all proceeds of sale of the gas to customers and related accounts receivable. The weighted average interest rates on outstanding borrowings during fiscal 2012, 2011 and 2010 were 3.35%, 3.78% and 4% respectively.

(6) Income Taxes

Income tax expense for the years ended September 30 is as follows:

	2012	2011	2010
Current	($1,233,575)	($54,139)	$1,114,034
Deferred	1,679,909	284,173	(140,722)
Total	$446,334	$230,034	$973,312

Page 79. Actual income tax expense differs from the expected tax expense (computed by applying the federal corporate tax rate of 34% and state tax rate of 7.1% to income before income tax expense) as follows:
	2012	2011	2010
Expected federal tax expense	$530,299	$536,813	$889,078
State tax expense (net of federal)	110,739	112,099	185,660
Net operating loss carryforwards	(137,519)	(468,755)	(2,783)
Other, net	(57,185)	49,877	(98,643)
Actual tax expense	$446,334	$230,034	$973,312

Our effective tax rate for the period ending September 30, 2012 was 24.8% instead of the expected rate of 41.1% (34% federal provision and 7.1% New York State provision) due mainly to bonus depreciation and accounting for a contribution in aid of construction on one of our major projects. Our effective tax rate for the period ending September 30, 2011 was 14.6% instead of the expected rate of 41.1% (34% federal provision and 7.1% New York State provision) due mainly to bonus depreciation on the Compressor Station, an asset not on the Company's Balance Sheet due to regulatory accounting (see Note (q) 311 Transportation Agreement/Compressor Station for more information). Our effective tax rate for the period ending September 30, 2010 was 37.2% instead of the expected rate of 41.1% (34% federal provision and 7.1% New York State provision) due to bonus depreciation and the adjustment back to a 34% federal provision for the prior fiscal year. Taxes paid have also been affected by the amount of net operating loss (NOL) carryforward on both federal and state returns and have positively affected our effective tax.

The tax effects of temporary differences that result in deferred income tax assets and liabilities at September 30 are as follows:

	2012	2011	2010
Deferred income tax assets:
Unbilled revenue	$36,637	$-	$42,187
Deferred compensation reserve	554,728	810,617	900,339
Post-retirement benefit obligations	439,234	317,329	339,462
Comprehensive income	2,528,780	2,367,781	2,473,850
Inventories	45,308	-	-
Estimated tax payments	68,242	1,332,039	26,888
Prior period tax reconciliations (1)(2)(3)	227,971	687,570	468,078
Other	1,715,363	855,783	603,756

Total deferred income tax assets	5,616,263	6,371,119	4,854,560

Deferred income tax liabilities:
Property, plant and equipment, principally due to
differences in depreciation	1,418,210	2,591,119	2,561,750
Pension benefit obligations	1,659,791	1,290,001	1,057,256
Unbilled revenue	-	39,893	-
Inventories	-	60,795	64,277
Deferred rate expense and allocations	663,673	583,994	645,196
Deficiency of gas adjustment clause revenues billed	397,687	236,923	373,905
Other	371,957	407,875	542,465

Page 80.
Total deferred income tax liabilities	4,511,318	5,210,600	5,244,849

Net deferred income tax (assets) liabilities	($1,104,945)	($1,160,519)	$390,289

(1) In 2010, this amount is the total of $601,407 for tax depreciation less $133,329 for deferred taxes from prior period reconciliation.

(2) In 2011, this amount is the total of $224,073 for tax depreciation less $5,258 for deferred taxes plus $468,755 for prior period accrued income taxes.

(3) In 2012, this amount is the total of $652,404 for tax depreciation less $561,952 for deferred taxes plus $137,519 for prior period accrued income taxes

The Company has federal tax net operating loss carry forwards available of approximately $12 million as of September 30, 2012 that begin to expire at the end of 2019.

FASB ASC No. 740 - Income Taxes provides for the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recognized in the financial statements. The Company has evaluated its tax positions and accordingly has not identified any significant uncertain tax positions. The Company's policy is to classify interest associated with uncertain tax positions as interest expense in the financial statements. Penalties are classified under other expense. The Company files a consolidated federal income tax return and state income tax returns in New York. Starting with the tax year ended September 30, 2012, the Company will also be filing a state income tax return in Pennsylvania. The federal returns and the state returns for the tax years ended prior to September 30, 2009 are no longer subject to examination.

(7) Pension and Other Post-retirement Benefit Plans

In 1997, the Company established a trust (the Rabbi Trust) to fund a deferred compensation plan for certain officers. The fair market value of assets in the trust was $2,220,536 (plus $51,185 in additional stock), $2,216,083 (plus $51,185 in additional stock) and $2,315,685 (plus $51,185 in additional stock) at September 30, 2012, 2011 and 2010, respectively, and the plan liability, which is labeled as deferred compensation on the balance sheet, was $1,499,264, $1,849,019 and $1,938,106 at September 30, 2012, 2011 and 2010, respectively. The assets of the trust are available to general creditors in the event of insolvency.

The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation during a specified period. The Company makes annual contributions to the plans equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. Contributions are intended to provide for benefits attributed for service to date, and those expected to be earned in the future.

In addition to the Company's defined benefit pension plans, the Company offers post-retirement benefits comprised of medical and life coverages to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For union participants who retire on or after September 2, 1992, the Company cost for post-retirement benefits is contractually limited and will not exceed $150 per month. This contract is in effect until April 2, 2015. The monthly benefit for all non-union employees, regardless of retirement date, shall not exceed $150. In addition, the Company offers limited life insurance coverage to active employees and retirees. The post-retirement benefit plan is not funded. The Company accrues the cost of providing post-retirement benefits during the active service period of the employee.

Page 81.

The following table shows reconciliations of the Company's pension and post-retirement plan benefits as of September 30:
	Pension Benefits			Post-retirement Benefits
	2012	2011	2010	2012	2011	2010
Change in benefit obligations:
Benefit obligation at beginning of year	$15,857,827	$15,199,060	$14,900,272	$857,645	$825,942	$1,513,523
Service cost	328,661	333,060	333,425	14,388	13,819	26,229
Interest cost	771,341	776,058	797,680	41,569	41,920	48,987
Participant contributions	-	-	-	88,000	122,000	113,000
Actuarial (gain) loss	2,202,387	338,403	(75,605)	82,701	30,964	(431,212)
Benefits paid	(827,657)	(788,754)	(756,712)	(141,000)	(177,000)	(162,000)
Curtailments	-	-	-	243,815	-	(282,585)
Benefit obligation at end of year	18,332,559	15,857,827	15,199,060	1,187,118	857,645	825,942
Change in plan assets:
Fair value of plan assets at beginning of year	9,458,419	9,179,959	8,813,215	-	-	-
Actual return on plan assets	1,532,489	19,398	699,286	-	-	-
Company contributions	1,339,796	1,047,816	424,170	53,000	55,000	49,000
Participant contributions	-	-	-	88,000	122,000	113,000
Benefits paid	(832,685)	(788,754)	(756,712)	(141,000)	(177,000)	(162,000)
Fair value of plan assets at end of year	11,498,019	9,458,419	9,179,959	-	-	-
Funded status	(6,834,540)	(6,399,408)	(6,019,101)	(1,187,118)	(857,645)	(825,942)
Unrecognized net actuarial loss / (gain)	4,881,181	4,133,593	3,900,917	(186,506)	(293,680)	(360,716)
Unrecognized PSC adjustment	-	-	-	-	-	-
Unrecognized prior service cost	(44,180)	(60,598)	(77,403)	-	-	-
Unrecognized net transition asset (obligation)	-	-	-	160,724	(94,782)	(106,473)
Additional minimum liability	-	-	-	-	-	-
(Accrued) prepaid benefit cost	(1,909,179)	(2,205,217)	(2,040,781)	(1,212,900)	(1,246,107)	(1,293,131)
Accrued contribution	-	-	-	-	-	-

Amounts recognized in the Balance Sheets consist of:
(Accrued)/prepaid pension cost as of beginning of fiscal year	(2,205,217)	(2,040,781)	(1,091,741)	(1,246,107)	(1,293,131)	(1,306,006)
Pension (cost) income	(862,576)	(1,043,758)	(1,212,252)	(29,793)	(5,976)	(36,125)
Contributions	1,339,796	1,047,816	424,170	-	-	-
Change in receivable contribution	(181,182)	(168,494)	(160,958)	-	-	-
Net benefits paid	-	-	-	63,000	53,000	49,000
Change in additional minimum liability	-	-	-	-	-	-
(Accrued)/prepaid pension cost as of end of fiscal year	(1,909,179)	(2,205,217)	(2,040,781)	(1,212,900)	(1,246,107)	(1,293,131)

Weighted average assumptions used to determine benefit obligation at September 30,

Discount rate	4.00%	5.00%	5.25%
Expected return on assets	7.75%	8.00%	8.00%
Rate of compensation increase	2.00%	2.00%	3.00%
Measurement Date	10/1/2012	10/1/2011	10/1/2010

Page 82.

For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 2012. The rate is assumed to increase by 6.5% each year thereafter. A 1% increase in the actual health care cost trend would result in approximately a 4.1% increase in the service and interest cost components of the annual net periodic post-retirement benefit cost and a 4.1% increase in the accumulated post-retirement benefit obligation. A 1% decrease in the actual health care cost trend would result in approximately a 3.6% decrease in the service and interest cost components of the annual net periodic post-retirement benefit cost and a 3.6% decrease in the accumulated post-retirement benefit obligation.

Pension Benefits				Post-retirement Benefits
2012		2011	2010	2012	2011	2010

Components of net period benefit cost (benefit):
Service cost	328,661	333,060	333,425	14,388	13,819	26,229
Interest cost	771,341	776,058	797,680	41,569	41,920	48,987
Expected return on plan assets	(778,194)	(743,037)	(692,297)	-	-	-
Amortization of prior service	16,418	16,805	16,805	(11,691)	(11,691)	(10,432)
Amortization of transition obligation	-	-	-	-	-	-
Amortization of PSC adjustment	-	-	-	-	-	-
FAS88 recognition - loss on curtailment	-	-	-	-	-	-
Amortization of unrecognized actuarial loss (gain)	705,532	829,366	917,597	(24,473)	(36,072)	(28,659)
Net periodic benefit cost (benefit)	1,043,758	1,212,252	1,373,210	19,793	7,976	36,125

Amounts recognized in the balance sheet consists of:
Prepaid (accrued) benefit liability	(6,834,540)	(6,399,408)	(6,019,101)	(1,187,118)	(857,645)	(825,942)
Prior period adjustment	-	-	-	-	-	-
Regulatory adjustments	-	-	-	-	-	-
Change in receivable contribution	-	-	-	-	-	-
Net amount recognized at end of period	(6,834,540)	(6,399,408)	(6,019,101)	(1,187,118)	(857,645)	(825,942)

Weighted average assumptions used to determine net
period cost at September 30:
Discount rate	4.00%	5.00%	5.25%	4.00%	5.00%	5.25%
Expected return on assets	7.75%	8.00%	8.00%	8.00%	8.00%	8.00%

The estimated pension plan payments are as follows:

2013	$912,000
2014	$942,000
2015	$980,000
2016	$1,054,000
2017	$1,073,000

Page 83.

The expected returns on plan assets of the Retirement Plan and Post-Retirement Plan are applied to the market-related value of plan assets of the respective plans. For the Retirement Plan, the market-related value of assets recognizes the performance of its portfolio over five years and reduces the effects of short-term market fluctuations. The market-related value of Post-Retirement Plan assets is set equal to market value.

For ratemaking and financial statement purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension expense (benefit) for ratemaking and financial statement purposes was approximately $1,173,710, $1,285,000 and $1,190,949 for the years ended September 30, 2012, 2011 and 2010 respectively. The difference between the pension expense (benefit) for ratemaking and financial statement purposes, and the amount computed above has been deferred and is not included in the prepaid pension cost noted above. Such balances equal $375,415, $661,786 and $1,040,618 as of September 30, 2012, 2011 and 2010 respectively.

The NYPSC has allowed the Company to recover incremental cost associated with post-retirement benefits through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a regulatory receivable (liability) of $197,477, $172,354 and $142,214 has been recognized at September 30, 2012, 2011 and 2010 respectively.

The Company also maintains the Corning Natural Gas Corporation Employee Savings Plan (the "Savings Plan"). All employees of the Company who work for more than 1,000 hours per year and who have completed one year of service may enroll in the Savings Plan at the beginning of each calendar quarter. Under the Savings Plan, participants may contribute up to 50% of their wages. For all employees, the Company will match one-half of the participant's contribution up to a total of 50% of the participant's contribution up to a total of 6% of the participant's wages. The plan is subject to the federal limitation. The Company contribution to the plan was $75,005 in 2012, $75,963 in 2011 and $66,969 in 2010.

(8) Stock Options and Warrants

Stock Options

On November 5, 2007, the Board of Directors granted stock options totaling 75,000 shares. 25,000 of the stock options vested immediately and 25,000 additional options vested on each of the 1st and 2nd anniversary of the grant date. These options expired on the fourth anniversary of the grant date, November 5, 2011. On September 23, 2008, the Board of Directors approved performance based stock options totaling 19,000 shares to be vested on the 1st, 2nd and 3rd anniversaries of the grant date. The number of the options granted has been adjusted due to the stock dividend to 28,500 at a price of $11.33 per share and expire on September 23, 2013 (see Note (k) of the Notes to the Consolidated Financial Statements "Dividends" for additional information). No additional options were granted during 2009 and 2010. On December 14, 2010, the board of directors granted 9,000 compensatory stock options to certain of the Company's executive officers at an exercise price of $19.25 per share. These options have been adjusted to 13,500 shares at a price of $12.83, are exercisable on or after December 15, 2011 and expire on the fourth anniversary of the grant date. No other options were issued for fiscal 2011 and none for fiscal 2012. The number of shares and exercise price of each of the option awards are shown in the next two tables.

Management has valued the 2010 options at their date of vesting and 2011 options at their grant date utilizing the Black-Scholes Option Pricing Model. The following weighted average assumptions were utilized in the fair value calculations for options granted:
	2010	2011
	Options @	Options @
	$11.33	$12.83
Expected dividend yield	3.16%	2.71%
Expected stock price volatility	36.23%	35.63%
Risk-free interest rate	4.00%	.83%
Expected life of options in years	1.00	3.25

Page 84.

A summary of all stock option activity and information related to all options outstanding follows:

	2011 Stock Options
	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at October 1, 2010	90,000	$10.42
Options granted	13,500	$12.83	4.25 years
Options exercised during year ended September 30, 2011	23,500	$10.00	.17 years
Options canceled during year ended September 30, 2011	-
Outstanding at September 30, 2011	80,000	$10.95	1.51 years
Exercisable at September 30, 2011	66,500	$10.57	.95 years
	2012
	Stock Options
	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at October 1, 2011	80,000	$10.95
Options granted	-
Options exercised during year ended September 30, 2012	35,000	10.00
Options expired during year ended September 30, 2012	3,000
Outstanding at September 30, 2012	42,000	$11.81	1.72 years
Exercisable at September 30, 2012	42,000	$11.81	1.72 years

Warrants

During the third quarter of 2007 we conducted a rights offering pursuant to a May 2006 order of the NYPSC that required us to conduct an equity offering and make various capital investments. The rights offering provided holders of our common stock with the right to purchase, at the price of $16.00, one "investment unit" for each share of common stock held. Each investment unit consisted of one share of common stock and one four-year warrant to purchase .7 shares of our common stock at a price of $19.00. The rights offering resulted in warrants being issued for 211,842 shares. On July 1, 2009, we amended the warrant agreement to reduce the exercise price of the warrants to $15.00 a share from July 6, 2009 to August 5, 2009.

Page 85.

After August 5, 2009, the exercise price returned to $19.00 a share. During the month in which the exercise price was reduced, warrants to purchase 185,756 shares were exercised, comprising 87.7% of the outstanding warrants. We received $2,786,340 in connection with the warrant exercises in 2009 which was used to support our business plan. No warrants were exercised in 2010. During fiscal 2011, the remaining available warrants were adjusted for the stock dividend (see Note (k) - Dividends for more information) to 55,899. Of that amount, warrants to purchase 34,582 shares were exercised or 88.4% of the remaining warrants. The balance expired on August 17, 2011. We received $438,140 from warrant exercises in 2011 which we used to help fund capital projects.

	2011 Warrents

	Number of Remaining Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at October 1, 2010	55,899	$12.67
Warrants granted	-
Warrants exercised during year ended September 30, 2011	49,403	$12.67
Warrants canceled during year ended September 30, 2011	6,496	$12.67
Outstanding at September 30, 2011	0

(9) Commitments

The Company is a local distribution company and has contracted for gas supply from various sources to provide the commodity to the city gates. The Company maintains storage capacity of approximately 736,000 Dth. In 2011 we entered in to an asset management agreement with ConocoPhillips and purchased $2.1 million of gas by the end of September 2012 that was placed into storage. As a result of these actions, the Company anticipates that it will have sufficient gas to supply its customers for the 2012-2013 winter season.

The Company has secured the NYPSC required fixed price and storage gas supply for the winter season and is managing its gas storage and gas contracts to assure that the Company follows its gas supply and acquisition plan. The gas supply plan is a formal document that defines how we acquire natural gas to supply our customers. The plan is submitted to the NYPSC every year and adherence to the plan is a regulatory mandate. Assuming no extraordinary conditions for the winter season, gas supply, flowing and storage will be adequate to serve our, approximately 14,700 customers.
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
SUMMARY OF FINANCIAL AND OPERATING STATISTICS		(UNAUDITED)
	2012	2011	2010	2009	2008
Total assets	$51,614,204	$45,485,434	$41,491,639	$38,384,676	$33,786,320
Long-term debt, less current installments	$12,565,527	$11,179,801	$8,656,394	$8,673,416	$9,613,179
Summary of earnings:
Utility operating revenue	$19,436,916	$22,827,862	$22,445,300	$23,697,031	$25,783,329
Total operating expenses and taxes	17,794,525	20,835,250	20,026,110	22,248,887	23,622,768
Net utility operating income	1,642,391	1,992,612	2,419,190	1,448,144	2,160,561
Other income	444,995	253,653	148,432	129,799	358,903
Income from joint ventures	238,193	-	-	-	-
Interest expense-regulated	974,018	897,437	925,999	905,658	1,513,115
Net income (loss)	$1,351,561	$1,348,828	$1,641,623	$672,285	$1,006,349

Page 86.
Weighted average number of common shares outstanding	1,953,079	1,746,198	1,562,576	1,280,285	1,221,825
Earnings per common share	0.69	0.77	1.05	0.53	0.82
Dividends paid per common share	$0.48	$0.46	$0.39	$0.24	$0.00
Statistics (unaudited)-
Gas delivered (MMcf )
Residential	918	1,101	994	1,048	988
Commercial	200	228	203	241	223
Other utilities	236	300	287	317	305
Transportation deliveries	6,974	8,072	7,621	6,311	7,072
Total deliveries	8,328	9,701	9,105	7,917	8,588
Number of customers-end of period	14,746	14,647	14,520	14,458	14,368
Average Mcf use per residential customer	81	100	92	99	95
Average revenue per residential customer	$951.22	$1,193.17	$1,188.07	$1,268.27	$1,377.99
Number of degree days	6,843	8,136	7,429	8,139	7,436
Peak day deliveries (Mcf )	44,003	56,302	49,005	56,218	53,532
Miles of mains	427	418	414	413	410.6
Investment in gas plant (at cost)	$54,198,924	$47,490,565	$43,785,340	$39,274,790	$34,413,263
Stockholders' equity per share	9.45	8.19	7.95	6.20	6.43

Page 87.

Consolidated Financial Statements for the Period Ended June 30, 2013
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(Unaudited)

Assets
	June 30, 2013	September 30, 2012
Plant:
Utility property, plant and equipment	$58,087,457	$54,198,924
Less: accumulated depreciation	(17,578,351)	(15,888,267)
Total plant utility and non-utility, net	40,509,106	38,310,657

Investments:
Marketable securities available-for-sale at fair value	2,195,411	2,271,721
Investment in joint ventures	490,926	349,193
Total investments	2,686,337	2,620,914

Current assets:
Cash and cash equivalents	15,411	70,083
Customer accounts receivable, (net of allowance for
uncollectible accounts of $265,731 and $209,615)
respectively	2,894,414	1,626,283
Gas stored underground, at average cost	1,227,306	2,111,264
Materials and supplies inventory	915,598	1,173,104
Prepaid expenses	1,081,692	726,744
Total current assets	6,134,421	5,707,478

Deferred debits and other assets:
Regulatory assets:
Unrecovered gas costs	504,160	1,545,235
Deferred regulatory costs	2,385,261	1,545,790
Unamortized debt issuance cost (net of accumulated
amortization of $523,787 and $489,522),
respectively	218,247	249,211
Deferred income taxes	693,671	1,375,665
Other	292,527	259,254
Total deferred debits and other assets	4,093,866	4,975,155

Total assets	$53,423,730	$51,614,204

See accompanying notes to condensed consolidated financial statements.

Page 88.
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(Unaudited)

Liabilities and capitalization:	June 30, 2013	September 30, 2012

Current liabilities:
Current portion of long-term debt	$1,655,188	$1,571,553
Demand notes payable	750,000	750,000
Borrowings under lines-of-credit	2,898,578	2,196,995
Accounts payable	1,899,574	1,501,193
Accrued expenses	818,713	872,702
Customer deposits and accrued interest	563,164	1,032,739
Dividends declared	279,851	266,205
Deferred income taxes	428,928	270,720
Total current liabilities	9,293,996	8,462,107

Long-term debt, less current installments	11,676,981	12,565,527

Deferred credits and other liabilities:
Deferred compensation	1,399,242	1,499,264
Deferred pension costs & post-retirement benefits	8,304,784	7,680,065
Other	378,013	431,680
Total deferred credits and other liabilities	10,082,039	9,611,009

Common stockholders' equity:
Common stock (common stock $5.00 par
value per share. Authorized 3,500,000 shares;
issued and outstanding 2,240,706 shares at
June 30, 2013 and 2,220,271 shares at September 30, 2012)	11,203,530	11,101,355
Other paid-in capital	11,876,185	11,698,763
Retained earnings	2,853,690	1,421,918
Accumulated other comprehensive loss	(3,562,691)	(3,246,475)
Total common stockholders' equity	22,370,714	20,975,561

Total liabilities and capitalization	$53,423,730	$51,614,204

See accompanying notes to condensed consolidated financial statements.

Page 89.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income/(Loss)

Unaudited
	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Utility operating revenues	$5,387,140	$3,806,388	$20,340,840	$16,862,351
Natural gas purchased	1,752,896	915,381	7,721,482	6,321,747
Gross margin	3,634,244	2,891,007	12,619,358	10,540,604

Cost and expense
Operating and maintenance expense	1,687,647	1,709,284	5,318,720	4,566,258
Taxes other than income taxes	430,669	442,736	1,307,617	1,406,200
Depreciation	611,608	427,837	1,652,840	1,266,429
Other deductions, net	32,872	76,440	318,038	373,644
Total costs and expenses	2,762,796	2,656,297	8,597,215	7,612,531

Utility operating income	871,448	234,710	4,022,143	2,928,073

Other income and (expense)
Interest expense	(227,730)	(224,848)	(712,314)	(724,969)
Non-utility expense	(7,247)	(7,492)	(23,189)	(9,292)
Other Income	2,063	642	55,168	290,533
Investment income	21,936	18,703	101,394	91,719
Non-utility income/(loss) from joint ventures	(81,987)	-	(39,268)	-
Rental income	12,138	12,138	36,414	36,414

Net income from operations, before income tax	590,621	33,853	3,440,348	2,612,478

Income tax benefit (expense), current	60,633	335,425	(537,247)	124,582
Income tax benefit (expense), deferred	(263,162)	(300,080)	(644,663)	(1,119,902)
Total tax benefit (expense)	(202,529)	35,345	(1,181,910)	(995,320)

Net income	388,092	69,198	2,258,438	1,617,158

Other comprehensive (loss)
Pension adjustment, net of tax	(94,129)	(106,488)	(282,386)	(410,640)
Net unrealized gain (loss) on securities available for sale	(39,315)	(27,261)	(33,830)	104,094
Total other comprehensive (loss)	(133,444)	(133,749)	(316,216)	(306,546)

Total comprehensive income (loss)	$254,648	($64,551)	$1,942,222	$1,310,612

Weighted average earnings per share-
basic:	$0.17	$0.04	$1.01	$0.84
diluted:	$0.17	$0.03	$1.01	$0.84

Average shares outstanding - basic	2,239,906	1,972,193	2,235,386	1,918,798
Average shares outstanding - diluted	2,250,753	1,983,937	2,245,987	1,931,652
See accompanying notes to condensed consolidated financial statements.

Page 90.
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$2,258,438	$1,617,158
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation	1,652,840	1,266,429
Unamortized debt issuance cost	34,265	34,007
Regulatory Amortizations	1,016,713	1,201,913
Stock issued for services and stock option expense	187,984	223,095
Pension adjustment	(282,387)	(410,640)
Loss (gain) on sale of marketable securities	(44,316)	(75,188)
Deferred income taxes	840,202	614,214
Bad debt expense	150,675	133,648
Undistributed (earnings)/loss on joint ventures	39,267	-

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,418,806)	(349,885)
Gas stored underground	883,958	1,160,205
Materials and supplies inventories	257,506	86,317
Prepaid expenses	(354,948)	(248,922)
Unrecovered gas costs	1,041,075	261,381
Deferred regulatory costs	(1,048,829)	(1,335,369)
Other	(33,273)	(13,677)
Increase (decrease) in:
Accounts payable	398,381	(60,601)
Accrued expenses	(53,989)	(97,294)
Customer deposits and accrued interest	(469,575)	(250,000)
Deferred compensation	(100,022)	(650,802)
Deferred pension costs & post-retirement benefits	(182,636)	(117,122)
Other liabilities and deferred credits	(40,021)	12,411
Net cash (used in) provided by operating activities	4,732,502	3,001,278

Cash flows from investing activities:
Purchase of securities available-for-sale	(886,286)	(1,042,417)
Sale of securities available-for-sale	973,083	1,300,553
Investment in joint ventures	(181,000)	-
Capital expenditures	(3,851,288)	(4,639,576)
Net cash (used in) provided by investing activities	(3,945,491)	(4,381,440)

Cash flows from financing activities:
Proceeds under lines-of-credit	10,772,291	11,834,971
Repayment of lines-of-credit	(10,070,708)	(11,482,911)
Debt issuance cost expense	(3,302)	(983)
Cash received from sale of stock	10,796	2,350,000
Dividends paid	(745,849)	(682,243)
Proceeds under long-term debt	108,858	18,002
Repayment of long-term debt	(913,769)	(721,931)

Page 91.
Net cash (used in) provided by financing activities	(841,683)	1,314,905
Net (decrease) increase in cash	(54,672)	(65,257)

Cash and cash equivalents at beginning of period	70,083	173,245

Cash and cash equivalents at end of period	$15,411	$107,988

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$712,314	$723,551
Income taxes	$115,984	$132,129
Non-cash financing activities:
Dividends paid with shares	$80,817	$62,181

See accompanying notes to condensed consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1 - Basis of Presentation

The information furnished herewith reflects all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes the disclosures which are made are adequate to make the information presented not misleading.

The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10-K for the fiscal year ended September 30, 2012. These interim condensed consolidated financial statements have not been audited by a firm of certified public accountants.

It is the Company's policy to reclassify amounts in the prior year financial statements to conform to the current year presentation.

Deferred income tax assets and liabilities are netted between short term and long term for presentation on the balance sheet.

Our significant accounting policies are described in the notes to the Consolidated Financial Statements in the Company's Form 10-K for the year ended September 30, 2012, filed on December 28, 2012. It is important to understand that the application of generally accepted accounting principles involve certain assumptions, judgments and estimates that affect reported amounts of assets, liabilities, revenues and expenses. Thus, the application of these principles can result in varying results from company to company.

Note 2 - New Accounting Standards

In February 2013, FASB issued FASB ASU 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This standard improves the reporting of reclassification adjustments in the statement of income FASB ASU 2013-02 is effective for interim or annual fiscal years beginning after December 15, 2012 for public entities and for fiscal years ending after December 2013 for non-public entities. The Company adopted FASB ASU 2013-02 and it had no impact on the Company's consolidated financial statements.

Note 3 - Other Comprehensive Income (Loss)

Other comprehensive income (loss) (or "OCI") is comprised of unrealized gains or losses on securities available for sale as required by FASB ASC 320 and pension liability adjustments as required by FASB ASC 715. There was a drop in the discount rate from 5% to 4% in 2012 which caused the pension liability to increase. The discount rate impact was partially offset by changes in assumptions in the increase rate of compensation which decreased 3% to 2% in 2011 and remained at 2% through 2012. The quarterly accruals for estimated annual pension liability partially and the unrealized loss on securities available for sale for the current quarter resulted in an OCI loss of $133,444 for the three months ended June 30, 2013 and $316,216 for the nine months ended June 30, 2013. The Company has a regulatory "tracker" relative to pension expense and has therefore studied establishing a regulatory asset to match the pension liability. These financials do not include such a regulatory asset.

Page 92.
	June 30,	September 30,
	2013	2012
Pension adjustment	($3,581,784)	($3,299,397)
Net unrealized gain on securities available for sale	19,093	52,922
Accumulated other comprehensive loss	($3,562,691)	($3,246,475)

Note 4 - Pension and Other Post-retirement Benefit Plans

Components of Net Periodic Benefit Cost:
	Nine Months Ended June 30,
	Pension Benefits		Other Benefits
	2013	2012	2013	2012

Service cost	$296,937	$246,496	$12,964	$10,791
Interest cost	536,297	578,506	34,667	31,177
Expected return on plan assets	(664,922)	(583,646)	0	0
Amortization of prior service cost	10,671	12,314	2,660	(8,768)
Amortization of net (gain) loss	467,950	529,149	(11,657)	(18,355)
Net periodic benefit cost	$646,933	$782,819	$38,634	$14,845

Contributions

The Company expects to contribute $1.0 million to its Pension Plan and $63,000 to its other Post Retirement Benefit Plan in fiscal year 2013. A total of $667,706 has been paid to the Pension Plan for the first nine months of this fiscal year.

Note 5 - Rate Cases

On April 20, 2012, the NYPSC issued a final order in Case 11-G-0280 approving a Joint Proposal (the "Proposal") for a three-year rate plan. The Proposal provided for revenue increases to Corning's rates in the first year (May 1, 2012 to April 30, 2013) of $944,310; in year two (May 1, 2013 to April 30, 2014) of $899,674; and in year three (May 1, 2014 to April 30, 2015) of $323,591. The Proposal also provided the Company the opportunity to earn $545,284 from local production before sharing, a 118% increase from the $250,000 allowed previously. The Proposal also provided for property tax reconciliation, treatment of future local production investment, allocations to the Company's new Leatherstocking operations, consolidation of the three divisional rate tariffs into a single rate tariff and recovery of forecasted capital and operation and maintenance costs for the period May 1, 2012 to April 30, 2015. The rates are based on a 9.5% return on equity. The cumulative potential revenue increases over the three years total $4,955,869. Year one rates became effective May 1, 2012 and year two rates became effective May 1, 2013.

Note 6 - Financing Activities

Page 93.

On May 7, 2010, the Company entered into a credit agreement with Community Bank N.A. for a $1.05 million promissory note at a fixed interest rate of 6.25% for the purpose of funding construction projects at our then new franchise location in the Town of Virgil, New York. This agreement gives our lender a security interest in all fixtures, equipment and inventory related to the Company's franchise in the Town of Virgil as well as the Rabbi Trust account. The note also required an equity contribution of $350,000 which was accomplished by the exercise of 24,000 stock options by Michael I. German, President and CEO, at $15.00 per share or $360,000 on May 4, 2010. The agreement included the following covenants to be measured at each fiscal year end starting with the September 30, 2009 financial statement:

(i) Maintain a tangible net worth of not less than $11.0 million,

(ii) Maintain a debt to tangible net worth ratio of less than 3.0 to 1.0, and

(iii) Maintain a debt service coverage ratio of 1.10 to 1.

On March 10, 2011, the interest rate on this loan was modified from a fixed interest rate to a floating rate of 30-day LIBOR plus 2.75% with a floor rate of 4.5% and a ceiling rate of 6.25%. The rate was 4.5% as of June 30, 2013.

In September 2010, we entered into an agreement with Five Star Bank to provide $750,000 to fund construction of an upgrade to existing natural gas piping to serve increased gas demands on one of our main supply lines, including three Corning Incorporated plants. Interest is payable monthly at a fixed rate of 4.25% per annum and, unless sooner accelerated or demanded, the note was to mature on September 25, 2011. This note was refinanced with Five Star Bank on September 1, 2011 with the same terms. On August 13, 2012 the note was refinanced at a variable interest rate of prime rate plus 1.00% until July 30, 2013. Commencing July 30, 2013 and continuing until August 1, 2018, the Company will pay principal and interest at a fixed rate equal to the prevailing Federal Home Loan Bank of New York Fixed Advance Rate as published five days prior to July 30, 2013, plus 3.75%. The interest rate at June 30, 2013 was 4.25%.

On October 27, 2010, the Company entered into a Multiple Disbursement Term Note with Manufacturers and Traders Trust Company in the amount of $1,865,000 to refinance construction costs originally financed through internally generated funds. The interest rate of this note is 5.76% and is payable monthly for five years calculated on a ten-year amortization schedule. A final payment equal to the outstanding principal and interest will be due on the maturity date.

In February 2011, we renewed our $7.0 million revolving line of credit with Community Bank N.A. The line of credit had a fluctuating interest rate equal to the greater of 3.5% or the 30-day LIBOR plus 2.25% and expired on February 28, 2012. In February 2012, we refinanced the line of credit with Community Bank and the new line of credit bears interest at the greater of 3.25% or the 30-day LIBOR plus 2.25%. In February 2013, we extended this line until July 27, 2013 with the same terms. On June 21, 2013 we renewed the line with an increase to $8 million. Under the new terms, the bank no longer has a security interest in the deposit account of Corning known as the "Rabbi Trust". The interest rate on this was 2.99% at June 30, 2013. Beginning on July 1, 2013, the interest rate will be calculated as the 30-day LIBOR plus 2.8%.

On July 14, 2011, the Company entered into a Multiple Disbursement Term Note and Credit Agreement in the amount of $2 million with Manufacturers and Traders Trust Company to fund construction projects in our NYPSC-mandated repair/replacement program for calendar year 2011. Until October 31, 2011, the note was payable as interest only at a rate of the greater of 3.50% above 30-day LIBOR or 4.25%. On November 1, 2011 the note converted to a permanent loan payable monthly for five years calculated on a ten-year amortization schedule with a variable rate, adjusting daily, based on the greater of 3.25% above 30-day LIBOR or 4.25%. The interest rate was 4.25% as of June 30, 2013.

On August 13, 2012, the Company entered into agreements with Five Star Bank pursuant to two Promissory Notes in the amount of $250,000 each. Each Note will be payable monthly for five years on a ten year amortization schedule at the fixed interest rate of 4.46% per annum. At the end of the five year period, the Notes will have the option to be paid-in-full, refinanced or remain in place for an additional five years with a new effective rate established at that time. The purpose of these Notes was to fund construction of two major projects.

Note 7 - Stock Based Compensation

Page 94.

The board of directors' quarterly compensation was adjusted to 375 restricted shares in April 2011 due to the one for two stock dividend distributed by the Company (see Note 12 for further information). The shares awarded become unrestricted upon a director leaving the board. Directors who also serve as officers of the Company are not compensated for their service as directors. Since these shares are restricted, in recording compensation expense, the expense accrued is 25% less than the closing price of the stock on the day the stock was awarded. Management of the Company believes this discount is reasonable for thinly traded stock such as that of the Company. On May 21, 2013, shares were issued for the quarter ended March 31, 2013. Information regarding shares of stock awarded to directors in the current quarter of 2013 is summarized below.

	Fees Earned or Paid	5/21/2013
	in Cash	Stock Awards	Stock Awards	Total
	($)	(@ $15.49/Share)	($)	($)
6 Directors	-	2,250	34,853	34,853

In addition, the Board of Directors authorized the sale of 75 shares of the Company's common stock to Leatherstocking Gas Company, LLC. Leatherstocking Gas Company, LLC has assigned these shares to Carl T. Hayden in compensation for service as a director of the Company's joint venture affiliate, Leatherstocking Gas Company, LLC for the quarter ended March 31, 2013. These shares were issued in June 2013 and recognized this quarter. Information regarding this sale is summarized below:
	Fees Earned or Paid	6/21/2013
	in Cash	Stock Awards	Stock Awards	Total
	($)	(@ $15.95/Share)	($)	($)
Leatherstocking Gas Company LLC	-	75	1,196	1,196

Note 8 - Fair Value Measurements

The Company has determined the fair value of certain assets through application of FASB ASC 820.

Fair value of assets and liabilities measured on a recurring basis at June 30, 2013 and September 30, 2012 are as follows:
Fair Value Measurements at Reporting Date Using:
	Fair Value	Quoted Prices In Active Markets for Identical Assets/Liabilities (Level 1)	Level 2	Level 3
June 30, 2013
Available-for-sale securities	$2,195,411	$2,195,411	0	0

September 30, 2012
Available-for-sale securities	$2,271,721	$2,271,721	0	0

Page 95.

Gains and losses included in earnings for the periods reported in investment income as follows:

Investment Income
	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Total gains or (losses) included in earnings	$21,936	$18,703	$101,394	$91,719

Financial assets and liabilities valued using level 1 inputs are based on unadjusted quoted market prices within active markets.

Note 9 - Stock Options

On September 23, 2008, the board of directors approved performance based stock options for the officers totaling 19,000 shares at an exercise price of $17.00 per share. 9,000 of these options vested on the first anniversary of the grant date and 5,000 vested on the second anniversary of the grant date. The remaining 5,000 of these options vested on the third anniversary of the grant date. No additional options were granted during fiscal years ended September 30, 2009 and September 30, 2010. On December 14, 2010, the board of directors granted 9,000 compensatory stock options to certain of the Company's executive officers at an exercise price of $19.25 per share. These options were exercisable on or after December 15, 2011 and expire on the fourth anniversary of the grant date. No options were issued for the nine months ended June 30, 2013. The number of shares and exercise price of each of the option awards have been adjusted to reflect the stock dividend paid on April 20, 2011 (see Note 12 - Stock Dividend for additional information) and are shown below.

Page 96.

The following summarizes the stock options outstanding as of June 30, 2013 for the fiscal year to date:
	2013
	Stock Options
	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at September 30, 2012	42,000	$11.81
Options granted	-
Options exercised during quarter ended June 30, 2013	-
Options canceled during quarter ended June 30, 2013	-
Outstanding at June 30, 2013	42,000	$11.81	.97 years
Exercisable at June 30, 2013	42,000	$11.81	.97 years

Note 10 - Dividends

Dividends are accrued when declared by the board of directors. At its regular meeting on December 14, 2010, the board of directors approved an increase in the quarterly dividend from $.15 a share to $.1725 a share. The dividend rate of $.1725 reflects the pre-stock split dividend rate (see Note 12 - Stock Dividend for additional information). The board of directors reviewed the quarterly dividend rate at its regular meeting on June 14, 2011 and adjusted the dividend rate to $.115. At its regular meeting on February 10, 2012, the board of directors approved an increase in the quarterly dividend to $.12 a share. Shareholders of record on December 21, 2012, were paid this dividend on December 31, 2012. At its regular meeting on February 12, 2013, the board of directors approved an increase in the quarterly dividend to $.125 a share. Shareholders of record on June 30, 2013, were paid this dividend on July 15, 2013.

On May 28, 2009, the Company registered 100,000 shares of common stock with a par value of $5 per share for a dividend reinvestment program. During this quarter 2,264 shares have been issued under this program.

Note 11 - Leatherstocking Companies

The Company's subsidiary the Corning Natural Gas Appliance Corporation ("Appliance Corp"), as assignee of the Company, formed a limited liability company (LLC) in November 2010, as a joint venture with Mirabito Regulated Industries for the purpose of providing natural gas in areas of New York and Pennsylvania that currently do not have natural gas service. This venture, Leatherstocking Gas Company, LLC, ("Leatherstocking Gas") is currently moving forward on expansions to several areas in the northeast. The Company and Mirabito Regulated Industries each own 50% of the joint venture and each appoints three managers to operate Leatherstocking Gas. The seventh manager is a neutral manager agreed to by the Company and Mirabito Regulated Industries who is not an officer, director, shareholder or employee of either company, currently Carl T. Hayden. The current managers are Joseph P. Mirabito, John J. Mirabito and William Mirabito from Mirabito Regulated Industries; Matthew J. Cook, Michael I. German and Russell S. Miller from the Company; and Carl T. Hayden as the neutral manager. Michael I German is the Chief Executive Officer and President of the Company and is also a stockholder and current board member of the Company. Joseph P. Mirabito and William Mirabito are stockholders and current board members of the Company. Leatherstocking has received franchises from the Village and Town of Sidney, Village and Town of Bainbridge, Village and Town of Windsor and Village and Town of Unadilla and the Village of Delhi in New York. In addition, Leatherstocking Gas has acquired fifteen franchises in Susquehanna and Bradford Counties, Pennsylvania. Leatherstocking has met with potential customers and public officials, as well as attended public hearings, and believes there is significant interest in acquiring gas service. Construction in the Township of Bridgewater, Pennsylvania began in July 2013.

In September 2010, Leatherstocking Pipeline Company, LLC ("Leatherstocking Pipeline") was formed with the same structure and managers as Leatherstocking Gas. Leatherstocking Pipeline is an unregulated company whose purpose is to serve one customer in Lawton, Pennsylvania. In the spring and summer of 2012, Leatherstocking Pipeline built and placed in service facilities to service that customer.

Page 97.

The investment and equity in both companies has been recognized in the consolidated statements. The Company has accounted for its investment in equity using the equity method of accounting based on the guidelines established in FASB ASC 323. In applying the guidance of FASB ASC 323, the Company recognized the investment in the joint ventures as an asset at cost. The investment will fluctuate in future periods based on the Company's allocable share of earnings or losses from the joint ventures which is recognized through earnings.

Investment in joint ventures as of September 30 2012	$ 349,193
Investment in joint ventures during nine months ended June 30, 2013	181,000
Earnings/(loss) in joint ventures during nine months ended June 30, 2013	(39,267)
Ending Balance in joint ventures as of June 30, 2013	$ 490,926

Note 12 - Stock Dividend

On March 21, 2011, the Company set April 1, 2011 as the record date for a one for two stock dividend on its outstanding common stock as authorized by the NYPSC in an order dated March 17, 2011. On April 20, 2011 each shareholder of record as of close of business on the record date was paid one share of common stock for each two shares held by such holder. Due to this stock dividend, all computations of number of shares and earnings per share have been adjusted retroactively for prior periods to reflect the change in capital structure.

Note 13 - Settlement of Lawsuits

On December 30, 2011, the Company entered into a definitive Settlement and Release Agreement (the "Agreement") settling two lawsuits by a former Chairman of the Company. As previously disclosed, Thomas K. Barry sought damages from the Company for failure to transfer to Mr. Barry a key-man life insurance policy and for terminating payments under a deferred compensation agreement. Please refer to the Company's Form 10-K for the fiscal year ended September 30, 2011 for disclosure regarding the original claims. Under the Agreement, the Company paid to Mr. Barry $285,000 on January 13, 2012, and beginning in calendar 2013, the Company will pay Mr. Barry on or before each January 5, $40,000 plus interest compounded annually at 4% (less than one-half of the amount in Mr. Barry's deferred compensation agreement) for the longer of ten years or Mr. Barry's lifetime. The Company will pay Mr. Barry $15,000 annually for the longer of ten years or Mr. Barry's lifetime up to a maximum of 20 payments to replace the life insurance policy. The Company has paid the amounts due in January 2013. In addition, the Company will provide certain health and prescription drug insurance benefits to Mr. Barry and his wife for life. The Company and Mr. Barry exchanged mutual general releases. The Company had previously reserved for past due payments as well as accrued a liability for future payments under the deferred compensation agreement and key-man life insurance policy. The savings associated with the reversal of past due payments and change in the liabilities for future payments under the deferred compensation agreement were recognized as a decrease to operating and maintenance expense. The reversal of accrued liability for the key man insurance policy was recognized in other income. The after tax benefit that resulted from these entries was approximately $400,000 as of December 31, 2011, after accounting for legal fees associated with the settlement which are shown in other deductions, net and adjustments to pension expense which are shown in operating and maintenance expense.

On August 30, 2012, counsel to Gas Natural, Inc. and Richard M. Osborne sent a letter to counsel representing the Company offering to settle and release, for a $650,000 cash payment, claims related to Gas Natural Inc.'s previous offers to purchase the Company and other activities, including the Company's 2010 rights offering. The Company has been in discussion with representatives of Gas Natural, Inc. and Mr. Osborne. On December 11, 2012, at its regularly scheduled meeting, the Board of Directors approved settling the claims for $200,000 in exchange for general releases and certain other consideration. On December 13, 2012, the Company was notified by counsel for Gas Natural, Inc. that Gas Natural, Inc.'s Board of Directors, Richard Osborne and the Osborne Trust had approved the settlement. The after tax expense that resulted from this agreement was $126,000 and was shown in other deductions, net for the quarter ending December 31, 2012, on the Company's Consolidated Statement of Income. The Company believes its actions in connection with the offers, the rights offering and other activities were in the best interest of the Company and its shareholders.

Page 98.

Note 14 - Effective Tax Rate

Income tax expense for the nine months ended June 30 is as follows:
	2013	2012
Current	($537,247)	$124,582
Deferred	(644,663)	(1,119,902)
Total	($1,181,910)	($995,320)

Actual income tax expense differs from the expected tax expense (computed by applying the federal corporate tax rate of 34% and state tax rate of 7.1% to income before income tax expense) as follows:
	2013	2012
Expected federal tax expense	$1,169,718	$888,243
State tax expense (net of federal)	244,265	185,486
Net operating loss carryforwards	0	67,961
Other, net	(232,073)	(146,370)
Actual tax expense	$1,181,910	$995,320

The effective tax rate for the period ending June 30, 2013 was 34.4% instead of the expected rate of 41.1% mainly due to components of non-taxable income and reconciliation of tax rates for prior periods. The effective tax rate for the period ending June 30, 2012 was 38.1% instead of the expected rate of 41.1% due to reconciliation of a prior period tax liability offsetting the benefits of bonus depreciation.

Note 15 - Private Placement of Common Stock

On January 27, 2012, the Company completed a private placement of its common stock, par value $5.00 per share, pursuant to the terms of a Purchase Agreement, dated as of January 23, 2012, between the Company and the Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the "Purchaser"). The 138,889 shares of common stock (the "Common Stock") issued pursuant to the Purchase Agreement were sold at a per share cash price of $14.40 and raised gross proceeds of $2 million for the Company which will be used for general corporate purposes. In connection with the private placement, the Company entered into a Registration Rights Agreement, dated as of January 23, 2012, which grants the Purchaser certain demand and piggy-back registration rights with respect to the Common Stock. The issuance and sale of the Common Stock was not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The Common Stock was offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and corresponding provisions of state securities laws.

Note 16 - Chapter 11 Protection Filed by Significant Customer

On August 2, 2012, the Company received notice that a significant customer filed for protection under Chapter 11 of the United States Bankruptcy Code. The customer received funding from its principal lender to continue to operate and remained current on its payments to the Company. In April 2013, the assets of the customer were sold in a bankruptcy auction. The new customer has remained current on its bills.

Note 17 - Subsequent Events

On July 25, 2013, Leatherstocking Gas signed a loan agreement with Five Star Bank for $1.5 million to finance the construction in Bridgewater. This Line of Credit agreement was finalized when it was filed with the Pennsylvania Department of Transportation on July 30, 2013.

Page 99.

In order to reorganize the regulated and unregulated businesses of the Company, Corning Natural Gas Holding Corporation (the "Holding Company"), currently a wholly-owned subsidiary of the Company, was incorporated under the laws of the State of New York on July19, 2013. The Holding Company was formed to serve as the parent holding company of the Company, Appliance Corp and, directly or indirectly, the interests in the Leatherstocking Joint Venture Companies. As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Regulatory Matters," the NYPSC approved the formation of the Holding Company and the reorganization of the Company into a holding company structure on May 17, 2013.

The reorganization into the holding company structure requires aproval of holders of at least 66 2/3rds of the Company's common stock and the exchange of shares of common stock of the Company for common stock of the Holding Company. On August 1, 2013, the Holding Company filed a Registration Statement/Proxy Statement on Form S-4 (the "Registration Statement") with the SEC to register the securities to be issued by the Holding Company in connection with the exchange and to file a proxy statement for a special meeting of the Company's shareholders regarding the proposal to create the holding company structure and the exchange of shares of the Company's common stock on a one-for-one basis for shares of the Holding Company's common stock. Company shareholders will vote on the holding company proposal at a special meeting of shareholders to be held after the Registration Statement has been declared effective by the SEC. Please refer to the Registration Statement of Corning Natural Gas Holding Corporation on the SEC's website (www.sec.gov) for more information regarding the holding company proposal and reorganization. The Registration Statement is currently under review by the SEC.

Page 100.

EXHIBIT A

AGREEMENT AND PLAN OF SHARE EXCHANGE

Agreement and Plan of Share Exchange

between
Corning Natural Gas Corporation
and
Corning Natural Gas Holding Corporation

This Agreement and Plan of Share Exchange ("Agreement") is made this 12th day of September, 2013, between Corning Natural Gas Holding Corporation ("Holding Corp.") and Corning Natural Gas Corporation ("Corning Gas").

WHEREAS, Corning Gas is a regulated New York gas corporation, originally incorporated on August 30, 1904 under the name "Crystal City Gas Company."

WHEREAS, Holding Corp. is a newly formed New York corporation and wholly owned subsidiary of Corning Gas.

WHEREAS, Corning Gas desires to establish a holding company structure through a binding share exchange pursuant to Section 913 of the New York Business Corporation Law ("BCL"), with Holding Corp. as "acquiring corporation" and Corning Gas as "subject corporation, pursuant to which the current holders of Corning Gas will exchange their shares of common stock for shares of Holding Corp. and Corning Gas will become a wholly-owned subsidiary of Holding Corp.

NOW, THEREFORE, Corning Gas and Holding Corp. agree as follows:

    Definitions; Interpretation.

(a) Definitions.
          "BCL" has the meaning set forth in the recitals to this Agreement.
          "Business Day" means a day other than a Saturday, Sunday or day on which banks in the State of New York are authorized, or required by law or executive order, to be closed.
          "Certificate of Exchange" means the Certificate of Exchange of Shares of Corning Natural Gas Corporation, subject corporation, for shares of Corning Natural Gas Holding Corporation, acquiring corporation, under Section 913 of the Business Corporation Law to be filed with the New York Department of State to effect the exchange of shares.
          "Closing" means the consummation of the Share Exchange in accordance with this Agreement.
          "Corning Gas" has the meaning set forth in the preamble to this Agreement.
          "Corning Gas Common Stock" means the common stock, par value $5.00 per share, of Corning Gas.
          "Corning Gas Shareholders" means the holders of the outstanding shares of Corning Gas Common Stock.
          "Dividend Reinvestment Plan" means the dividend reinvestment plan of Corning Gas pursuant to which holders of Corning Gas Common Stock may reinvest any dividends or other distributions, adopted by Corning Gas in May 2009.

          Page A-1.

          "Effective Date" means the date on which the SEC declares the Form S-4 effective.
          "Effective Time" has the meaning set forth in Section 2(a).
          "Form S-4" means the Form S-4 Registration Statement of Holding Corp. and Schedule 14A of Corning Gas with respect to the registration of the Holding Corp. Common Stock and the Special Meeting filed with the SEC.
          "Governmental Authorities" means all governmental regulatory bodies, boards or agencies or other entities with authority over the parties and/or the Share Exchange.
          "Holding Corp." has the meaning set forth in the preamble to this Agreement.
          "Holding Corp. Common Stock" means the common stock, par value $0.01 per share, of Holding Corp.
          "Limited Dissenting Shares Condition" has the meaning set forth in Section 5(b).
          "NYPSC" means the New York Public Service Commission.
          "Original Option" has the meaning set forth in Section 2(c).
          "Other Governmental Approvals" has the meaning set forth in Section4(a)(ii).
          "PSC Approval" has the meaning set forth in Section 4(a)(ii).
          "Proxy Statement/Prospectus" means the combined proxy statement of Corning Gas and prospectus with respect to the Holding Corp. Common Stock in the form first filed with the SEC after the Effective Date, as amended or supplemented form time to time prior to the Closing Date.
          "SEC" means the U.S. Securities and Exchange Commission.
          "Settlement Agreement" means the Joint Proposal regarding Corporate Restructuring, Standards Governing Affiliate Relations, Acquisition of Stock and Use of Revenues received from the Rendition of Public Service, dated as of the 15th day of March 2013, of the Staff of the New York Department of Public Service and Corning Gas, in Case 12-G-0141 and Case 11-G-0417.
          "Share Exchange" means the exchange of Corning Gas Common Stock for Holding Corp. Common Stock as provided in this Agreement and the Certificate of Exchange to be effective at the Effective Time.
          "Shareholder Approval" means approval of this Agreement and the Share Exchange by the holders of at least 66 2/3rd of the outstanding Corning Gas Common Stock at the Special Meeting.

          Page A-2.

          "Special Meeting" means the special meeting of Corning Gas Shareholders to be held as provided in the Proxy Statement/Prospectus and any adjournment thereof.
          "Stock Plan" means the Amended and Restated 2007 Corning Natural Gas Corporation Stock Plan, as amended from time to time.
          "Substitute Option" has the meaning set forth in Section 2(c).

(b) Interpretation. In this Agreement, except where otherwise specified:

(i) The terms "this Agreement", "hereof", "herein", and similar expressions refer to this Agreement taken as a whole and not to any particular section, paragraph or clause, and references to a specific Section, subsection or clause refers to a Section, subsection or clause of this Agreement.

(ii) Terms defined in the singular has a comparable meaning when used in the plural and vice versa.

(iii) Whenever the terms "includes", "including" or "includes" are used they are deemed to be inclusive as if they were following by the words "without limitation".

2. Share Exchange.

(a) Exchange of Shares. On the terms and subject to the satisfaction of the conditions set forth in this Agreement, on the Closing Date, upon the filing of the Certificate of Exchange or on such date and time subsequent thereto, not to exceed thirty days, as shall be set forth in the Certificate of Exchange (the "Effective Time"), all of the outstanding shares of Corning Gas Common Stock shall be converted without further action into shares of Holding Corp. Common Stock and all outstanding certificates representing the shares of Corning Gas Common Stock prior to the Effective Time shall automatically and without further action represent shares of Holding Corp. Common Stock. All shares of the Holding Corp. Common Stock issued in the Share Exchange shall be fully paid and non-assessable.

(b) Holding Corp. Formation. Holding Corp. shall acquire and become the owner and holder of each issued and outstanding share of Corning Gas Common Stock.

(c) Conversion of Options. Each unexpired and unexercised option to purchase shares of Corning Gas Common Stock under the Stock Plan of Corning Gas, whether vested or unvested (an "Original Option") will be deemed converted into an option (a "Substitute Option") to purchase a number of shares of Holding Corp. Common Stock equal to the number of shares of Corning Gas Common Stock that could have been purchased immediately prior to the Effective Time (assuming full vesting) under the Original Option. In accordance with Section424(a) of the Internal Revenue Code of 1986, as amended, each Substitute Option shall provide the option holder with rights and benefits that are no less and no more favorable to the holder than under the Original Option. The Option Plan shall be assumed without further action by Holding Corp. and thereafter apply solely to shares of Holding Corp. Common Stock.

(d) Dividend Reinvestment Plan. Each share of Corning Gas Common Stock held or available for issuance under Dividend Reinvestment Plan shall be deemed exchanged for a like number of shares (including any fractional and uncertificated shares) of Holding Corp. Common Stock.

(e) Cancelation of Holding Corp. Initial Shares. Each share of Holding Corp. Common Stock outstanding prior to the Effective Time shall be deemed canceled and restored to the status of authorized but unissued shares.

Page A-3.

(f) Dissenters' Rights. The former holders of shares of Corning Gas Common Stock who do not vote to adopt this Agreement and the Share Exchange, and strictly comply with the provisions of Sections 623 and 910 of the BCL, shall be entitled only to receive the fair value for their shares of Corning Gas Common Stock in exchange therefor as provided in this Agreement and the Share Exchange.

(g) Assumption of Plans. Corning Gas assigns and the Holding Corp. assumes and succeeds to, effective as of the Effective Time, the Stock Plan and the Stock Plans of Corning Gas.

(h) Amendment of Plans. The Stock Plan and the Dividend Reinvestment Plan are hereby amended, effective as of the Effective Time, to provide for the issuance of shares or options or other rights to acquire shares of Holding Corp. Common Stock instead of shares of Corning Gas Common Stock.

3. Representations and Warranties.

(a) Representations and Warranties of Holding Corp.

(i) Holding Corp. is duly organized and validly existing under the laws of the State of New York and has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(ii) The authorized capital stock of Holding Corp. consists of 3,500,000 shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. On the date of this Agreement, there are 100 shares of Holding Corp. Common Stock outstanding all of which are issued to Corning Gas.

(iii) This Agreement has been duly authorized, executed and delivered by Holding Corp. Subject to the SEC declaring the Form S-4 effective and satisfaction of the other conditions precedent set forth in Section 5, Holding Corp. has full power and authority to consummate the transactions contemplated by this Agreement.

(b) Representations and Warranties of Corning Gas.

(i) Corning Gas is duly organized and validly existing under the laws of the State of New York and has the power and authority to: own its properties, conduct its business, and enter into this Agreement and consummate the transactions contemplated hereby.

(ii) The authorized capital stock of Corning Gas consists of 3,500,000 shares of common stock, par value $5.00 per share, and 500,000 shares of preferred stock, par value $5.00 per share. On the date of this Agreement, there are 2,254,954 shares of Corning Gas Common Stock outstanding, 32,000 shares subject to outstanding options issued under the Stock Plan and another 179,585 available for issuance under the Stock Plan, and 126,679 available for issuance under the Dividend Reinvestment Plan.

(iii) This Agreement has been duly authorized, executed and delivered by Corning Gas. Subject to Shareholder Approval at the Special Meeting or any adjournment thereof, approval of the Settlement Agreement by the NYPSC, the SEC declaring the Form S-4 effective, and satisfaction of the other conditions precedent set forth in Section 5, Corning Gas has full power and authority to consummate the transactions contemplated by this Agreement.

4. Covenants.

Page A-4.

(a) Covenants of Corning Gas. Prior to the Effective Time, Corning Gas shall take the following actions:

(i) Use reasonable business efforts, in cooperation with Holding Corp., to cause the Form S-4 to be declared Effective as soon as practicable and promptly thereafter submit this Agreement and the Share Exchange for adoption by the holders of the Corning Gas Common Stock in accordance with Section913(c) of the BCL;

(ii) Use reasonable business efforts to obtain the approval of the Settlement Agreement by the NYPSC ("PSC Approval"), and to give notice to or seek approval of all other governmental agencies or authorities which may be required prior to consummation of the Share Exchange ("Other Governmental Approvals").

(b) Holding Corp. Covenants. Prior to the Effective Time, Holding Corp. shall take the following actions: Use reasonable business efforts, in cooperation with Corning Gas, to cause the Form S-4 to be declared Effective as soon as practicable.

5. Conditions to the Consummation of the Share Exchange.

The effectiveness of the Share Exchange shall be subject to the satisfaction of the following conditions, provided, however, that the boards of directors of Corning Gas and Holding Corp. may, in their sole discretion, waive satisfaction of any such condition other than PSC Approval:

(a) Adoption of Agreement. This Agreement and the Share Exchange shall have been adopted by the holders of Corning Gas Common Stock in accordance with Section913(c) of the BCL.

(b) Limited Dissenting Shares. Holders of fewer than 5% of the outstanding shares of Corning Gas Common Stock shall have perfected their dissenters' rights to obtain the "fair value" of their shares of Corning Gas Common Stock in accordance with Sections 913(c) and 623 of the BCL (the "Limited Dissenting Shares Condition").

(c) Required Approvals. All required approvals of the Settlement Agreement and such other necessary orders, authorizations, approvals or waivers from the NYPSC and all other applicable Governmental Authorities shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Corning Gas, conditions or limitations reasonably adverse to Corning Gas and its subsidiaries taken as a whole.

(d) No Abandonment. The boards of directors of Corning Gas and Holding Corp. shall not have taken any action to abandon the Share Exchange.

(e) Certificate of Exchange. The Certificate of Exchange shall have been filed with the New York Department of State pursuant to Section913(d) of the BCL.

6. Exchange of Certificates Not Required.

It shall not be necessary for holders of Corning Gas Common Stock to physically exchange their existing stock certificates for certificates of Holding Corp. Common Stock. The certificates which represent shares of Corning Gas Common Stock outstanding immediately prior to the Effective Time shall automatically represent an equal number of shares of Holding Corp. Common Stock immediately after the Effective Time and will no longer represent Corning Gas Common Stock. Thereafter, new certificates bearing the name of the Holding Corp. shall be issued if and as certificates representing shares of Corning Gas Common Stock outstanding immediately prior to the Effective Time are presented for exchange or transfer.

7. Abandonment of Exchange.

Notwithstanding satisfaction of the other conditions specified in Section8 of this Agreement and Share Exchange may be amended or terminated, and the Exchange abandoned, any time prior to the filing of the Certificate of Exchange with the New York Department of State. No amendment may be adopted, however, that materially and adversely affects the rights of the shareholders of Corning Gas, taken as a whole, as determined in the sole judgment of the Board of Directors of Corning Gas.

[Signature Page Follows]

Page A-5.

IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been entered into on September 12, 2013.

Corning Natural Gas Corporation

By:/s/ Michael I. German

Michael I. German

President and Chief Executive Officer

Corning Natural Gas Holding Corporation

By: /s/ Michael I. German

Michael I German

President and Chief Executive Officer

Page A-6.

EXHIBIT B

HOLDING COMPANY CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

of

CORNING NATURAL GAS HOLDING CORPORATION

under

Section 402 of New York Business Corporation Law

THE UNDERSIGNED, a natural person at least eighteen years of age, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York (the "Business Corporation Law"), hereby certifies:

FIRST: The name of the Corporation is Corning Natural Gas Holding Corporation (the "Corporation").

SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, and it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in the County of Steuben, State of New York.

FOURTH: Authorized Shares.

      The aggregate number of share which the Corporation shall have the authority to issue is 4,000,000, of which 3,500,000 shares, par value $0.01 per share, shall be designated "Common Shares" and 500,000 shares, par value $0.01 per share, shall be designated "Preferred Shares."
      Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences and limitations of such series, to the full extent now or hereafter permitted by the Business Corporation Law.

FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served; the post office address to which the Secretary of State shall mail a copy of any such process so served is: 330 West William Street, Corning, New York 14830.

SIXTH: No director of the Corporation shall be held personally liable to the Corporation or its shareholders for damages for any breach of duty in such director's capacity as a director unless a judgment or other final adjudication adverse to such director establishes that (a) such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (b)such director personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (c)such director's acts violated Section719 of the Business Corporation Law. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).

Page B-1.

Each person who serves as a director of the Corporation while this Article SIXTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SIXTH, and neither the amendment or repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article SIXTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by law, agreement, vote of shareholder or disinterested directors, or otherwise.

SEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for, purchase, or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold, or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares, or otherwise.

EIGHTH: The affirmative vote of the shareholders entitled to cast at least two-thirds (2/3) of the votes entitled to be cast at a meeting of the shareholders shall be required to: (a)approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 903 of the Business Corporation Law; (b) adopt a plan of merger or consolidation in accordance with Section 909 of the Business Corporation Law; (c) approve a share exchange in accordance with Section 913 of the Business Corporation Law; (d) dissolve the Corporation in accordance with Section 1001 of the Business Corporation Law; or (e) act under any successor provision to the foregoing provisions of the Business Corporation Law.

IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Incorporation this 18th day of July, 2013, and affirm that the statements contained herein are true under penalties of perjury.

/s/ Michael I. German
Michael I. German, Incorporator
330 West William Street

Corning, New York 14830

EXHIBIT C

HOLDING COMPANY BY-LAWS

CORNING NATURAL GAS HOLDING CORPORATION

____________________________________________

BY-LAWS

____________________________________________

ARTICLE I.
OFFICES

Section 101.__ Offices. The principal office of the Corporation shall be in the City of Corning, Steuben County, State of New York.

ARTICLE II.
SHAREHOLDERS' MEETINGS

Section 201.__ Place of Meetings. The place of all meetings of the shareholders shall be the principal office of the Corporation in the City of Corning, County of Steuben, State of New York, or at such other place within the State of New York as shall be determined by the Board of Directors, the place at which any such meeting shall be held to be stated in the notice and call of the meeting

Section 202.__ Annual Meetings. The Annual Meeting of Shareholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held each year at a day and time each year fixed by the Board of Directors, which day and time shall be set forth in the notice of meeting.

Section 203.__ Voting. At all Shareholders' Meetings all questions shall be determined by majority vote of the Common Stock present in person or by proxy, unless otherwise specifically provided by statute, or by the Certification of Incorporation as amended, or by these By-Laws.

Section 204.__ Special Meetings. Special meetings of shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called by resolution of the Board of Directors or by the President, and shall be called by the Chairman of the Board of Directors or the Secretary at the request in writing of a majority of the Board of Directors. Any such request shall state the purpose or purposes of the proposed meeting, and the business to be transacted at such meeting, which shall be confined to such purposes.

Section 205.__ Notice. Notice of the time, place and purpose of meetings of shareholders shall be given bywritten or electronic notice of the same signed by the Chairman of the Board of Directors, the President or any Vice President, or the Secretary or an Assistant Secretary at least 10 days and not more than 60 days prior to the meeting. If notice is mailed, it shall be sent with postage prepaid, to each shareholder of record of the Corporation entitled to vote at such meeting and addressed to the shareholder's last known post office address appearing on the books of the Corporation.

Section 206.__ Quorum. A quorum at any Annual or Special Meeting of Shareholders shall consist of shareholders representing either in person or by proxy a majority of the outstanding capital stock of the Corporation entitled to vote at such meeting, except as otherwise provided by law or in the Certificate of Incorporation. In the absence of a quorum the meeting may be adjourned to a fixed date thereafter by majority vote of the stock present at the meeting in person or by proxy and entitled to vote.

Section 207.__ Election Inspectors. One or more Inspectors of Election may be appointed by the Board of Directors to serve at any election of directors by shareholders and at any meeting or any adjournment thereof of shareholders at which written ballots are to be taken, and in case of a vacancy at the time of the meeting such vacancy shall be filled by the Chairman or other person presiding at the meeting. Inspectors of election shall be sworn faithfully to execute their duties with strict impartiality and according to the best of their ability, and they shall subscribe to said oath.

Page C-1.

Section 208.__ Duties of Inspectors of Election. Whenever one or more inspectors of election may be appointed as provided in these By-laws, he, she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. In determining the number of shares outstanding, the inspectors may rely on reports of the Secretary or transfer agent. In determining the voting power of each share, the inspectors may rely on reports of the Secretary. In determining the results of any voting, the inspectors may rely on the reports of the Secretary as to the vote required to take any action or the vote required in an election.

Section 209.__ Proxies. Every shareholder entitled to vote at any meeting may vote in person or by proxy. Proxies must be executed in writing or authorized by the transmission of a telegram, cablegram or other means of electronic transmissions (all to the full extent permitted under the New York Business Corporation Law) by the shareholder or by his duly authorized attorney. No proxy shall be valid after the expiration of eleven months from the date of its execution unless the shareholder executing it shall have specified a longer duration. Any proxy shall be revocable at the pleasure of the person executing it or of his personal representatives or assigns except as otherwise provided by law.

Section 210.__ Advance Notice of Proposals. At an annual or special meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder, either under this Section 210 or under Article III, Section 302. For business to be properly brought before an annual meeting of shareholders pursuant to clause (c) above, the shareholder must have given timely notice of the proposed business to the Secretary and such business must be a proper matter for shareholder action under the New York Business Corporation Law and business which would be required to be included in the Corporation's proxy statement with respect to the annual meeting under applicable federal securities laws. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to the anniversary of the preceding year's annual meeting of shareholders (the anniversary date for the Corporation's first annual meeting will be deemed to be April 16, 2014) if the date of the annual meeting is not changed more than 30 days from the date of the preceding year's annual meeting and not later than the following dates: (i) at the close of business on the 70th day prior to the anniversary of the preceding year's annual meeting of shareholders if the date of the annual meeting is not changed more than 30 days from the date of the preceding year's annual meeting, provided, however, that if the date of the annual meeting as first publicly announced or disclosed (in a public filing or otherwise) is fewer than 80 days prior to the date of the meeting, such notice shall be given not more than 10 days after such date is first so announced or disclosed, and (ii) with respect to any other annual meeting or special meeting of shareholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting or special meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth:
      as to the shareholder giving the notice: (1) the names and business addresses of the shareholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, through the date of adoption of these By-laws) acting in concert with the shareholder; (2) the names and addresses of the shareholder and the Persons identified in clause (1), as they appear on the Corporation's books (if they so appear); and (3) the class and number of shares of the Corporation beneficially owned by the shareholder and the Persons identified in clause (1);

      Page C-2.

      as to the business being proposed: (1) a brief description of the business desired to be brought before the meeting; (2) the reasons for conducting such business at the meeting; and (3) any material interest of the shareholder in such business; and
      such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the proposal and to comply with applicable law.

In addition, for business to be properly brought before an annual meeting of shareholders pursuant to clause (c) above, the shareholder bringing such business before the meeting must be present at the annual meeting in person or by proxy. The person presiding at the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section and that such business shall not be transacted.

Section 211.__ Record Date. The Board of Directors may fix, in advance, a day and hour not more than 60 days nor fewer than 10 days before the date on which any meeting of the shareholders is to be held, as the time as of which shareholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the Board of Directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the Board of Directors for the determination of shareholders entitled to notice of and to vote at any meeting of the shareholders, shareholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, shareholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

ARTICLE III.
BOARD OF DIRECTORS

Section 301.____Management by Board of Directors. The management of all affairs, property and business of the Corporation shall be vested in the Board of Directors of no fewer than three (3) and no more than nine (9) persons, the number of directors within such limits to be provided by vote of the Board of Directors prior to the annual meeting in such year. Directors shall be elected at the annual meeting of shareholders by plurality vote for a term of one year and shall hold office until their successors are elected and qualify. Directors need not be shareholders.

Section 302.___ Nomination for Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 302 shall be considered for and eligible for election as directors of the Corporation. Nominations of persons for election as directors shall be made by the Board of Directors. Shareholders may propose director nominees for consideration by the Board of Directors by complying with the notice procedures set forth in this Section 302. Proposals from shareholders for nominations for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Corporation in writing in accordance with Section 210. In addition to complying with the requirements of Section 210, such shareholder's notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and of any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving notice, supports such nominee(s), and (ii) the class and number of shares of the Corporation which are beneficially owned and owned of record by such shareholder and by any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving the notice, supports such nominee(s). Nominations not made in accordance herewith may, in his or her discretion, be disregarded by the presiding officer of the meeting, and upon his or her instruction, the Corporation may disregard all votes cast for each such nominee. In the event the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of capital stock of the Corporation shall be counted if at least one nomination for that person complies with the procedures set forth in this Section 302.

Page C-3.

Section 303.____Removal. A director may only be removed for cause by the affirmative vote of a majority of the whole Board of Directors or a majority of the shareholders entitled to vote.

Section 304.____Vacancies. All vacancies in the Board of Directors, whether caused by resignation, death, or otherwise, may be filled by majority vote of the remaining directors at any special or regular meeting of the Board of Directors. A director so elected shall hold office for the unexpired term of his predecessor, and until his successor is elected and qualifies.

Section 305.____ Place of Meetings. Meetings of the Board of Directors shall be held at the principal office of the Corporation or at such other place or places as may be designated by the Board of Directors.

Section 306.____Regular Meeting. A regular meeting of the Board of Directors shall be held immediately following the Annual Meeting of Shareholders or as soon thereafter as possible to elect officers. Regular meetings of the Board of Directors may be established by the Board of Directors, in which case notice of such meetings shall not be required.

Section 307.__ Special Meetings. Special Meetings of the Board of Directors may be called at any time by the Chairman of the Board of Directors, or in his absence by the President, or any Vice President, or by any two directors. Notice of all Special Meetings of the Board of Directors shall be given each director by written or electronic notice at least forty-eight hours prior to the meeting.

Section 308.___ Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business unless otherwise provided by law. Less than a quorum may adjourn any meeting to a subsequent fixed date without further notice.

Section 309.____ Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consent thereto by members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 310.___ Absentee Participation in Meetings. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 311.__ Committees. An Audit Committee, a Compensation Committee, a Nominating Committee, a Corporate Governance and Community Relations Committee and such other committees as the Board may determine from time to time, may be appointed by a majority of the Board of Directors and shall have such authority as shall be delegated to it and permitted by law. Each committee shall keep minutes and report at each meeting of the Board of Directors its activities since the next prior meeting of the Board of Directors.

Section 312.___ Compensation; Expenses. The Board of Directors by resolution may establish a fixed sum and expenses of attendance to be paid to each director for attendance at each meeting of the Board of Directors; but nothing herein shall prevent directors from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE IV.

OFFICERS

Page C-4.

Section 401._____ Officers. The officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer who shall be elected for one year by majority vote of the Board of Directors at its first meeting after the Annual Meeting of Shareholders in each year, and who shall hold office until their successors are elected and qualify. The Board of Directors may also elect or appoint Assistant Treasurers and Assistant Secretaries, and such other officers or agents as they deem necessary or expedient. Except for the Chairman of the Board of Directors and the President, officers need not be directors of the corporation.

Section 402._____ Chairman of the Board. The Chairman of the Board shall preside at directors' meetings of the Board of Directors. In case of a vacancy in the office of Chairman of the Board, or in the absence or disability of the Chairman of the Board, the President or other properly elected or appointed officers shall preside at meetings of the Board of Directors.

Section 403._____ Chief Executive Officer. The Chairman of the Board or the President, whichever is duly appointed by the Board of Directors, shall be the chief executive officer of the Corporation. The chief executive officer shall preside at all shareholders' meetings and shall have general supervision of the affairs of the Corporation; shall sign or countersign all certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors; shall make reports to the Board of Directors and shareholders; and shall perform such other duties as are incident to his office or are properly required of him by the Board of Directors.

Section 404._____ President. The President shall have the powers and perform the duties which traditionally pertain to the office, and shall perform all other duties as directed by the Board of Directors or the Chief Executive Officer. In the absence of the Chairman and the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer and in the absence of the Chairman and the Chief Executive Officer, if the President is a director, the Chairman.

Section 405._____ Chief Financial Officer. The Board of Directors may from time to time designate one of the officers of the Corporation as the Chief Financial Officer. The Chief Financial Officer is responsible for financial planning and record-keeping and shall perform all the powers and duties of the office of the Chief Financial Officer and in general has overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer, the President or as the Board of Directors may from time to time determine. If a Treasurer has not been elected, then the Chief Financial Officer shall be the Treasurer, and shall be considered the "treasurer" for the purposes of the New York Business Corporation Law. The Chief Financial Officer shall report directly to the Chief Executive Officer, or if one has not been appointed, then to the President.

Section 406._____ Vice Presidents. The Vice Presidents, in the order designated by the Board of Directors, shall exercise the functions of the President during the absence or disability of the President.

Section 407._____ Secretary. The Secretary shall issue notices of all meetings, except as otherwise provided herein, shall keep minutes of all meetings, shall have charge of the seal of the Corporation and the corporate books and shall make such reports and perform such other duties as are incident to his office, or are properly required of him or her by the Board of Directors.

Section 408._____ Assistant Secretaries. The Assistant Secretaries, if any, in the order of their seniority shall in the absence or disability of the Secretary perform the duties and exercise the powers of the Secretary, and perform such other duties as the Board of Directors shall prescribe.

Section 409._____ Treasurer. The Treasurer shall have custody of all the moneys and securities of the Corporation and shall keep regular books of accounts. The Treasurer shall control the disbursement of the funds of the Corporation in payment of just demands. The Treasurer shall render to the Board of Directors from time to time statements of the financial condition of the Corporation. The Treasurer shall give bond for the faithful performance of his or her duties if required by the Board of Directors, to be approved by such Board as to form and surety.

Section 410._____ Assistant Treasurers. The Assistant Treasurers, if any, in the order of their seniority, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer, and perform such other duties as the Board of Directors shall prescribe.

Page C-5.

Section 411._____ Absence or Inability. In case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in his or her place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer, or any director or other person whom it may select.

Section 412._____ Vacancies. Vacancies in any office arising for any cause may be filled by the directors at any regular or special meeting.

Section 413._____ Removal. The officers of the Corporation may be removed at any time with or without cause, by the affirmative vote of a majority of the whole Board of Directors. Any officer may resign his office at any time by submitting a written resignation to the Board of Directors.

Section 414._____ Compensation. The Compensation Committee shall, in consultation with the Board of Directors, determine the compensation and benefits of the Chief Executive Officer and other executive officers of the Corporation. In the event and to the extent that the Compensation Committee shall not hereafter exercise its discretionary power in respect of all other officers, the compensation to be paid to all other officers shall be determined by the Chief Executive Officer.

ARTICLE V.
SHARES OF CAPITAL STOCK

Section 501._____ Share Certificates. Certificates of stock shall be signed by the Chairman of the Board of Directors or by the President or any Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. When any such certificate is signed by a transfer agent and by a registrar, the signatures of the Corporation's officers thereon may be facsimiles, engraved or printed. In case any such officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be an officer before the certificate is issued, it may be issued with the same effect as if such officer had not ceased to be such at the date of issue. Certificates of stock shall plainly state on the face the number, kind and class of shares which it represents, and shall conform in all respects to applicable provisions of law.

Section 502._____ Transfers. Transfers of stock shall be made only upon the transfer books of the Corporation kept at the principal office of the Corporation or of any transfer agents if such shall be designated. Before any new certificate is issued, old certificates must be surrendered for cancellation, properly endorsed or with stock power properly affixed, and with any applicable transfer tax stamps properly affixed.

Section 503.___ __Lost or Destroyed Certificates. In case of loss or destruction of any certificate of stock, another may be issued in its place upon proof of loss or destruction, and upon giving satisfactory bond of indemnity to the Corporation and/or to the transfer agent in such sum as the Board of Directors may provide.

Section 504._____ Dividends. The Board of Directors may fix a time, not more than 60 nor fewer than 10 days preceding the date fixed for the payment of any dividend or the making of any distribution, or for the delivery of evidences or rights or evidences of interests arising out of any change, conversion or exchange of capital stock, as a record for the determination of shareholders entitled to receive any such dividend, distribution, rights or interests, and in such case only shareholders of record at the time so fixed shall be entitled to receive such dividend, distribution, rights or interests; or in lieu of so fixing a record time may prescribe a period not more than 60 nor fewer than 10 days prior to the date for such payment, distribution or delivery during which no transfer of stock on the books of the Corporation may be made.

Page C-6.

ARTICLE VI
INDEMNIFICATION

Section 601._____ Indemnification of Directors and Officers. To the full extent authorized or permitted by law, the Corporation shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any action or proceeding, whether civil, at law, in equity, criminal, administrative, investigative or otherwise, including any derivative action in the right of the Corporation, by reason of the fact that he or she, his or her testator or intestate, whether before or after adoption of this Article: (a) is or was a director or officer of the Corporation, or (b) if a current or former director or officer of the Corporation, is serving or served, in any capacity, at the request of the Corporation, any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, or (c) if not a director or officer of the Corporation, is serving or served, at the request of the Corporation, as a director or officer of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, against all judgments, fines, penalties, amounts paid in settlement (provided the Corporation shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including reasonable attorneys' fees and costs of investigation, incurred by such Indemnified Person with respect to any such threatened or actual action or proceeding, and any appeal therein, provided that: (x) the Indemnified Person acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful; (y) the acts of the Indemnified Person which were material to the cause of action so adjudicated or otherwise disposed of were not committed in bad faith or were not the result of active and deliberate dishonesty; and (z)the Indemnified Person did not personally gain in fact a financial profit or other advantage to which he or she was not legally entitled. Notwithstanding the foregoing, the Corporation: (a) shall not provide indemnification or advancement of expenses in connection with an action or proceeding (or part thereof) initiated by a director or officer unless the Board of Directors has authorized or consented to such action or proceeding (or part thereof); and (b) unless ordered by a court pursuant to the applicable provisions of the New York Business Corporation Law, the Corporation may not indemnify a director or officer in connection with a proceeding by the Corporation in its own right.

Section 602._____ Advancement of Expenses.Expenses incurred by an Indemnified Person in connection with any action or proceeding as to which indemnification may be given under Section 601 of this Article VI may be paid by the Corporation in advance of the final disposition of such action or proceeding upon: (a) receipt of a written undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article VI, and (b)approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval in accordance with Section 603(d). To the extent permitted by law, the Board of Directors or, if applicable, the shareholders, shall not be required under this Section 602 to make a determination that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

Section 603. _____Procedure for Indemnification.
      Not later than 30 days following final disposition of an action or proceeding with respect to which the Corporation has received written request by an Indemnified Person for indemnification pursuant to this Article, if such indemnification has not been ordered by a court, the Board shall meet and find whether the Indemnified Person met the standard of conduct set forth in Section601 of this Article, and, if it finds that he or she did, shall authorize such indemnification.
      Such standard shall be found to have been met unless (i)a judgment or other final adjudication adverse to the Indemnified Person establishes that (A)acts of the Indemnified Person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (B)the Indemnified Person personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (ii)if the action or proceeding was disposed of other than by judgment or other final adjudication, the Board finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnified Person and would have established (A) or (B) above.

      Page C-7.

      If indemnification is denied, in whole or part, because of such a finding by the Board in the absence of a judgment or other final adjudication, or because the Board believes the expenses for which indemnification is requested to be unreasonable, such action by the Board shall in no way affect the right of the Indemnified Person to make application therefor in any court having jurisdiction. In such action or proceeding the issue shall be whether the Indemnified Person met the standard of conduct set forth in Section601 or whether the expenses were reasonable, as the case may be, and not whether the finding of the Board with respect thereto was correct. The determination of such issue shall not be affected by the Board's finding. If the judgment or other final adjudication in such action or proceeding establishes that the Indemnified Person met the standard set forth in Section601 or that some or all of the disallowed expenses were reasonable, the Board shall then find such standard to have been met if it has not done so, and shall grant such indemnification, and shall also grant to the Indemnified Person indemnification of the expenses incurred by him or her in connection with the action or proceeding resulting in the judgment or other final adjudication that such standard of conduct was met. If pursuant to such court determination such person is entitled to less than the full amount of indemnification denied by the Corporation, the portion of such expenses proportionate to the amount of such indemnification so awarded.
      A finding by the Board pursuant to this Section that the standard of conduct set forth in Section601 has been met shall mean a finding: (i)by a quorum consisting of directors who are not parties to such action or proceeding, or (ii)if such a quorum is not obtainable or, if obtainable, such a quorum is unable to make such a finding and so directs, (A) by the Board upon the written opinion of independent legal counsel to the Corporation that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or (B) by the shareholders upon a finding that such standard has been met. The determination by the Board, counsel or shareholders regarding the standard of conduct is to be made as promptly as is practicable.

Section 604______ Contractual Article. This Article shall be deemed to constitute a contract between the Corporation and each director and each officer of the Corporation who serves as such at any time while this Article is in effect. No repeal or amendment of this Article, insofar as it reduces the extent of the indemnification of any person who could be a Indemnified Person, shall without his or her written consent be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to: (a) the date of such repeal or amendment if on that date he or she is not serving in any capacity for which he or she could be a Indemnified Person; (b) the 30th day following delivery to him or her of written notice of such amendment as to any capacity in which he or she is serving on the date of such repeal or amendment, other than as a director or officer of the Corporation, for which he or she could be a Indemnified Person; or (c) the later of the 30th day following delivery to him or her of such notice or the end of the term of office (for whatever reason) he or she is serving as director or officer of the Corporation when such repeal or amendment is adopted, with respect to being an Indemnified Person in that capacity. No amendment of New York State's Business Corporation Law shall, insofar as it reduces the permissible extent of the right of indemnification of an Indemnified Person under this Article, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Article shall be binding on any successor to the Corporation, including any corporation or other entity which acquires all or substantially all of the Corporation's assets.

Section 605. _____Insurance. The Corporation may, but need not, maintain insurance insuring the Corporation or persons entitled to indemnification under Section601 of this Article for liabilities against which they are entitled to indemnification under this Article or insuring such persons for liabilities against which they are not entitled to indemnification under this Article.

Section 606______Non-exclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Article. The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Article to the full extent permitted by law.

ARTICLE VII
GENERAL

Section 701. ____ Fiscal Year. The fiscal year of the Corporation shall begin on the 1st day of October in each year and end on the 30th day of September in each year.

Page C-8.

Section 702. ____ Severability. If any provision of these By-laws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these By-laws and such other provisions shall continue in full force and effect.

ARTICLE VIII
AMENDMENT OF BY-LAWS

Section 801. ____ Amendment or Repeal. By-laws of the Corporation may be adopted, amended or repealed: (a) at any meeting of shareholders, notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation at the time entitled to vote in the election of any directors, or (b) at any meeting of the Board of Directors, notice of which need not refer to the proposed action, by the vote of a majority of the entire Board of Directors. Any by-law adopted by the Board of Directors may be amended or repealed by the shareholders at any annual or special meeting of the shareholders.

Page C-9.

EXHIBIT D

SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATION LAW

NEW YORK BUSINESS CORPORATION LAW

ARTICLE 6. SHAREHOLDERS

SECTION 623. Procedure to enforce shareholder's right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Page D-1.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

Page D-2.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

Page D-3.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

NEW YORK BUSINESS CORPORATION LAW

ARTICLE 9. MERGER OR CONSOLIDATION; GUARANTEE; DISPOSITION OF ASSETS; SHARE EXCHANGES

SECTION 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

Page D-4.

(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

Page D-5.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. ___INDEMNIFICATION OF DIRECTORS AND OFFICERS

The NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

The NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, the NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person's commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

The NYBCL provides that the indemnification provisions contained in the NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation's certification of incorporation or by-laws, or, when authorized by the corporation's certificate of incorporation or by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. The NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of the NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

The Holding Company's Charter and By-laws provide that, to the fullest extent permitted by the NYBCL, the Holding Company will indemnify its present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on the Holding Company's own behalf) by virtue of the fact that they are or were one of the Holding Company's officers or directors.

The Holding Company's By-Laws also provide that it may purchase and maintain insurance to indemnify the Holding Company for any obligation it incurs as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to its by-laws and in accordance with the NYBCL.

ITEM 21. __EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

a. Exhibits
2.1*	Agreement and Plan of Exchange, dated September 12, 2013, between Corning Gas and Holding Company (filed herewith)
3.1*	The Holding Company's Certificate of Incorporation, (included as Exhibit B to the Proxy Statement/Prospectus)
3.2*	By-Laws of the Holding Company (included as Exhibit C to the Proxy Statement/Prospectus)
4.1*	See Exhibits 3.1 and 3.2 for provisions in the Holding Company's Certificate of Incorporation and By-laws defining the rights of holders of the Holding Company Common Stock

Page II-I
4.2	The Company's Stock Plan (incorporated by reference to Annex A to Corning Gas's Definitive Proxy Statement filed on April 24, 2007 with the Securities and Exchange Commission)
4.3

Form of Subscription Rights Certificate (incorporated by reference to Exhibit 4.1 of Corning Gas's amendment to Registration Statement on Form S-3/A filed on July 12, 2007 with the Securities and Exchange Commission)

4.4

Form of Warrant Certificate (incorporated by reference to Exhibit 4.2 of Corning Gas's amendment to Registration Statement on Form S-3/A filed on July 12, 2007 with the Securities and Exchange Commission)

4.5

Warrant Agreement between Corning Gas and Registrar and Transfer Company, as Warrant Agent, dated as of July 13, 2007 (incorporated by reference to Exhibit 4.3 of Corning Gas's amendment to Registration Statement on Form S-3/A filed on July 12, 2007 with the Securities and Exchange Commission)

4.6

Form of Subscription Rights Certificate (incorporated by reference to Appendix B of Corning Gas's amendment to Registration Statement on Form S-1/A filed on July 9, 2010 with the Securities and Exchange Commission)

4.7

Form of Subscription Rights (incorporated by reference to Exhibit 4.2 of Corning Gas's Registration Statement on Form S-1(No. 333-182386), originally filed with the Securities And Exchange Commission on June 28, 2012)

4.8

Corning Gas's Dividend Reinvestment Plan (filed as Exhibit 4.3 of Corning Gas's Registration Statement on Form S-1 (No. 333-182386), originally filed with the Securities And Exchange Commission on June 28, 2012)

4.9

Rights Agent Engagement Agreement between Corning Gas and Registrar and Transfer Company dated July 27, 2012 (incorporated by reference to Exhibit 4.4 of Corning Gas's Current Report on Form 8-K dated July 30, 2012)

5.1*	Opinion of Nixon Peabody LLP as to legality of the securities being registered (filed herewith)
8.1*	Opinion of Nixon Peabody LLP as to certain tax matters (filed herewith)
10.1**	Employment Agreement dated November 30, 2006 between Michael German and Corning Gas (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated November 30, 2006)
10.2**

Amended and Restated Severance Agreement effective August 18, 2006 between Corning Gas and Kenneth J. Robinson (incorporated by reference to Exhibit 10.18 of Corning Gas's Current Report on Form 8-K dated August 14, 2006)

10.3

Credit Agreement made by Corning Gas to Manufacturers and Traders Trust Company dated October 16, 2008 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated October 16, 2008)

10.4

Replacement Term Note of Corning Gas in favor of Manufacturers and Traders Trust Company dated October 16, 2008 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated October 16, 2008)

10.5

Demand Note made by Corning Gas in favor of Manufacturers and Traders Trust Company dated October 27, 2008 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated October 27, 2008)

Page II-2.
10.6	Amended Warrant Agreement dated July 1, 2009 (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 1, 2009)
10.7**

First Amendment to Employment Agreement between Michael I. German and Corning Gas dated December 31, 2008 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 10-Q dated August 12, 2009)

10. 8	Amended and Restated 2007 Stock Plan (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 10-Q dated August 12, 2009)
10.9

First Amendment to Note Agreements between Corning Gas and Great West Life & Annuity Insurance Company dated December 1, 2009 (incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated January 6, 2010)

10.10

Intercreditor and Collateral Agency Agreement among Manufacturers and Traders Trust Company, as collateral agent and bank lender, and Great West Life & Annuity Insurance Company dated December 1, 2009 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated January 6, 2010)

10.11

Amendment to Credit Agreement between Corning Gas and Manufacturers and Traders Trust Company dated March 4, 2010 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated March 8, 2010)

10.12

Replacement Term Note of Corning Gas in favor of Manufacturers and Traders Trust Company dated March 4, 2010 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated March 8, 2010)

10.14	Commercial Promissory Note between Corning Gas and Community Bank, N.A. dated March 31, 2010 (incorporated by reference to Exhibit 10.3 of Corning Gas's Current Report on Form 8-K dated May 7, 2010)
10.15

Commercial Security Agreement between Corning Gas and Community Bank, N.A. dated March 31, 2010 (incorporated by reference to Exhibit 10.4 of Corning Gas's Current Report on Form 8-K dated May 7, 2010)

10.16

Commercial Security Agreement between Corning Gas and Community Bank, N.A. dated March 31, 2010 (incorporated by reference to Exhibit 10.5 of Corning Gas's Current Report on Form 8-K dated May 7, 2010)

10.17

Commitment Letter between Corning Gas and Manufacturers and Traders Trust Company dated May 10, 2010 (incorporated by reference to Exhibit 10.16 of Corning Gas's Current Report on Form 10-Q dated May 12, 2010)

10.18

Negotiated 311 Gas Transportation Agreement between Corning Gas and Talisman Energy USA, Inc. dated May 13, 2010, with confidential portions redacted. Confidential information omitted and filed separately with the SEC (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated May 21, 2010)

Page II-3.
10.19

Disclosure regarding Promissory Note between Corning Gas and Five Star Bank dated September 27, 2010 (incorporated by reference to Item 7.01 on Corning Gas's Current Report on Form 8-K dated August 27, 2010)

10.20

Letter of Commitment between Corning Gas and Manufacturers and Traders Trust Company dated June 16, 2010 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated October 27, 2010)

10.21

Multiple Disbursement Term Note between Corning Gas and Manufacturers and Traders Trust Company dated October 27, 2010 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated October 27, 2010)

10.22

General Security Agreement made by Corning Gas and Manufacturers and Traders Trust Company dated October 27, 2010 (incorporated by reference to Exhibit 10.3 of Corning Gas's Current Report on Form 8-K dated October 27, 2010)

10.23

Specific Security Agreement made by Corning Gas and Manufacturers and Traders Trust Company dated October 27, 2010 (incorporated by reference to Exhibit 10.4 of Corning Gas's Current Report on Form 8-K dated October 27, 2010)

10.24

Credit Agreement made by Corning Gas and Manufacturers and Traders Trust Company dated October 27, 2010 (incorporated by reference to Exhibit 10.4 of Corning Gas's Current Report on Form 8-K dated October 27, 2010)

10.25	Letter of Commitment between Corning Gas and Community Bank N.A dated February 16, 2011 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated February 28, 2011)
10.26

Letter of Credit Agreement between Corning Gas and Community Bank N.A dated February 16, 2011 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated February 28, 2011)

10.27	Change in Terms Agreement between Corning Gas and Community Bank N.A. dated March 10, 2011 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated March 10, 2011)
10.28

Multiple Disbursement Term Note between Corning Gas and Manufacturers and Traders Trust Company dated July 14, 2011 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated July 14, 2011)

10.29

Letter of Credit Agreement between Corning Gas and Manufacturers and Traders Trust Company dated July 14, 2011 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated July 14, 2011)

10.30	Promissory Note between Corning Gas and Five Star Bank dated September 1, 2011 (incorporated by reference Corning Gas's Current Report on Form 10-K, dated December 28, 2012)
10.31

Base Contract for Sale and Purchase of Natural Gas between Corning Gas and ConocoPhillips dated April 1, 2011. Confidential information omitted and filed separately with the Securities and Exchange Commission (incorporated by reference to Corning Gas's Current Report on Form 10-K/A, Amendment 2, dated January 27, 2012)

10.32

Purchase Agreement between Corning Gas and Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007, dated January 23, 2012 (incorporated by reference to Exhibit 99.1 on Corning Gas's Current Report on Form 8-K dated January 27, 2012)

10.33

Registration Rights Agreement between Corning Gas and Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007, dated January 23, 2012 (incorporated by reference to Exhibit 99.2 on Corning Gas's Current Report on Form 8-K dated January 27, 2012)

Page II-4.
10.34	Letter of Commitment between Corning Gas and Community Bank N.A. dated February 15, 2012 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated February 27, 2012)
10.35

Commercial Line of Credit Agreement and Note between Corning Gas and Community Bank N.A. dated February 27, 2012 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated February 27, 2012)

10.36**

Form of Change of Control Agreement between Corning Gas and Firouzeh Sarhangi, Stanley G. Sleve, Matthew J. Cook and Russell Miller dated April 17, 2012 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated April 17, 2012)

10.37**

Settlement and Release Agreement between Corning Gas and Thomas K. Barry dated December 30, 2011 (incorporated by reference to Exhibit 10.30 of Corning Gas's Registration Statement on Form S-1 (No. 333-182386), originally filed with the Securities and Exchange Commission on June 28, 2012)

10.38

Operating Agreement of the Leatherstocking Pipeline Company, LLC (incorporated by reference to Exhibit 10.31 of Corning Gas's Registration Statement on Form S-1 (No. 333-182386), originally filed with the Securities and Exchange Commission on June 28, 2012)

10.39

Operating Agreement of the Leatherstocking Gas Company, LLC (incorporated by reference to Exhibit 10.32 of Corning Gas's Registration Statement on Form S-1 (No. 333-182386), originally filed with the Securities and Exchange Commission on June 28, 2012)

10.40	Line of Credit Agreement between Corning Gas and Community Bank N.A. dated July 27, 2012 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated July 30, 2012)
10.41	Term Loan Agreement between Corning Gas and Community Bank N.A. dated July 27, 2012 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated July 30, 2012)
10.42

Promissory Note in the principal amount of $250,000 payable by Corning Gas to Five Star Bank dated August 13, 2012 (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated August 15, 2012)

10.43

Promissory Note in the principal amount of $250,000 payable by Corning Gas to Five Star Bank dated August 13, 2012 (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated August 15, 2012)

10.44**

Form of Restricted Stock Agreement - Officers under the Corning Natural Gas Corporation's Amended and Restated 2007 Stock Plan (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated December 11, 2012)

10.45**

Form of Restricted Stock Agreement - Non-employee Directors under the Corning Natural Gas Corporation's Amended and Restated 2007 Stock Plan (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated December 11, 2012)

10.46

Letter of Commitment dated May 29, 2013 by and between Corning Natural Gas Corporation and Community Bank N.A. (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated June 21, 2013)

Page II-5.
10.47

10.2 Commercial Line of Credit Agreement and Note as of June 21, 2013 by and between Corning Natural Gas Corporation and Community Bank N.A. (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated June 21, 2013)

10.48

10.3 Addendum to Commercial Line of Credit Agreement and Note dated June 21, 2013 by and between Corning Natural Gas Corporation and Community Bank N.A. (incorporated by reference to Exhibit 10.3 of Corning Gas's Current Report on Form 8-K dated June 21, 2013)

10.49

10.4 Agreement to Cancel Security Agreement dated June 21, 2013 by and between Corning Natural Gas Corporation and Community Bank N.A. (incorporated by reference to Exhibit 10.4 of Corning Gas's Current Report on Form 8-K dated June 21, 2013)

10.50

Replacement Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank (incorporated by reference to Exhibit 10.1 of Corning Gas's Current Report on Form 8-K dated September 3, 2013)

10.51

Replacement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank (incorporated by reference to Exhibit 10.2 of Corning Gas's Current Report on Form 8-K dated September 3, 2013)

10.52

Multiple Disbursement Term Note, dated as of September 3, 2013, by and between the Company and M&T Bank (incorporated by reference to Exhibit 10.3 of Corning Gas's Current Report on Form 8-K dated September 3, 2013)

10.53

Specific Security Agreement, dated as of September 3, 2013, by and between the Company and M&T Bank (incorporated by reference to Exhibit 10.4 of Corning Gas's Current Report on Form 8-K dated September 3, 2013)

16.1*	Letter of EFP Rotenberg, LLP addressed to the Securities and Exchange Commission, dated September 12, 2013 (filed herewith)
23.1*	Consent of Nixon Peabody LLP (included as part of Exhibits 5.1 and 8.1)
23.2*	Consent of EFP Rotenberg LLP (filed herewith)
24.1	Power of Attorney (previously filed)
99.1*	Form of Proxy (filed herewith)
101***	XBRL Exhibit

*Filed herewith

**Management contract or compensatory plan or arrangement

***Furnished herewith
  Financial Statement Schedules

  Financial schedules are omitted because they are not applicable or not required, or because the information is included herein in our financial statements and/or the notes related thereto.

  Report or appraisal

Not applicable.

Page II-6.

ITEM 22. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Page II-7.

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Page II-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on September 12, 2013.
CORNING NATURAL GAS HOLDING CORPORATION
/s/ Michael I. German
Michael I. German
President and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Firouzeh Sarhangi
Firouzeh Sarhangi
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

Pursuant to the requirement of the Securities of Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Dated: September 12, 2013	/s/ Michael I. German
Michael I. German
President and Chief Executive Officer and Director
(Principal Executive Officer)

Dated: September 12, 2013	/s/ Firouzeh Sarhangi
Firouzeh Sarhangi
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

Dated: September 12, 2013
Henry B. Cook, Jr., Director
Ted W. Gibson, Director
Joseph P. Mirabito, Director
William Mirabito, Director
George J. Welch, Director
John B. Williamson, Jr., Director

By: /s/ Michael I. German
Michael I. German
Attorney-in-fact

Page II-9.